As filed with the Securities and Exchange Commission on February 4, 2005

Commission File No. 333—122135

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COACH INDUSTRIES GROUP, INC.

(Name of small business issuer in its charter)

Nevada	3711	91-1942841
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Francis O’Donnell

Chief Executive Officer

12330 SW 53rd Street

Suite 703

Cooper City, FL 33330

(954) 602-1400

(Address and telephone number of principal executive offices)

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

Mark Y. Abdou, Esq.

Richardson & Patel LLP

10900 Wilshire Boulevard, Suite 500

Los Angeles, California 90024

Telephone (310) 208-1182

Approximate date of proposed sale to public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares	700,000	$1.08	$756,000	$88.98(1)
Common Shares underlying Convertible Note (2)	2,849,072	$1.08	$3,076,997.76	$362.16(3)
Common Shares underlying Convertible Note (2)	885,053	$1.09	$964,707.77	$113.55
Common Shares underlying Convertible Note (2)	1,697,821	$1.21	$2,054,363.41	$241.80
Common shares underlying Warrant	495,867	$1.51	$748,759,17	$88.13(4)
Common shares underlying Warrant	495,867	$1.82	$902,477.94	$106.22(4)
Common shares underlying Warrant	495,867	$2.12	$1,051,238.04	$123.73(4)
Total	7,619,547			$1,124.57(5)

(1)	Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of the common stock on January 14, 2005, as quoted on the OTC Bulletin Board.

(2)	Includes shares of our common stock that we estimate in good faith are issuable to Laurus Master Fund, Ltd. pursuant obligations under the Convertible Note, dated September 29, 2004

(3)	Calculated in accordance with Rule 457(g) under the Securities Act on the basis of the average of the high and low prices of the common stock on January 14, 2005, as quoted on the OTC Bulletin Board.

(4)	Calculated in accordance with Rule 457(g) under the Securities Act on the basis of the three fixed priced warrants, each to purchase up to 495,867 shares of common stock at $1.51 per share, $1.82 per share and $2.12 per share, respectively.

(5)	Registration fee previously submitted in connection with the Registrant’s filing of the initial Registration Statement filed on January 19, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

7,619,547 Shares of Common Stock

This prospectus relates to the sale of up 7,619,547 shares of our common stock by the selling security holders. Up to 6,031,946 shares of our common stock and up to 1,487,601 shares of common stock issuable upon exercise of warrants are being offered by Laurus Master Fund, Ltd. (“Laurus”), a selling security holder under this prospectus. Up to 100,000 shares of our common stock are being offered by other selling security holders. The prices at which the selling security holders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by the selling security holders.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CIGI.” On January 14, 2005, the last reported sale price for our common stock as reported on the OTC Bulletin Board was $1.06 per share.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling security holders are not offering these securities in any state where the offer is not permitted.

Investing in our common stock involves certain risks. See “ Risk Factors” beginning on page 4 for a discussion of these risks.

Pursuant to registration rights granted to Laurus, we are obligated to register the shares of common stock issued upon conversion of a secured convertible term note and shares issuable upon exercise of warrants held by Laurus.

Any broker-dealer executing sell orders on behalf of a selling security holder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares offered for sale under this prospectus or the merits of that offering, or has determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2005

SUMMARY INFORMATION

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the “Risk Factors” section. Unless the context requires otherwise, “we,” “us,” “our”, “ and the “company” and similar terms refer to Coach Industries Group, Inc., and our subsidiaries collectively, while the term “Coach” refers to Coach Industries Group, Inc. in its corporate capacity.

The Company

Coach is a holding company which, through its subsidiaries, manufactures specialty vehicles for commercial fleet operators and offers an array of financial services and insurance products to commercial fleet operators and independent contractors in the courier industry.

Coach owns four wholly owned subsidiaries that operate in two business segments: financial services to commercial fleet operators and subcontractor settlement processing for commercial fleet operators; and manufacturing specialty vehicles. Commercial Transportation Manufacturing Corporation (“CTMC”) and Springfield Coach Industries Corporation, Inc. (“SCB”) manufacture specialty vehicles, such as limousine buses, Lincoln Town Car limousines and Ford Excursion limousines. Coach Financial Services, Inc. (“CFS”) offers financial services to Corporate Development Services, Inc. (“CDS”), SCB and CTMC customers and other commercial fleet operators. CDS provides the services of independent contractors, subcontractor settlement processing and specialty insurance products to commercial fleet operators.

The Company’s long-term strategy is to offer and expand its financial services to commercial fleet operators, specifically the 7,200 courier companies and the 14,000 limousine operators, throughout the United States. Coach will actively pursue acquisition candidates that can support the expansion of these products and financial services.

The Company manufactures specialty vehicles for commercial fleet operators through SCB and CTMC, two of the nine limousine manufacturers in the limousine manufacturing industry operating under Qualified Vehicle Modifier Agreements (“QVM”) and a Cadillac Master Coachbuilders Agreement (“CMC”). CTMC manufactures, sells and services specialty vehicles, limousine buses and to a lesser extent, Lincoln Town Cars. Its operations require a 30,000 square foot manufacturing facility. SCB manufactures, sells and services Lincoln Town Cars and Ford Excursions Limousines. Its operations are housed in a 45,000 square foot manufacturing facility. The combined manufacturing facilities employee approximately 60 skilled laborers in the direct manufacturing of the modified chassis.

The Company offers an array of financial services and insurance products to commercial fleet operators and independent contractors in the courier industry through CDS and CFS. CFS offers financial services to CDS, SCB and CTMC customers and other commercial fleet operators. CFS targets small to mid-size business and professionals. In addition, the Company plans to offer an array of financial products, including financing for luxury limousines, commercial fleets and high-end automobiles and specialty lines of insurance products. CFS provides various leases, including commercial motor vehicle leases, equipment leases and retail installment loans to commercial customers who purchase vehicles from SCB or CTMC, CDS customers and other commercial fleet operators.

CDS provides the services of independent contractors, subcontractor settlement processing and specialty insurance products to commercial fleet operators. CDS is one of three entities providing the services of independent contractors to the commercial fleet industry. CDS provides services that insulate the commercial fleet operator from certain workplace concerns by creating an independent operator status for the individual drivers. CDS provides specialty insurance products to these drivers, as well as health benefits and other insurance products they require through various relationships with independent brokers. The Company currently provides its products to approximately 5,000 drivers and 250 courier companies.

Coach is a Nevada corporation. Our principal executive offices are located at 12330 SW 53rd Street, Suite 703, Cooper City, FL 33330. Our telephone number is (954) 602-1400.

The Offering

On September 29, 2004, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with Laurus Master Fund, Ltd. (“Laurus”), pursuant to which we issued to Laurus a Secured Convertible Term Note for $6 million (the “Convertible Note”). The principal under the Convertible Note together with any accrued and unpaid interest is due on or before September 29, 2007 (the “Maturity Date”). The principal under the Convertible Note bears an interest rate equal to the prime rate as published in the Wall Street Journal plus 3.5 percent, currently 8.50 percent, with a floor of 8.0% (except if adjusted as specified below). The Convertible Note allows the outstanding principal and accrued interest to be converted into common stock at a fixed conversion prices As of January 14, 2005, we have received $4,908,015, which is convertible into an aggregate of up to 5,002,793 shares of common stock, including (i) 600,000 shares of common stock that Laurus converted at the rate of $0.50 per share; (ii) 2,309,278 shares of common stock which may be converted at the rate of $0.97 per share; (ii) 717,368 shares of common stock which may be converted at the rate of $1.21 per share; and (iii) 1,376,147 shares of common stock which may be converted at the rate of $1.09 per share. The remainder of the balance under the Note of $1,091,985, is held by the Company in a restricted account controlled by Laurus, and may be converted at the rate of $1.33 per share into 821,041 shares of restricted common stock. The shares issuable upon conversion of the amount held in the restricted account are not being registered in this registration statement. In connection with the Purchase Agreement, we issued to Laurus warrants, exercisable for a period of seven years, to purchase up to (i) 495,867 shares of common stock at $1.51 per share, (ii) 495,867 shares of common stock at $1.82 per share, and (iii) 495,867 shares of common stock at $2.12 per share.

As of December 31, 2004, 2005, we had 15,666,449 shares of common stock outstanding, including the 600,000 shares that we have issued to Laurus. The number of shares offered by this prospectus represents approximately 46.7% of the total common stock outstanding as of December 31, 2004 (the number of outstanding shares does not include the shares of common stock issuable upon conversion of debt under the Convertible Note or upon exercise of the warrants). The number of shares ultimately offered for sale by the selling security holders is dependent upon the number of shares converted by Laurus under the Convertible Note.

The common shares offered under this prospectus may be sold by the selling security holders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling security holders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Security Holders” and “Plan of Distribution.”

NOTE RELATING TO STOCK SPLIT

On August 26, 2003, we affected a 1 for 4 stock split with respect to our common shares. Whenever we make any reference in this prospectus to the grant or issuance of common shares or options or warrants to purchase common shares, such reference shall, for comparison purposes, be made in reference to post-reverse numbers, unless we state otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. This prospectus contains market data related to our business. This data has been included in articles published by independent industry sources. Although we believe these sources are reliable, we have not independently verified this market data. This market data includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other public reports which may be filed with the United States Securities and Exchange Commission (the “SEC”). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law.

RISK FACTORS

An investment in our common shares involves a high degree of risk and is subject to many uncertainties. These risks and uncertainties may adversely affect our business, operating results and financial condition. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment. In order to attain an appreciation for these risks and uncertainties, you should read this prospectus in its entirety and consider all of the information and advisements contained in this prospectus, including the following risk factors and uncertainties.

Risks Relating to our Business

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future. Should we continue to incur losses for a significant amount of time, the value of your investment in the common shares could be adversely affected and you could even lose your entire investment.

We have yet to establish any history of profitable operations. We have incurred annual operating losses of $1.7 million, during the year ended December 31, 2003 and $2.8 million for the nine months ended September 30, 2004. As a result, at September 30, 2004, we had an accumulated deficit of $4.5 million. Our revenues have not been sufficient to sustain our operations. Our profitability will require the successful manufacture and sale by our subsidiaries of our limousine and luxury car products and sale of financial services, including our loans and leases and the settlement of independent contractor payments. No assurances can be given when this will occur or that we will ever be profitable.

We will require additional financing to sustain our operations and without it we may not be able to continue operations. Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues, and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately our going out of business. Should this occur, the value of your investment in the common shares could be adversely affected, and you could even lose your entire investment.

Although we received $6,000,000 from Laurus Master Fund, Ltd. pursuant to a convertible note, we still may not have enough funding to continue our operations. If we are unable to obtain additional financing, our business prospects, operating results and financial condition may be materially and adversely affected to such an extent that we are forced to restructure, sell some of our assets or curtail our operations, any of which would have a detrimental effect on the value of our common stock.

At September 30, 2004, we had positive working capital of $1.5 million however, we had an operating cash flow deficit of $2.4 million for the nine months ended September 30, 2004, and an operating cash flow deficit of $740,246, for the year ended December 31, 2003. We currently have sufficient financial resources to fund our operations and those of our subsidiaries. However, we will need additional funds to continue these operations, and such additional funds may not be available when required.

If an event of default occurs under the Convertible Note issued to Laurus, it could have a material adverse effect on our cash flow and cause us to curtail our operations or sell some of our assets to repay the Convertible Note.

On September 29, 2004, we issued a $6,000,000 Convertible Note to Laurus. The Convertible Note provides for the following events of default.

•	failure to pay interest and principal payments when due;

•	a breach by us of any material covenant, representation, term or condition of the note or in any related agreement;

•	we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us;

•	any money judgment or similar final process filed against us for more than $50,000, which remains unvacated, unbonded or unstayed for a period of 30 days;

•	any form of bankruptcy or insolvency proceeding is instituted by or against us, which is not vacated within 45 days;

•	our common stock is suspended for five consecutive days or five days during any ten consecutive days from our principal trading market;

•	our failure to timely deliver shares of our common stock when due upon conversion of the note;

•	the occurrence and continuance of an event of default under any related agreement or the default under any other agreement of indebtedness; and

•	any change in the controlling ownership of us.

Upon the occurrence and continuance of an event of default under the Convertible Note, Laurus may demand immediate payment of 125% of the outstanding principal amount under the Convertible Note, plus accrued interest. In addition, the interest rate on the Note will increase by two percent (2%) per month, and all outstanding obligations under the Note, including unpaid interest at the higher interest will accrue from the date of default until the date the default is cured or waived. The cash required to pay those amounts will most likely come out of our working capital. Since we rely on our working capital for our day-to-day operations, a default on the Note could have a serious and adverse effect on our business, operating results and financial condition to such an extent that we are forced to restructure, sell some of our assets or curtail our operations, any of which would have a detrimental effect on the value of our common stock.

Our results of operations may highly fluctuate from quarter to quarter as we continue to grow, therefore you cannot use these results to predict how we may perform in the future.

As a result of our limited operating history, we do not have historical financial data for a significant number of periods in which to base our planned operating expenses. Our expense levels are based in part on our projections as to future revenues that are expected to increase. It is anticipated that as we mature, our sales and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, among others:

•	general domestic and international legal, economic, political and market conditions;

•	demand for our products and services;

•	number, timing and significance of product enhancements and new product introductions by us and our competitors;

•	volume, timing of, and ability to fulfill orders from operators;

•	changes in the level of operating expenses;

•	expenses incurred in connection with our plans to fund greater levels of sales and marketing activities and operations and develop new distribution channels and services;

•	product defects and other product or service quality problems;

•	manufacturing delays;

•	increases in our costs of borrowing;

•	seasonal variations in the sale of our products; and

•	pricing changes in the industry.

Any unfavorable changes in these or other factors could have a material adverse effect on our business, financial condition and results of operation.

We may not recover amounts that we lend, which may have a negative affect on our results of operations.

We have not suffered charge-offs on our receivables since our inception, however we are a relatively new enterprise and we do not anticipate significant defaults in our infancy stages. A charge-off occurs when all or part of the principal of a particular transaction is no longer recoverable and will not be repaid. A significant increase in charge-offs could have a material adverse effect on our ability to fund our business and on our net earnings and assets.

Delinquencies and credit losses affect our financial performance and results of operations.

In addition to general economic and other conditions affecting the industries and geographic regions in which our obligors operate, major factors affecting our ability to maintain profitability include risks associated with:

•	the effectiveness of our underwriting procedures;

•	the creditworthiness and integrity of the obligors of our finance receivables;

•	the adequacy of the documentation relating to such receivables and collateral;

•	disputes and litigation with such obligors or with their other creditors;

•	the ability to repossess and remarket collateral supporting our loans and leases upon a default;

•	the ability to enforce our lien position in the event of the bankruptcy of such obligors or otherwise; and

•	the value of leased assets and pledged collateral securing our receivables.

We provide an allowance for credit losses on finance receivables. The allowance for credit losses on finance receivables is estimated by management based on total finance receivables, charge-offs, if any, non-accrual/delinquent finance receivables and management’s current assessment of the risks inherent in the our finance receivables from national and regional economic conditions, industry conditions, concentrations, the financial condition of counterparties (includes the obligor/lessee and other parties we may have recourse to such as equipment vendors/manufacturers and owners/affiliates of the obligor/lessee), equipment collateral values and other factors. Although management periodically reviews our allowance for credit losses, we cannot be certain that our allowance for credit losses will be adequate to cover actual losses because of the risks described above.

We lend to privately owned small and medium-sized companies, which could present a greater risk of loss than larger companies.

We provide financings primarily to small and medium-sized, privately owned businesses. Compared to larger, publicly owned firms, these companies generally have more limited access to capital and higher funding costs, may be in a weaker financial position and may need more capital to expand or compete. Accordingly, receivables from these types of customers may entail higher risks. In addition, we make our lending decisions based on information about the borrowers provided to us by the borrower and third parties, any inaccurate information may result in the Company lending to customers whom it may not ordinarily may lend to and result in the loss of some or the entire principal of a particular receivable.

An economic downturn could result in less demand for our services and negatively affect our receivables.

An economic downturn could result in a decline in the demand for some of the types of equipment which we finance with a corresponding decline in originations of related finance receivables. In addition, a downturn could result in an increase in defaults by obligors and guarantors of our finance receivables and a decrease in the value of collateral which we realize upon disposition following such a default. If an economic downturn were to occur, our ability to maintain and grow our portfolio could be materially adversely affected.

Economic difficulties within a particular industry or region could impair our profitability and asset quality.

Defaults by our customers may be correlated with economic conditions affecting particular industries or geographic locations. As a result, if any particular industry or geographic region were to experience economic difficulties, the overall timing and amount of collections from customers operating in those industries or geographic regions may differ from what we expect. Our finance receivables at September 30, 2004, were primarily concentrated in the limousine industry in the Northeast. We could be negatively affected by adverse economic conditions affecting any of these industries or regions.

A change in the Internal Revenue Service guidelines for independent contractors could have a negative affect on CDS’ business.

CDS provides the services of independent contractors to commercial fleet operators, which allows commercial fleet operators to save administrative resources and time and expenses, such as tax, insurance and administrative expenses, by hiring independent contractors rather than employees. CDS’ business model takes advantage of specific guidelines established by the Internal Revenue Services (the “IRS”) to determine whether persons providing service to a company are categorized as independent contractors or employees. Certain IRS changes to current guidelines may render the CDS business model inefficient, expensive or not as attractive to commercial fleet operators and have a negative affect on our revenues. Should this occur, the value of your investment in the common shares could be adversely affected.

Fluctuations in the price of fuel impacts couriers and limousine operators in the short-term.

Limousine operators and couriers are sensitive to the price of fuel. Short-term fluctuations in the price of fuel could impact their profitability in the short-term. Over a longer term period, the increased cost of fuel is ultimately passed through to their customers. However, if the short term effects of rising fuel prices cause limousine operators or couriers to halt their business growth or needs, our future sales may be adversely affected.

Legal proceedings and related costs could negatively affect our financial results.

As a lender we are at risk of governmental proceedings and litigation, including class action lawsuits, challenging our contracts, rates, disclosures, and collections or other practices, under state and federal statutes and other laws, as well as actions relating to federal securities laws.

In recent years, a number of judicial decisions, not involving us, have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. We may be subject to allegations of lender liability. We cannot assure you that these claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Increases in the Federal funds rate will increase the rate at which we can borrow money from lenders in connection with our line of credits for lease financing and other services.

The lease finance business is subject to fluctuation in interest rates. Our borrowers are sensitive to fluctuations in the interest rate, or cost of funds, whereby the cost of the vehicle financed may become cost prohibitive in a rising rate environment. The Company uses lines of credit with a fixed interest rate to finance leases to its clients. Therefore, the Company is able to lock the interest rate spread at the time of funding, rather than at a variable rate of interest. We currently charge our clients between 6.9% and 18%, based on the applicable lending guidelines. An increase in the Federal funds rate may reduce the interest rate spread that we may earn from our borrowers, because our borrowers are sensitive to fluctuations in the interest rate which may prohibit us from passing on our increased costs of borrowing. We have several lines of credit: a $2.0 million line of credit with Ford Motor Company; a $1.6 million floor plan line of credit with a local automotive dealership located in New York; a $4.5 million line of credit with Sovereign Bank; and a $5.0 million line of credit with New World Funding, in addition to the outstanding Convertible Note held by Laurus. Increases in the Federal funds rate may increase the cost of our borrowing under these lines of credits and the Note, which may not be passed on to our clients and have a negative effect on our business.

Increased safety, emissions or other regulation resulting in higher costs or sales restrictions, could adversely affect our net profits.

The worldwide automotive industry is affected significantly by a substantial amount of costly governmental regulation. Governmental regulation has arisen primarily out of concern for the environment, for greater vehicle safety, and for improved fuel economy. Many state governments also regulate and impose import requirements in addition to the Federal requirements. The costs of complying with these requirements can be substantial. As a result, our costs to purchase the cars and buses which we modify may increase and reduce our net profits.

Our limousines and specialty vehicles could contain defects resulting in product recalls, warranty claims or litigation, which could materially adversely affect our future sales and profitability. In addition, we may be subject to future product liability claims that may be costly to defend, require us to pay money to claimants and divert our managerial and financial resources, which could have a negative impact on our business and the value of your investment.

Our limousines and specialty vehicles could contain unforeseen defects. Government safety standards require that defects related to motor vehicle safety be remedied through safety recall campaigns. The automobile manufacturers, such as Ford or General Motors Corporation, are also is obligated to recall vehicles if it determines that they do not comply with a safety standard. Should we or the government safety regulators determine that either a safety defect or a noncompliance exists with respect to certain of our vehicles, the costs of such recall campaigns could be substantial. Although we have not experienced any product recalls, a product recall could delay or halt production of the affected product until we are able to address the reasons for any defects. Recalls or other defects would be costly and could require substantial expenditures.

These defects could also result in warranty claims. We presently provide warranty coverage for defects identified during the modification process in materials and workmanship on all vehicles. This warranty coverage extends for 36 months or 50,000 miles (whichever occurs first) and covers components of the vehicle relating to the modification. As a result of these warranties and the increased concern for customer satisfaction, costs for warranty repairs, and customer satisfaction actions can be substantial. Estimated warranty costs for each vehicle sold by us are accrued at the time of sale. Such accruals, however, are subject to adjustment from time to time depending on actual experience.

Moreover, these defects could also result in governmental investigations, legal proceedings or claims being instituted or asserted against our subsidiaries and us. These risks and damages may be especially high in the event a product defect or failure causes bodily harm or death. Although we maintain product liability insurance against any such claims, there can be no assurance that such insurance will be sufficient to cover all potential liabilities, or that we will be able to continue to obtain insurance coverage in an amount that we believe to be adequate. If there is a successful suit against us, lack or insufficiency of insurance coverage would have a material adverse effect on our business, financial condition and results of operations.

Recalls or litigation, even if unsuccessful or without merit, may also have a material negative effect on our brand image and public perception of the affected product. This could materially adversely affect our future sales.

Our operations could be negatively affected by increased costs relating to accidents or equipment misuse.

Use of some of the equipment that we lease to our customers involves inherent risks from accidents or misuse which could result in property damage, personal injury or other losses. Although we typically require lessees to maintain insurance against such claims, in the event of an accident or the misuse of such equipment, the aggrieved party could attempt to hold us liable for damages.

A recession could materially adversely affect our future sales and profitability.

Our specialty vehicle sales are partially dependent on discretionary consumer spending, which may be affected by general economic conditions. A recessionary environment could result in a decrease in consumer spending in general, which could result in decreased spending in our markets, directly or in the overall market for specialty vehicles, either of which could have a material adverse effect on our business, operating results and financial condition. Additionally, factors that influence the general economic climate, such as consumer confidence levels, interest rates, employment trends and fuel availability and prices could also result in decreased spending in our markets. Because in the short term most of our operating expenses are relatively fixed, we may be unable to adjust spending sufficiently in a timely manner to compensate in the event of any unexpected sales shortfall. If we fail to make these adjustments quickly, our operating results and financial condition could be materially adversely affected.

We will face intense competition from competitors that have greater financial, technical and marketing resources. These competitive forces may impact our projected growth and ability to generate revenues and profits, which would have a negative impact on our business and the value of your investment.

Our business is highly competitive. We likely will face competition from other limousine and specialty vehicle manufacturers and companies offering financial products and insurance products and services, many of which can be expected to have longer operating histories, greater name recognition, larger installed customer bases and significantly more financial resources, research and development facilities and manufacturing and marketing experience than us. There can be no assurance that developments by our current or potential competitors will not render our proposed products or services obsolete.

We will also compete with banks, manufacturer-owned and independent finance and leasing companies, as well as other financial institutions. These competitors may have sources of funds available at a lower cost than those available to us, thereby enabling them to provide financing at rates lower than we may be willing to provide. In addition, these competitors may be better positioned than we are to market their services and financing programs to vendors and users of equipment because of their ability to offer additional services and products, and more favorable rates and terms. These factors could adversely affect our ability to maintain or grow our portfolio.

We plan to grow rapidly, which will place strains on our management team and other company resource to both implement more sophisticated managerial, operational and financial systems, procedures and controls and to train and manage the personnel necessary to implement those functions. Our inability to manage our growth could impede our ability to generate revenues and profits and to otherwise implement our business plan and growth strategies, which would have a negative impact on our business and the value of your investment.

We will need to devote substantial resources to expanding our array of products, especially focusing on our financial services and insurance products, and our marketing, sales, administrative, operational, financial and other systems and resources to implement our longer-term business plan and growth strategies. In addition, we may incur substantial expenses identifying and investigating strategic partners and acquisition candidates.

This expansion and these expanded relationships will require us to significantly improve and replace our existing managerial, operational and financial systems, procedures and controls, to improve the coordination between our various corporate functions, and to manage, train, motivate and maintain a growing employee base. Our performance and profitability will depend on the ability of our officers and key employees to: manage our business and our subsidiaries as a cohesive enterprise; manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures; add internal capacity, facilities and third-party sourcing arrangements as and when needed; maintain service quality controls; and attract, train, retain, motivate and manage effectively our employees. The time and costs to effectuate these steps may place a significant strain on our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. We may not be able to integrate and manage successfully new systems, controls and procedures for our business, or even if we successfully integrate our systems, controls, procedures, facilities and personnel, such improvements may not be adequate to support our projected future operations. We may never recoup expenditures incurred during this expansion. Any failure to implement and maintain such changes could have a material adverse effect on our business, financial condition and results of operations.

We may undertake acquisitions to expand our business that may pose risks to our business and dilute the ownership of our existing stockholders.

As part of our growth and product diversification strategy, we will continue to evaluate opportunities to acquire other businesses that would complement our current offerings, expand the breadth of markets we can address or enhance our services and products. Acquisitions that we may potentially make in the future entail a number of risks that could materially and adversely affect our business, operating and financial results, including:

•	problems integrating the acquired operations, technologies or products with our existing business and products;

•	diversion of management’s time and attention from our core business;

•	need for financial resources above our planned investment levels;

•	difficulties in retaining business relationships with suppliers and customers of the acquired company;

•	risks associated with entering markets in which we lack prior experience;

•	potential loss of key employees of the acquired company; and

•	potential requirements to amortize intangible assets.

Future acquisitions also could cause us to incur debt or contingent liabilities or cause us to issue equity securities that would reduce the ownership percentages of existing stockholders.

We are dependent for our success on a few key executive officers. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of your investment.

Our success depends to a critical extent on the continued efforts of services of our Chief Executive Officer, Francis O’Donnell and to a lesser extent our Chief Sales and Marketing Officer J. Hayes Gore and Chief Financial Officer Susan Weisman. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our company. We do not currently carry a key-man life insurance policy on any of our employees, which would assist us in recouping our costs in the event of the loss of those officers.

Our inability to hire qualified personnel could impede our ability to generate revenues and profits and to otherwise implement our business plan and growth strategies, which would have a negative impact on our business and could adversely affect the value of your investment.

We currently have an extremely small management and executive team comprised of five employees. Although we believe that our management team will be able to handle most of our additional management, administrative, research and development, sales and marketing, and manufacturing requirements in the short term, as we ramp up our sales and operations, we will nevertheless be required over the longer-term to hire highly skilled managerial, sales and marketing and administrative personnel to fully implement our business plan and growth strategies. We cannot assure you that we will be able to engage the services of such qualified personnel at competitive prices or at all, particularly given the risks of employment attributable to our limited financial resources and lack of an established track record.

Risks Relating to an Investment in Our Securities

Our Chief Executive Officer and Director owns or controls a majority of our outstanding common shares, which may limit the ability of yourself or other shareholders, whether acting singly or together, to propose or direct the management or overall direction of our company. Additionally, this concentration of ownership could discourage or prevent a potential takeover of our company that might otherwise result in you receiving a premium over the market price for your common shares.

Currently, Francis O’Donnell, our Chief Executive Officer and Director, beneficially owns or controls approximately 46.2% of our outstanding common shares. As a result, Mr. O’Donnell will have the ability to control substantially all matters submitted to our shareholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions.

The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell the common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our common shares are thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common shares have historically been sporadically or “thinly-traded” on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The conversion of debt into our common stock by Laurus under the Convertible Note could cause our common stock price to decline due to the additional shares available in the market, particularly in light of the relatively thin trading volume of our common stock.

The market price of our common stock could decline and the voting power and value of your investment would be subject to continual dilution if Laurus converts its debt into common stock and resells those shares into the market. Under the Convertible Note, Laurus can convert the outstanding principal and accrued interest into common stock at a fixed conversion prices. As of January 14, 2005, we have received $4,908,015, which is convertible into an aggregate of up to 5,002,793 shares of common stock, including (i) 600,000 shares of common stock that Laurus converted at the rate of $0.50 per share; (ii) 2,309,278 shares of common stock which may be converted at the rate of $0.97 per share; (ii) 717,368 shares of common stock which may be converted at the rate of $1.21 per share; and (iii) 1,376,147 shares of common stock which may be converted at the rate of $1.09 per share. The remainder of the balance under the Note of $1,091,985, is held by the Company in a restricted account controlled by Laurus, and may be converted at the rate of $1.33 per share into 821,041 shares of restricted common stock. The shares issuable upon conversion of the amount held in the restricted account are not being registered in this registration statement.

Laurus may not convert debt under the Convertible Note if the amount that would be convertible into that number of shares of Common Stock would exceed the difference between 4.99% of our outstanding common stock and the number of shares of common stock beneficially owned by Laurus or issuable upon exercise in full of its Warrants. However, Laurus may void the 4.99% limitation upon 75 days prior notice to the Company or without any notice requirement upon an event of default under the terms of the Convertible Note. In addition, this 4.99% limitation does not prevent Laurus from converting debt to shares of our common stock and then reselling those shares at times when neither Laurus nor its affiliates beneficially own shares in excess of the 4.99% limitation. Therefore, by periodically selling our common shares into the market, Laurus together with its affiliates could in the aggregate sell more than 4.99% of our outstanding common shares. Consequently, the 4.99% limitation will not necessarily prevent substantial dilution of the voting power and value of your investment.

All shares in this offering will be freely tradable once sold pursuant to the terms outlined in the Plan of Distribution in this prospectus. Laurus may sell none, some or all of the common shares issued upon conversion of the Convertible Note at any time. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. In addition, sales of large amount of these shares in the public market could substantially depress the prevailing market prices for our shares. If that were to happen, the value of your investment could decline substantially.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common shares in the foreseeable future. We may not have enough funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material adverse effect on our results of operations.

As discussed in the preceding risk factor, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are subject to the certain anti-takeover provisions under Nevada law, which could discourage or prevent a potential takeover of our company that might otherwise result in you receiving a premium over the market price for your common shares.

As a Nevada corporation, we are subject to certain provisions of the Nevada General Corporation Law that anti-takeover affects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our Board of Directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

The trading price of our common stock may decrease due to factors beyond our control.

The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling security holders. We will receive no proceeds from the sale of shares of common stock in this offering, except upon exercise of the warrants other than by a cashless exercise. In that case, we would receive up to $2.7 million. We will bear all expenses incident to the registration of the shares of our common stock under Federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling security holders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling security holder.

On September 29, 2004, we received $6 million from Laurus Master Fund, Ltd. (“Laurus”), pursuant to a Secured Convertible Note. We have used approximately $4.9 million, as follows: $1.2 million in connection with our acquisition of CDS; $1.1 million to fund our lease financing operations; $100,000 to purchase chassis inventory; $300,000 in fees to Laurus and our attorneys and accountants; $1.5 million was placed in a CD account to secure and collateralize our Automated Clearing House (ACH) account with North Fork Bank; and the remaining balance of $700,000 for working capital and general corporate purposes. The remainder of the balance under the Note of $1,091,985, is held by the Company in a restricted account controlled by Laurus, and may be converted at the rate of $1.33 per share into 821,041 shares of restricted common stock. The shares issuable upon conversion of the amount held in the restricted account are not being registered in this registration statement.

The proceeds from exercise of the warrants by Laurus, other than by a cashless exercise, will be used for working capital and general corporate purposes.

THE LAURUS TRANSACTION

General

On September 29, 2004, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with Laurus Master Fund, Ltd. (“Laurus”), pursuant to which we issued to Laurus a Secured Convertible Term Note for $6 million (the “Convertible Note”). The principal under the Convertible Note together with any accrued and unpaid interest is due on or before September 29, 2007 (the “Maturity Date”). As of January 14, 2005, the Company has used approximately $4,908,015 of the $6 million under the Note (“Unrestricted Funds”) as described under the Use of Proceeds. The remaining balance of $1,091,985 (“Restricted Funds”) is held by the Company in a restricted account controlled by Laurus (“Restricted Account”). The shares issuable upon conversion of the amount held in the restricted account are not being registered in this registration statement. The principal under the Convertible Note bears an interest rate equal to the prime rate as published in the Wall Street Journal plus 3.5 percent, currently 8.25 percent, with a floor of 8.0% (except if adjusted as specified below). Interest will accrue on a 360 day basis on the Restricted Funds and the Unrestricted Funds.

Conversion Rate

The Convertible Note provides that the outstanding balance and accrued interest thereon is convertible into common stock at a fixed conversion prices as follows: (i) 600,000 shares of common stock that Laurus has already converted at the rate of $0.50 per share; (ii) 2,309,278 shares of common stock which may be converted at the rate of $0.97 per share; (ii) 717,368 shares of common stock which may be converted at the rate of $1.21 per share; and (iii) 1,376,147 shares of common stock which may be converted at the rate of $1.09 per share; and (iv) 821,041 shares of common stock which may be converted at the rate of $1.33 per share. The shares issuable upon conversion of the amount held in the restricted account are not being registered in this registration statement

Interest Rate Adjustment

The interest rate may be adjusted on the last business day of each month if: (i) the shares underlying the conversion of the Note and the warrant are registered for resale under the Securities Exchange Act of 1933, as amended (the “Securities Act”), (ii) our common stock is listed on the NasdaqSC Market, NasdaqNM System, or the American Stock Exchange and (iii) the average market price of our common stock for the five (5) consecutive trading days immediately preceding an adjustment date exceeds the then applicable conversion price by at least twenty five percent (25%), the interest rate for each day of the succeeding calendar month shall automatically be reduced by 2.0% for each incremental increase in the market price of the Common Stock by 25% above the applicable conversion price. The interest rate may be adjusted on the last business day of each month if: (i) the shares underlying the conversion of the Note and the warrant are registered for resale under the Securities Act, and (ii) the average market price of our common stock for the five (5) consecutive trading days immediately preceding an adjustment date exceeds the then applicable conversion price by at least twenty five percent (25%), the interest rate for each day of the succeeding calendar month shall automatically be reduced by 1.0% for each incremental increase in the market price of the Common Stock by 25% above the applicable conversion price. Notwithstanding the foregoing (and anything to the contrary contained in herein), in no event shall the Interest Rate be less than zero percent (0%).

Interest and Principal Payments

The Company is required to make monthly interest payments to Laurus on the Unrestricted Funds, commencing November 1, 2004, and on the first day of each consecutive calendar month thereafter and on the Maturity Date. Accrued interest on the Restricted Funds is payable only on the Maturity Date or, in the event of the redemption or conversion, on such date. The Company shall commence making payments toward the principal amount of Unrestricted Funds on January 1, 2004. If and when Laurus transfers funds from the Restricted Account to the Company (Unrestricted Funds), the Company will commence making principal payments on such Unrestricted Funds 90 days following any such transfer.

Upon the Company registering the shares underlying the conversion of the Note and the warrant for resale under the Securities Act and subject to the 4.99% limitation and other limitations, Laurus shall convert the principal and interest payments for the Unrestricted Funds into common stock according to the following guidelines: (i) the average closing price of the common stock for the five (5) consecutive trading days immediately preceding such the proposed conversion date is greater than or equal to 110% of the applicable conversion price and (ii) the amount to be paid in shares of Common Stock does not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the immediately preceding ten (10) day trading period. If the conversion criteria are not met, Laurus will convert only such amounts as meets the conversion criteria and the remaining amounts will be paid by the Company in cash at the rate of 102% of the amount due.

Release of Restricted Funds

Upon the Company registering the shares underlying the conversion of the Note and the warrant for resale under the Securities Act, Laurus may release at its discretion, the Restricted Funds to the Company upon satisfaction of the following conditions: (i) as principal under the Convertible Note is converted into common stock, or (ii) upon Laurus securing a first priority lien on tangible, unencumbered assets to secure such Unrestricted Funds.

Redemption of Principal Amount

The Company may prepay the outstanding balance under the Convertible note by paying Laurus 125% of the Unrestricted Funds, together with accrued interest, and 105% of Restricted Funds, together with accrued interest.

Limitations on Conversion

Laurus may not convert debt under the Convertible Note if the amount that would be convertible into that number of shares of common stock would exceed the difference between 4.99% of our outstanding common stock and the number of shares of common stock beneficially owned by Laurus or issuable upon exercise in full of its Warrants. However, Laurus may void the 4.99% limitation upon 75 days prior notice to the Company or without any notice requirement upon an event of default under the terms of the Convertible Note. In addition, this 4.99% limitation does not prevent Laurus from converting debt into shares of our common stock and then reselling those shares at times when neither Laurus nor its affiliates beneficially own shares in excess of the 4.99% limitation. Therefore, by periodically selling our common shares into the market, avoiding the limitations imposed by the 4.99% limitation.

Events of Default

Upon the occurrence and continuance of an event of default under the Convertible Note, Laurus may demand immediate payment of 125% of the outstanding principal amount under the Convertible Note, plus accrued interest. In addition, the interest rate on the Convertible Note will increase to two percent (2%) per month, and all outstanding obligations under the Note, including unpaid interest at the higher interest will accrue from the date of default until the date the default is cured or waived. The following events will constitute an event of default under the Convertible Note:

•	failure to pay interest and principal payments when due;

•	a breach by us of any material covenant, representation, term or condition of the note or in any related agreement;

•	an assignment for the benefit of our creditors is made by us, or a receiver or trustee is appointed for us;

•	any money judgment or similar final process filed against us for more than $50,000, which remains unvacated, unbonded or unstayed for a period of 30 days;

•	any form of bankruptcy or insolvency proceeding is instituted by or against us, which is not vacated within 45 days;

•	our common stock is suspended for five consecutive days or five days during any ten consecutive days from our principal trading market;

•	our failure to timely deliver shares of our common stock when due upon conversion of the note;

•	the occurrence and continuance of an event of default under any related agreement or the default under any other agreement of indebtedness; and

•	any change in the controlling ownership of us.

Costs in connection with Debt Financing

We paid Laurus Capital Management, LLC., the manager of Laurus, a closing payment of $240,000. In addition, we paid Laurus $39,500, as reimbursement for its expenses incurred in connection with the preparation and negotiation of the Purchase Agreement, Convertible Note and other agreements executed in connection therewith and expenses incurred in connection with their due diligence review of the Company and our subsidiaries.

Warrants

In connection with the Purchase Agreement, we issued to Laurus warrants, exercisable for a period of seven years, to purchase up to (i) 495,867 shares of common stock at $1.51 per share, (ii) 495,867 shares of common stock at $1.82 per share, and (iii) 495,867 shares of common stock at $2.12 per share.

Restrictions on Future Financings

The Company has agreed not to issue any securities with a continuously variable or floating conversion feature which are or could be (by conversion or registration) free-trading securities prior to the full repayment or conversion of the Convertible Note.

No Short-Selling by Laurus

Laurus has represented to the Company that neither it nor its affiliates or investment partners will engage in “short sales” of our common Stock during the term of the Convertible Note.

Right of First Opportunity

The Company granted Laurus a right of first opportunity to provide any additional financing to the Company or its subsidiaries on terms and conditions no less favorable than offered to a third party, other than with respect to certain indebtedness or equity financing (as specified in the Purchase Agreement, such as, (i) trade debt and debt incurred to finance the purchase of equipment (not in excess of five percent (5%) of the fair market value of the our assets) whether secured or unsecured other than unsecured indebtedness not to exceed an aggregate principal amount outstanding of $200,000, indebtedness existing prior to the entering into the Purchase Agreement, and debt incurred in connection with the purchase of assets or equipment in the ordinary course of business, or any refinancings or replacements thereof on terms no less favorable to the Purchaser than the indebtedness being refinanced or replaced or (ii) equity issued as consideration for the purchase of assets or property, a business or another entity or other than issuances or sales to employees, officers, directors or consultants.

Registration Rights Granted to Laurus

The Company agreed to file a registration statement to register the resale of the shares issued to Laurus upon conversion of the debt under the Convertible Note and shares issuable upon exercise of the warrants issued pursuant to the Purchase Agreement.

SELLING SECURITY HOLDERS

The following table presents information regarding the selling security holder. Unless otherwise stated below, to our knowledge no selling security holder nor any of affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. None of the selling security holders are members of the National Association of Securities Dealers, Inc. The selling security holders may be deemed to be “underwriters” within the meaning of the securities act of 1933. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

Selling Security Holder	Shares Beneficially Owned Before Offering		Shares to be Sold in the Offering(1)		Percentage of Outstanding Shares Beneficially Owned After Offering (2)
Laurus Master Fund, Ltd.(3)	781,756	(4)	7,214,289	(5)	*
Richardson & Patel LLP(6)	100,000		100,000		*

Total	881,756		7,619,547

(1)	For purposes of calculating the percentage of shares owned after the offering, we assumed the sale of all common shares offered under this prospectus. However, the selling security holders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling security holders upon termination of sales pursuant to this prospectus.

(2)	Percentage of outstanding shares is based on 15,666,449 shares of common stock outstanding as of December 31, 2004.

(3)	Laurus Capital Management, LLC, a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the sole members of Laurus Capital Management, LLC, and have shared voting and investment power over the shares being offered under this prospectus. The address of Laurus Master Fund, Ltd. is P.O. Box 309 G.T., Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(4)	Represents the maximum beneficial ownership of 4.99% of our outstanding common stock. Laurus may own up to an aggregate of 7,214,289 shares of common stock, comprised of 5,431,946 shares of common stock which may be acquired immediately upon conversion of an outstanding Convertible Note and up to 1,487,601 shares of common stock which may be purchased immediately upon exercise of outstanding warrants. Laurus Master Fund, Ltd. is prohibited from beneficially owning in excess of 4.99% of our outstanding shares of common stock without an event of default under the Convertible Note or without providing 75 days prior written notice.

(5)	This number includes 5,431,946 shares of our common stock issuable upon conversion of all outstanding obligations under the Convertible Note and up to 1,487,601 shares of our common stock issuable upon exercise of outstanding common stock purchase warrants. Laurus Master Fund, Ltd. is prohibited from beneficially owning in excess of 4.99% of our outstanding shares of common stock without an event of default under the Convertible Note or without providing 75 days prior written notice.

(6)	Messrs. Erick Richardson and Nimish Patel are the controlling persons of Richardson & Patel LLP, legal counsel to the Company.

The terms of the Convertible Note and warrants, under which the shares of common stock are included for resale under this prospectus, prohibit conversion of the Convertible Note or exercise of the warrants to the extent that conversion of the Convertible Note and exercise of the warrants would result in Laurus, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. Laurus may waive the 4.99% limitation upon 75 days’ prior written notice to us or upon the occurrence and continuance of an event of default under the Convertible Note. This limitation does not preclude Laurus from converting or exercising the Convertible Note or warrants in stages over time, where each stage does not leave it and its affiliates to beneficially own shares in excess of this limitation percentage.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the selling security holders. As used in this prospectus, “selling security holder” includes the donees, transferees or others who may later hold the selling security holder’s interests. The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling security holders may, from time to time, sell all or a portion of its shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated inter-dealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices. One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution. The methods by which the shares of common stock may be sold include:

•	a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction,

•	purchases by a broker or dealer, as principal, and resales by such broker or dealer for its account pursuant to this prospectus,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers or through market makers,

•	transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and

•	privately-negotiated transactions.

Laurus Master Fund, Ltd. (“Laurus”) has agreed, pursuant to the securities purchase agreement between Laurus and us, that neither Laurus nor any of its affiliates and investment partners will or will cause any person or entity, directly or indirectly, to engage in “short sales” of our common stock for as long as the convertible term note is outstanding. “Short sales” are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller’s control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the shares, or both. We have advised the selling security holders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to its sales in the market and have informed it that it must deliver copies of this prospectus. We are not aware, as of the date of this prospectus, of any agreements between any selling security holder and broker-dealers with respect to the sale of the shares of common stock.

Any broker-dealers or agents participating in the distribution of our shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933. The commissions received by a broker-dealer or agent may be in excess of customary compensation.

At a time a particular offer of shares is made by a selling security holder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from a selling security holder and any other required information.

In connection with distributions of a selling security holder’s shares, or otherwise, the selling security holder may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement. These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by them or otherwise. A selling security holder may also:

•	enter into option or other transactions with broker-dealers or others that may involve the delivery to those persons the shares, and broker-dealers may resell those shares pursuant to this prospectus, and

•	pledge the shares to a broker-dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

We have advised the selling security holders that open positions in shares of common stock covered by this prospectus prior to the registration statement, of which this prospectus is a part, being declared effective by the U.S. Securities and Exchange Commission may constitute a violation of Section 5 of the Securities Act of 1933. Each of the selling security holders advised us that it did not have an open position in the common stock covered by this prospectus at the time of its response to our inquiry.

In order to comply with securities laws of some states, if applicable, the shares of our common stock may be sold only through registered or licensed broker-dealers.

The selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of our common stock by the selling security holders. Rule 102 under Regulation M provides, with limited exceptions, that it is unlawful for a selling security holder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling security holder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of our common stock.

Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.

We will receive none of the proceeds from the sale of the shares of common stock by the selling security holders, except upon exercise of the outstanding common stock purchase warrant.

We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the selling security holders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. The selling security holders will pay all of their own brokerage fees and commissions, if any, incurred in connection with the sale of its shares of common stock.

We cannot assure you, however, that the selling security holders will sell any of the shares of common stock they may offer.

LEGAL PROCEEDINGS

We are not a party to any pending material legal proceedings and are not aware of any threatened or contemplated proceeding by any governmental authority against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Identity

The following table identifies our current executive officers and directors and their respective offices held:

Name	Age	Position
Francis O’Donnell	46	Chief Executive Officer and Chairman of the Board of Directors
Susan Weisman	44	Director and Chief Financial Officer
John Gore	50	Director and Chief Sales and Marketing Officer
Joseph I. Emas	50	Director and Chief Compliance and Ethics Officer
Robert Lefevbre	64	Director and President of Subcontracting Concepts, Inc.

Business Experience

All of our directors serve until their successors are elected and qualified by our shareholders, or until their earlier death, retirement, resignation or removal. The following is a brief description of the business experience of our executive officers, director and significant employees:

Francis O’Donnell has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since July 10, 2003. Mr. O’Donnell is also the Managing Member of International Equities and Finance, LLC, a company specializing in recapitalizing and re-engineering entities and has held this position since February 2001. From November 1996 to February 2001, Mr. O’Donnell was the President and Chief Executive Officer of Inorganic Recycling Corporation. From November 1993 to November 1996, Mr. O’Donnell was a Group Director for Ryder Systems. From February 1991 to November 1993, Mr. O’Donnell was the President and Chief Executive Officer of Business Telecom, Inc. From January 1987 to February 1991, Mr. O’Donnell was the Vice President of Strategic Planning at MCI Telecommunications. Mr. O’Donnell holds a Business and Mathematics degree from Rollins College, Winter Park, Florida and Masters in Business Administration (MBA) from Columbia University in New York.

Susan Weisman has served as Chief Financial Officer of the Company since June 1, 2004 and a member of the Board of Director from September 1, 2004. From May 2001 to May 2004, Ms. Weisman was with Kramer Weisman and Associates, LLP, an accounting and consulting firm providing SEC and various other management services. Ms. Weisman provided accounting, tax and consulting services to various clients (including Coach since September 2003) in the financial services, real estate, manufacturing and various other industries, focusing on publicly-held reporting companies. From July 2000 through May 2001, Ms. Weisman was the Corporate Controller of Viasource Communications, Inc., a telecommunications company. Ms. Weisman was with BankAtlantic Bancorp, Inc. from September 1990 through May 2000 in various positions, leaving the company as their Chief Financial Officer. BankAtlantic Bancorp, Inc. is a $5 billion NYSE listed financial institution located primarily in South Florida, with real estate holdings, as well as an investment banking firm. Ms. Weisman holds an Accounting degree from Brooklyn College, Brooklyn, New York and is a Certified Public Accountant.

John Gore served as the Chief Sales and Marketing Officer since July 2004 and a member of the Board of Directors from September 1, 2004. Mr. Gore’s 24 years of experience in the limousine manufacturing business as well as a provider of financial services to the limousine and transportation industry. From 1994 to 2003, Mr. Gore was the co-founder and Chief Executive Officer of United States Coach Works, Inc. (“U.S. Coach Works”). U.S. Coach Works was the second largest manufacturer of stretch limousines in the United States. In September 2003, NEWSDAY recognized U.S. Coach Works and one of the top 100 privately held companies on Long Island, with sales in excess of $70 million. In addition, Mr. Gore founded Go Financial Group (“GFG”), a financial services company that provides financing within the transportation industry. From 1988 to 1994, Mr. Gore was a director and subsequently President of First Empire Banc Corp (“FEBC”) which provided commercial financing on a national basis. From 1984 to 1990, Mr. Gore was President of Southampton Coach Works, Inc., a manufacturer of limousines that was sold in 1990 and currently operates as Royale Limousine Manufacturers. Mr. Gore was the founding member and has held several directors, committee and officers’ posts of the Limousine Industry Manufacturing Organization (LIMO). In 1990, Mr. Gore was elected to the post of Chairman of the limousine anti dumping organization and successfully defended the industry from foreign competition in the courts of the United States International Trade Commission.

Joseph I. Emas served as general counsel of the Company since July 2004 and as a director since November 2004. Mr. Emas is licensed to practice law in Florida, New Jersey and New York. Mr. Emas specializes in securities regulation, corporate finance, mergers and acquisitions and corporate law. Mr. Emas received his Honors BA at University of Toronto, Bachelor of Administrative Studies, with distinction, at York University in Toronto, his JD, cum laude from Nova Southeastern Shepard Broad Law School and his LL.M. in Securities Regulation at Georgetown University Law Center. Mr. Emas was an Adjunct Professor of Law at Nova Southeastern Shepard Broad Law School. Mr. Emas received the William Smith Award, Pro Bono Advocate for Children in 2000 and is the author of “Update of Juvenile Jurisdiction Florida Practice in Juvenile Law.” Mr. Emas has been a member of the Juvenile Court Rules Committee for the State of Florida since 1999. Mr. Emas, our initial securities regulation counsel, has been our Chief Ethics and Compliance Officer since January 1, 2004.

Robert L. Lefevbre served as a director since December 3, 2004. Mr. Lefevbre has served as the president of Subcontracting Concepts, Inc. (“SCI”) since 1996. Mr. Lefevbre began his career in 1958 while serving a five year tour of duty in the US Air Force as a system analyst. While in the Air Force’s Pacific Air Command, Mr. Lefevbre was part of a seven member team whose responsibility was the conversion from punch card accounting systems to the newly developed computer. After his discharge in 1963, Mr. Lefevbre spent a number of years as a systems analyst at the Glens Falls Hospital. In 1970, capitalizing on changes in Medicare reimbursement policies that provided for direct reimbursement to hospital based physicians. he founded Regional Data Center (RDC) a company designed to manage the accounts receivables for the hospital based physician. RDC grew very quickly to a company collecting over $400 million per year from 29 offices in New York. Mr. Lefevbre then merged his company into Advacare, a national accounts receivable management firm and continued as Vice President until Advacare went public after which he entered retirement in 1991. After two years of retirement Mr. Lefevbre again became active in business by first founding a Professional Employment Organization called Total Benefit Management (“TBM”) which he still heads today.

Family Relationships

There are no family relationships between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board Committees and Independence

All of the directors serve until the next annual meeting of common shareholders and until their successors are elected and qualified by our common shareholders, or until their earlier death, retirement, resignation or removal. Our Bylaws set the authorized number of directors at not less than one nor more than nine, with the actual number fixed by our board of directors. Our Bylaws authorized the Board of Directors to designate from among its members one or more committees and alternate members thereof, as they deem desirable, each consisting of one or more members, with such powers and authority (to the extent permitted by law and these Bylaws) as may be provided in such resolution.

Our board of directors has established three committees to date, an Audit Committee, Finance Committee and a Compensation Committee. The principal functions of the Audit Committee are to recommend the annual appointment of the Company’s auditors concerning the scope of the audit and the results of their examination, to review and approve any material accounting policy changes affecting the Company’s operating results and to review the Company’s internal control procedures. The principal functions of the Compensation Committee are to review and recommend compensation and benefits for the executives of the Company. The principal functions of the Finance Committee are to review and recommend financing and investment opportunities for the Company.

None of our current directors are deemed “independent” directors as that term is used by the national stock exchanges or have the requisite public company accounting background or experience to be considered an “audit committee financial expert” as that term is defined by the under Regulation S-B promulgated under the Securities Act of 1933, as amended. The entire Board of Directors will perform the function of the Audit Committee until we appoint directors to serve on the Audit Committee. Our business model is not complex and our accounting issues are straightforward. Responsibility for our operations is centralized within management, which is currently comprised of five people. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our Board of Directors, however, currently we are not able to adequately compensate such a person, therefore may find it difficult to attract such a candidate. Management wishes to expand the Board of Directors. In expanding our Board of Directors, we will seek individuals who would be able to guide our operations based on their business experience, both past and present, or their education, and whenever possible, persons who will also qualify as independent directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid over the past three fiscal years with respect to our “named executive officers” as that term is defined by the under the Securities and Exchange Act of 1934.

	Annual Compensation					Long Term Compensation
						Awards			Payouts
Name and Principal Position	Year	Salary			Bonus	Other Annual Compensation	Restricted Stock Award(s)		Securities Underlying Options/ SARs (#)		LTIP Payouts	All Other Compen- sation
Francis O’Donnell Chief Executive Officer	2003 2002		— —		— —	— —	965,450 —	(1)	— —		— —	— —

Susan Weisman Chief Financial Officer	2003 2002		— —		— —	— —	— —		— —		— —	— —

Dave Mullikin, Former Chief Executive Officer	2002 2001	$	— 233,910		— —	— —	— —		— 6,309	(2)	— —	— —

Brad Cohen, Former Chief Financial Officer	2002 2001	$ $	104,167 212,500	(3)	— —	— —	— —		— 4,842	(2)	— —	9,800 —	(3)

(1)

Mr. O’Donnell received 1,405,000 shares of common stock on August 26, 2003 valued at $0.45 a share, for past and future services to the Company. The value of the issuance of stock was $632,250. In addition, companies that Mr. O’Donnell controls have settled outstanding liabilities with the Company through the issuance of an aggregate of 1.1 million shares of common stock, as of August 26, 2003, valued at $0.45 per share reflecting a loss to the Company totaling $333,200.

(2)	Effective January 1, 2002, the Company entered two separate lease agreements with officers and directors of the Company to lease space to be utilized for office purposes at a rate totaling $5,134 per month. The initial term of the lease was one year with a two-year renewal option (at the Company’s option) at a rate totaling $10,000 per month. Rental expense totaled $29,868 for the year ended December 31, 2002. The agreement between the Company and Brad Cohen was terminated effective with his resignation on May 31, 2002. The agreement between the Company and Mr. Mullikin was terminated on January 3, 2003.

(3)	The Company issued 1,493 shares of common stock to Brad Cohen and 1,493 shares of common stock to Dave Mullikin, pursuant to their employment agreements.

Options and Stock Appreciation Rights Grant Table

There were no grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2003.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

We did not have any outstanding stock options or stock appreciation rights at end the fiscal year ended December 31, 2003.

Long-Term Incentive Plan Awards Table

We do not have any Long-Term Incentive Plans.

Compensation of Directors

We currently have five directors. Our current compensation policy for our directors is to compensate them through options to purchase common stock as consideration for their joining our board of directors and/or providing continued services as a director. We do not currently provide our directors with cash compensation, although we do reimburse their expenses. No additional amounts are payable to the Company’s directors for committee participation or special assignments. There are no other arrangements pursuant to which any director was compensated during the Company’s last completed fiscal year for any service provided as director. As of September 1, 2004, the Company had issued to five directors options to purchase up to 1.8 million shares of common stock with an exercise price of $0.90 per share.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Effective September 1, 2004, the company entered into an employment agreement with Francis O’Donnell, its Chief Executive Officer. Mr. O’Donnell’s employment agreement provides for a term of five (5) years. Mr. O’Donnell is initially entitled to annual base compensation of $200,000 per year, which shall be increased to $250,000 per year in fiscal 2005 and to $300,000 per year for the remainder of the term and options to purchase up to 500,000 shares of common stock. Mr. O’Donnell is entitled to a reimbursement of all reasonable business expenses. Mr. O’Donnell is entitled to a bonus at the end of each of the Company’s fiscal year as determined by the Board of Directors. Mr. O’Donnell is entitled to a $1,250 per month automobile allowance. Mr. O’Donnell is entitled to receive options at the discretion of the Company’s Board of Directors. Mr. O’Donnell is also entitled to receive reimbursement for life and disability insurance, as well as costs associated with tax and estate planning. At December 1, 2004, Mr. O’Donnell has deferred approximately $190,000 in cash compensation under his employment agreement due to the Company’s cash position.

The employment agreement provides for early termination in the case of Mr. O’Donnell’s death or permanent incapacity, Mr. O’Donnell’s termination by the Company for “cause” as that term is defined in the agreement; or in the event of a “change in control” as that term is defined in the agreement. In the event of Mr. O’Donnell’s termination of employment by the Company without cause, the Company shall pay him an amount equal to his remaining base salary due to the end of the term, plus any bonuses, incentives or stock bonuses due through the date of termination calculated on a pro rata basis and issue Mr. O’Donnell 500,000 shares of the Company’s common stock. The Company will also continue all benefits throughout the term of the agreement. In the event of a change in control, then the Company will accelerate any remaining contract balance.

The employment agreement also contains provisions relating to Mr. O’Donnell’s obligation to maintain the confidentiality of the Company’s confidential information indefinitely and prohibit Mr. O’Donnell from soliciting the trade or business of, or trade, or conduct business with any customers or suppliers, or prospective customers or suppliers, of the Company during the term of the employment or for a period of two years following the termination of the employment agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of the common stock as of December 3, 2004, by (i) each person who is known by the Company to own beneficially more than 5% of the any classes of outstanding Stock, (ii) each director of the Company, (iii) each of the Chief Executive Officers and the four (4) most highly compensated executive officers who earned in excess of $100,000 for all services in all capacities (collectively, the “Named Executive Officers”) and (iv) all directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, the address of each person is 12330 SW 53rd Street, Suite 703, Cooper City, FL 33330.

Name of Beneficial Owner	Number of Shares of Common Stock (1)		Percent of Class
Francis O’Donnell, Chief Executive Officer, Director	8,410,759	(2)	46.2%

Susan Weisman Chief Financial Officer, Director	375,000	(3)	2.35%

John Gore Director	637,000	(4)	3.94%

Joseph I. Emas Director	450,000	(5)	2.84%

Robert Lefevbre Director	1,335,294	(6)	8.36%

All Officers and Directors as a group (5 persons)	11,208,053		56.9%

(1)	Calculated based on 15,666,449 shares of common stock outstanding as of December 31, 2004.

(2)	Includes up to 500,000 shares of common stock issuable upon exercise of options issued pursuant to an employment agreement dated September 1, 2004 with Mr. O’Donnell; 2,035,582 shares of common stock and 2,035,582 warrants to purchase shares of common stock issuable upon conversion of promissory notes, all of which Francis O’Donnell may be deemed to beneficially own under Rule 13d-3; 188,333 shares of common stock owned by Innovative Consulting LLC, all of which Francis O’Donnell may be deemed to beneficially own under Rule 13d-3; 60,533 shares of common stock owned by International Equities and Finance LLC, all of which Francis O’Donnell may be deemed to beneficially own under Rule 13d-3; 423,529 shares of common stock owned by Go Commercial Leasing Company, all of which Francis O’Donnell may be deemed to be beneficially own under Rule 13d-3; and 1,022,500 shares of common stock of which Francis O’Donnell retains voting control. The voting rights for these shares of common stock collectively are maintained by Francis O’Donnell. 1,800,000 shares owned by Springfield Coach Industries Corporation, Inc. all of which Elm Street Partners may be deemed to beneficially own under Rule 13d-3.

(3)	Includes up to 300,000 shares of common stock issuable upon exercise of options; and 75,000 shares of common stock owned by Kramer Weisman and Associates, LLP, an accounting and consulting firm controlled by Lester Weisman, the husband of Susan Weisman, which may be deemed beneficially owned by Susan Weisman under Rule 13d-3.

(4)	Includes up to 500,000 shares of common stock issuable upon exercise of options; and 137,000 shares of common stock owned by Helen Gore, the wife of John Gore, all of which may be deemed beneficially owned by John Gore under Rule 13d-3.

(5)	Includes up to 200,000 shares of common stock issuable upon exercise of options.

(6)	Includes up to 300,000 shares of common stock issuable upon exercise of options; 300,000 shares of common stock issuable upon exercise of options to purchase common stock; and 1,035,294 shares of common stock owned by Carmen Lefevbre, the wife of Robert Lefevbre, all of which may be deemed beneficially owned by Robert Lefevbre under Rule 13d-3.

Changes in Control

We are not aware of any arrangements that may result in a change in control of the Company.

DESCRIPTION OF SECURITIES

General

The company is authorized to issue 50,000,000 shares of common stock, par value of $0.001 per share. Our Articles of Incorporation do not authorize us to issue any preferred stock. As of December 31, 2004, there were 15,666,449 shares of common stock issued and outstanding and 1,176,471 shares of treasury stock.

Common Stock

The holders of common stock are entitled to one vote per share for the election of directors and on all other matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding securities, the holders of common stock are entitled to receive, when and if declared by the board of directors, out of funds legally available for such purpose, any dividends on a pro rata basis. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock issuable upon exercise of warrants or conversion of notes that are being registered in this prospectus will, when the warrants or note are properly exercised, be fully paid and non-assessable.

Amendment of our Bylaws

Our bylaws may be adopted, amended or repealed by the affirmative vote of a majority of our outstanding shares. Subject to applicable law, our bylaws also may be adopted, amended or repealed by our board of directors.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination”, unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having; (1) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10 percent or more of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our financial statements for the year ended December 31, 2003, contained in this prospectus have been audited by Jewett, Schwartz & Associates, registered independent certified public accountants, to the extent set forth in their report, and are set forth in this prospectus in reliance upon such report given upon their authority as experts in auditing and accounting. Jewett, Schwartz & Associates does not own any interest in us.

Richardson & Patel LLP passed upon the validity of the issuance of the common shares to be sold by the selling security holders under this prospectus. As of January 18, 2005, Richardson & Patel LLP owns 100,000 common shares, all of which are being registered for sale under this prospectus.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747, provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

General

Coach is a holding company which, through its subsidiaries, manufactures specialty vehicles for commercial fleet operators and offers an array of financial services and insurance products to commercial fleet operators and independent contractors in the courier industry.

Coach owns four wholly owned subsidiaries that operate in two business segments: financial services to commercial fleet operators and third party contract rights management for commercial fleet operators; and manufacturing specialty vehicles. Commercial Transportation Manufacturing Corporation (“CTMC”) and Springfield Coach Industries Corporation, Inc. (“SCB”) manufacture specialty vehicles, such as limousine buses, Lincoln Town Car limousines and Ford Excursion limousines. Coach Financial Services, Inc. (“CFS”) offers financial services to CDS, SCB and CTMC customers and other commercial fleet operators. Corporate Development Services, Inc. (“CDS”) provides the services of independent contractors, subcontractor settlement processing and specialty insurance products to commercial fleet operators.

The Company’s long-term strategy is to offer and expand our array of specialty vehicles and limousines and to offer financial services to existing customers as well as other commercial fleet operators. We plan to leverage our manufacturing business segment to expand our financial services to commercial fleet operators, specifically the 7,000 courier companies and the 14,000 limousine operators, throughout the United States. Coach will actively pursue acquisition candidates that can support the expansion of these products and financial services.

Manufacturing Segment

Coach manufactures specialty vehicles for commercial fleet operators through SCB and CTMC. CTMC is a New York corporation. Its sales office is located in Bohemia, New York. SCB is a Missouri corporation. Its principal executive offices are located in Springfield, Missouri.

SCB and CTMC are two of the nine limousine manufacturers in the limousine manufacturing industry operating under a Qualified Vehicle Modifier Agreement (“QVM”) and a Cadillac Master Coachbuilders Agreement (“CMC”). Securing a QVM or CMC with one of the major automobile manufacturers is a barrier to entering the specialty vehicle manufacturing industry due to the scrutiny and rigid manufacturing facility requirements imposed by the automobile manufacturer. Companies operating without CMC, QVM or similar agreements will not receive technological updates or support through service warranties from the manufacturers, nor will they be able to participate in special rebate and advertising programs.

Commercial Transportation Manufacturing Corporation. CTMC’s operation consists of manufacturing, selling and servicing specialty vehicles, limousine buses and to a lesser extent, Lincoln Town Cars. Its operations require a 30,000 square foot manufacturing facility. CTMC manufactures its vehicles pursuant to a QVM Agreement with Ford Motor Company.

Springfield Coach Industries Corporation, Inc. SCB manufactures its vehicles pursuant to a QVM Agreement with Ford Motor Company and a CMC Agreement with General Motors Corporation. SCB’s operations consist of manufacturing, selling and servicing Lincoln Town Cars and Ford Excursions Limousines. The operations is housed in a 45,000 square foot manufacturing facility with approximately 60 employees involved in the direct manufacture of the modified chassis.

The Company has signed an agreement with Ford Motor Company for a $2.0 million line of credit for the purchase of chassis inventory from Ford. We believe that the line of credit with the supplier will be adequate to meet the funding requirements for the manufacturing facilities. In addition, the Company is negotiating with various lenders to provide floor plan financing for non-conforming chassis purchases and for vehicles that are built as showroom models. This will enable the sales force to present completed vehicles to their prospects in locations outside of the factory.

In addition, Company has established a $1.6 million floor plan line of credit with a local automotive dealership located in New York. The dealership funds the purchase of chassis inventory that is purchased from the dealership, interest free for 90 days.

After our acquisition of certain assets and liabilities of Springfield in December 2003, we determined that the production of the various vehicles needed to be segregated as to eliminate any duplication of production processes at the CTMC and SCB facilities. CTMC personnel have extensive depth of knowledge in prototype development, modification and engineering of specialty vehicles, such as the buses and sports utility vehicles (“SUV”). As a result, in January 2004, the Company made a strategic decision for CTMC to focus on manufacturing specialty vehicles and limousine buses and for SCB to focus on manufacturing the Lincoln Town Car limousines and the Ford Excursion limousines. Based on these manufacturing changes and focus on specialty vehicles, the Company plans on expending $1.0 million on research and development during the next twelve months, in addition to the $829,840 already incurred for the nine months ended September 30, 2004.

During the third quarter of 2004, we assessed the labor market and the cost structure of the manufacturing plant in Bohemia, New York and determined that it was necessary to relocate the manufacturing facility to Springfield, Missouri to eliminate redundant back-office activities at SCB and CTMC and to take advantage of the lower cost structure and abundant labor market, in Springfield. The Springfield, Missouri area has three limousine manufacturing companies, thus providing a cost effective labor market, rich with the skills that are required to manufacture quality products. The cost of relocating the CTMC facility was $635,000, of which $491,000 related to the disposal of leasehold improvements and inventory that was considered obsolete, or too costly to move to the new location. The overhead reduction that will be attained on an annual basis for administrative salaries and related overhead is approximately $300,000 and the reduction in overhead expense is anticipated to be between $150,000 and $300,000, for a total annual savings of between $450,000 and $600,000. We anticipate that the manufacturing facility will be fully operational in Springfield by the first quarter of 2005 and expects to see benefits relating to this relocation in both manufacturing facilities. The Company will continue to maintain a significant sales presence in the New York area. The sales office is still housed in this facility and the Company is obligated to the landlord on the CTMC facility through December 2007. The Company is currently negotiating the settlement of the lease agreement with the landlord and anticipates having the negotiations completed by the end of its fiscal year. It is anticipated that the settlement will include a portion of cash and a larger percentage of the settlement in common stock.

Financial Services Segment

Coach offers an array of financial services and insurance products to commercial fleet operators and independent contractors in the courier industry through CDS and CFS. CFS is a Florida corporation. Its principal executive offices are located in Cooper City, Florida. CDS is a New York corporation. Its principal executive offices are located in Glens Falls, New York.

Coach Financial Services, Inc. CFS offers financial services to CDS, SCB and CTMC customers and other commercial fleet operators. CFS targets small to mid-size businesses and professionals. In addition, the Company plans to offer an array of financial products, including financing for luxury limousines, commercial fleets and high-end automobiles and specialty lines of insurance products. CFS provides various leases, including commercial motor vehicle leases, equipment leases and retail installment loans to commercial customers who purchase vehicles from SCB or CTMC, CDS customers and other commercial fleet operators.

The Company received a secured guidance line of credit from New World Funding in the amount of $5.0 million to be used for funding leases for customers of CFS. The interest rate charged by New World Funding is specific to the leases funded, on a lease- by-lease basis. The interest paid on the lease includes a component for servicing the leases for the Company. The leases typically have terms between 36 and 60 months and do not have a significant payment due at the end of the lease. The average interest charged by Sovereign Bank on these leases is approximately 7.00 percent.

Corporate Development Services, Inc. CDS provides the services of independent contractors, subcontractor settlement processing and specialty insurance products to commercial fleet operators. CDS is one of three entities providing independent contractors to the commercial fleet industry. CDS provides services that insulate the commercial fleet operator from workplace concerns relating to employment by creating an independent operator status for the individual drivers. CDS provides specialty insurance products to these drivers, as well as health benefits and other insurance products they require through various relationships with independent brokers. The Company currently provides its products to approximately 5,000 drivers and 250 courier companies.

The Company received a secured guidance line of credit from Sovereign Bank in the amount of $4.5 million to be used for funding leases for customers of CDS. The interest rate charged by Sovereign Bank is specific to the leases funded, on a lease- by-lease basis. The interest paid on the lease includes a component for servicing the leases for the Company. The leases typically have terms between 36 and 60 months and do not have a significant payment due at the end of the lease. The average interest charged by Sovereign Bank on these leases is between 6.25 percent and 6.75 percent.

The Company received an ACH (Automatic Clearing house) line of credit from North Fork Bank in the amount of $1.5 million to be used to facilitate the direct deposit function for customers of CDS. The line of credit is collateralized by a certificate deposit (or Money Market Account) held at the North Fork Bank.

Industries

Specialty Vehicle Manufacturing

The limousine industry consists of the manufacturing of modified chassis, both through manufacturer supported programs, such as through QVM and CMC agreements, as well as non-conforming, non-manufacturer supported chassis modifications. The chassis is purchased from the manufacturer under a manufacturer supported program and modified based on the specifications provided and monitored by the manufacturer. The modification manufacturer may provide some changes to the design and aesthetics of the product, but not the engineering of the product. The manufacturer closely monitors and reviews the performance of all those modification manufacturers in their programs. In addition, there are those vehicles that are not supported by the manufacturer. These vehicles are manufactured based on the customer specifications or the marketplace. These vehicles do not receive the same warranty from the manufacturer, thus require additional support by the modification manufacturer.

Once a vehicle is manufactured, it is typically sold to one of 14,000 limousine operators. These operators utilize these vehicles to provide livery service. The livery service industry provides drivers and short term rentals for airport shuttle service, weddings, business travel, proms, funerals and various other special occasions.

Based on the Limousine and Chauffeured Transportation Industry statistic, the limousine manufacturing industry generates approximately $400 million in annual revenues through the sale of luxury limousines, specialty vehicles and limousine buses to approximately 14,000 limousine operators located throughout the United States. These limousine operators are located in the following regions of the United States: 59% in the Northeast; 16% in the Southeast; 11% in the Midwest; and 14% in the West.

Courier Industry

The courier industry consists of approximately 7,200 same day, messenger and expedited courier companies according to US Census data with combined annual sales of approximately $521 million, with about 562,000 couriers in the field. Approximately 400,000 of those couriers are independent contractors. The couriers utilize some form of transportation to provide their service: 3% by bicycle; 34% by small cars; 48% by pick-up trucks or vans; 13% by small or large trucks; and 1% by foot.

Financial Services

The financial services business consists of savings and loans, banks, leasing companies, insurance companies, insurance brokers and other providers of financial services. The industry is highly competitive and the rates charged by the competition may be lower than those rates that we may be able to charge because our cost of funds and overhead costs are higher than these other companies. We intend to offer our services primarily to businesses in our niche markets. These businesses are largely under-served by the financial community. We will offer various services to our drivers and purchasers of our vehicles that will differentiate us from our competition. By doing so, we believe that we can make our services less sensitive to rate and more focused on the service aspect of the business.

Products and Services

The Company’s development of products and services is performed by its four subsidiaries. New products and services are evaluated and analyzed by management, with an additional focus on the business and financial impact to the overall company and its subsidiaries.

Manufacturing Products and Services

Lincoln Town Car. A Lincoln Town Car is modified into a luxury limousine through a thirteen step manufacturing process completed over a period of approximately eleven days. The Company maintains a 35 to 45 day inventory of Lincoln Town Car limousines and the Ford Excursion limousines to meet customer demand. The Lincoln Town Car market makes up approximately 90% of the modified limousine chassis market.

Specialty Vehicles. The Specialty vehicles and buses include various SUV’s and buses, as well as other models that are made to order. The customer has many more options in this market however pricing is based on the time, materials manufacturing overhead plus profit margin. The specialty vehicles and buses manufactured at CTMC are primarily built to order. This is a small percentage of the limousine market, however we believe that we can sustain higher profit margins and significant customization is available based on the customers specifications.

Financial Services and Products

We offer commercial vehicle lease, commercial vehicle loans, balloon notes, equipment leasing/financing, fleet refinancing and high line automobile lease/financing to the commercial fleet operators throughout the United States.

Our financial services products are funded to the commercial fleet operators for a period between twelve to seventy-two months, based on the year, make and model of the collateral. The rate of interest is between 6.9% and up to a rate of 18%, based on the applicable lending guidelines. The typical loan balance is between $20,000 and $50,000, however based on the collateral, the Company would lend up to $500,000. Based on the credit score and classification the borrower is required to conform to a minimal credit application and documentation for those borrowers classified as “A” credit to a full documentation and review of the credit standing, collateral, source of proceeds and review of documentation for those borrowers falling into the “C” or “D” credit criteria. Also the amount of borrowings and down payment on the loan or lease will have a bearing on the amount of documentation that is required by the lending officer. The collateral typically is a vehicle that is the primary source of revenue for our borrowers, such as limousine operators and courier drivers.

In addition, the Company has established a loan and lease committee that meets at least twice a month to go over all credits made during the period. Also, all loans or leases over $100,000 requires that at least two members of the loan committee review the credit decision of the lending officer and that they review and approve the credit as well.

The committee also reviews all troubled and delinquent assets twice a month. The Company intends to proceed on repossession on vehicles or collateral that is delinquent sixty days. All loans or leases considered delinquent 90 days or greater are considered non-interest earning assets or non-accrual. Any loan or lease on non-accrual will be evaluated on a loan by loan basis.

Competition

Limousine Manufacturing

SCB and CTMC are two of the nine major limousine manufacturers in the industry operating under a QVM agreement with Ford Motors and a CMC agreement with Cadillac. There are many companies in the marketplace that do not operate under the manufacturer sponsored programs, such as the QVM and CMC. Operating within QVM and CMC agreements enables the Company to provide enhanced warranty coverage to the purchasers of our vehicles, through superior engineering design and by utilizing the resources provided by the Ford and Cadillac. Our competition offers similar products to these limousine operators however; our sales, design and engineering team have focused our products on specifications that commercial fleet operators demand. We intend to further differentiate ourselves by offering to these commercial fleet operator’s financial solutions including automotive leases, contract settlement processing and insurance products. The subcontractor settlement processing to commercial fleet operators enables the Company to communicate our products and services to our clients on a weekly basis versus once every three to four years, when they are in the market for a new vehicle. We believe that due to our focused market niche, and our experience, both with the drivers and the collateral, we will be highly competitive within the marketplace.

Subcontractor Settlement Processing

The Company is one of three entities providing independent contractors to the commercial fleet industry. CDS provides services that insulate the commercial fleet operator from workplace concerns relating to employment by creating and reinforcing an independent operator status for the individual drivers. The Company provides specialty insurance products to these drivers, as well as health benefits and other insurance products they require. The software platform and the relationship with the insurance carrier are the key to the success of this business. The business is run on a low gross profit margin and automation is the key to gaining market share in this industry.

Lease Financing

The Company is one of many financial service providers offering lease products to business customers. The competition consists of banks, savings and loans, finance companies, consumer product companies and independent brokers. Some of our competitors may have more financial resources and offer better pricing than us. Legal and regulatory developments have made it easier for new and sometimes unregulated entities to compete with us. Consolidation among financial service providers has resulted in fewer large national and regional banking and financial institutions holding a large accumulation of assets. These institutions may have significantly greater resources, a wider geographic presence or greater accessibility. Competition for loans comes principally from other banks, savings institutions and other lenders. This competition could decrease the number and size of loans that we make and the interest rates and fees that we receive on these loans.

Marketing

Limousine and Specialty Vehicle Manufacturing

The specialty manufacturing business has slowed down since the attack on the World Trade Centers on September 11, 2001 (“9/11”) from a peak of production of 9,000 units produced to 1,800 units produced during 2001. The industry is slowly recovering, but we do not expect the industry to reach the same production levels in the near future. The current production for the limousine manufacturing business is anticipated to be approximately 3,000 units for 2004. We expect the industry production level to increase, however it is not anticipated that the production will ever reach the 9,000 unit level.

The Company markets its specialty vehicles through tradeshows, print advertising and direct marketing to limousine operators. The Company is focusing on certain custom niches within its geographical markets and believes that opportunities for growth remain strong for modified limousine chassis. The Company has an innovative sales and service team focused on building lasting relationships with its customers. This is accomplished by delivering vehicles and services that management believes will inspire customer loyalty and enthusiasm.

The Company typically attends two tradeshows annually to exhibit their products and services, as well as to stay abreast of current trends in the marketplace. In addition to tradeshows, our sales team typically attends local limousine operator association meetings on a monthly basis. This enables the sales team to stay in front of the operators on an on-going basis. The Company and its sales team actively call the operators in their sales market to maintain a personal relationship with the operators. The Company sends out direct mail marketing pieces to select customers or contacts with products or services that we believe will result in a future sale of our products.

The Company has implemented a new software package that enables management to track the sales calls by region, salesperson and operator. This provides a tool for management to assess the sales process as well as the individual performance of the sales staff. We intend to continue to refine the process through further implementation of this software package. This software package will be utilized by our sales force to sell all the products that the Company has to offer, including loans and lease financing, financial services, subcontracting settlement processing and limousines and specialty vehicles.

In addition, the Company places print advertisement in various trade publications, which are supported by QVM and CMC agreements. The Company believes that maintaining a presence in the limousine community provides the recognition necessary to further their other forms of advertising and marketing.

Financial Services - Loan and Lease Financing. The Company markets its lease financing and other financial services through both the sales force for the limousine operators as well as through a directed sales force, specific to the industry that targets fleet operators and independent dealers within the specific niches that we intend to target. The Company also sends out direct mail marketing pieces to select customers or contacts with products or services that they believe will result in a future sale of our products.

Financial Services - Subcontractor Settlement Processing. With the acquisition of CDS, the Company anticipates access to 5,000 courier drivers that we believe have specific needs that we intend to address immediately. CDS provides solutions to problems that are endemic to the courier industry on an individual level, as well as an association. Classification of drivers that service the courier business are an issue for the owner operator, whereby they may subject themselves to questions relating to the driver’s status as an employee or independent contractor. The Company provides the support, education, products and insulation to enhance the independent contractor relationship. We intend to spend approximately $100,000 during the fourth quarter of 2004, to set up town hall meetings throughout the country to educate these drivers about the various services that are available to them. We believe that the key to the success of this acquisition is to further provide the couriers with leases, cars and additional insurance products and services.

In addition, Company will continue to meet with local and national limousine associations to present them with CDS’s business solutions. The Company intends to market to the limousine industry the subcontractor settlement processing, insurance products and to expand and implement products and services offerings to this market segment.

Source and Availability of Raw Material for Production

The Company’s two major suppliers are Ford Motor Company and General Motors Corporation, which provide the chassis for the Lincoln Town Car and the Cadillac products that the Company then manufactures into a modified vehicle under a QVM agreement with Ford and a CMC agreement with General Motors Corporation. The Company believes that its relationship with these major suppliers is in good standing at this time and that the supply of chassis inventory is adequate to meet our operating needs.

Agreements with Major Suppliers

The Company manufactures luxury limousines, specialty vehicles and limousine buses under a QVM with Ford Motor Company and a CMC with General Motors Corporation. These agreements are evaluated and renewed annually by Coach. The Company is able to utilize the expertise of the supplier for engineering expertise, warranty support, rebates for chassis purchases and a source of marketing funds.

Research and Development

The Company did not have any research and development expenses for the year ended December 31, 2003. Research and development was $829,840 for the nine months ended September 30, 2004. After our acquisition of Springfield in December 2003, we determined that the production of the various vehicles needed to be segregated as to eliminate any duplication of production processes at the CTMC and SCB facilities. CTMC personnel have extensive depth of knowledge in prototype development, modification and engineering of specialty vehicles, such as the buses and SUV’s. As a result, in January 2004, the Company made a strategic decision for CTMC to focus on manufacturing specialty vehicles and limousine buses and for SCB to focus on manufacturing the Lincoln Town Car limousines and the Ford Excursion limousines. Based on these manufacturing changes and focus on specialty vehicles, the Company plans on expending $1.00 million on research and development during the next twelve months, in addition to the $829,840 already incurred for the nine months ended September 30, 2004.

Seasonality

The specialty vehicle business is seasonal, whereby most purchases are made during the second and fourth quarters of the fiscal year. The plants close for a week in the summer and a week in December. The Company plans on diversifying its business to mitigate some of the seasonality of the current operations.

Subsidiaries

We own four wholly owned operating subsidiaries: (1) Springfield Coach Industries Corporation, Inc., a Missouri corporation; (2) Commercial Transportation Manufacturing Corporation, a New York corporation; (3) Coach Financial Services, Inc., a Florida corporation; and (4) Corporate Development Services, Inc. and its subsidiaries, a New York corporation.

Employees

As of December 1, 2004, we had 83 full-time employees, 57 of which are in manufacturing personnel and the remainder of which serve in a managerial, sales, marketing or administrative capacity. We currently outsource our sales and marketing function. We have 21 employees relating to the acquisition of CDS that are employed through a professional employment organization. We believe that our employee relations are good. None of our employees are represented by a collective bargaining unit.

The Company is continually evaluating the staffing needs of the organization. The leasing operation will be required to hire approximately 5 employees over the next three months. The holding company intends to hire approximately four new employees over the next three months, mostly in the administrative and finance areas. The manufacturing facilities will hire approximately 5 employees over the next three months, primarily to support the relocation of the CTMC operation. CDS is adequately staffed and we do not intend to hire any new staff upon acquisition or within the next three months.

Government Regulation

Our Cadillac Master CoachBuilder Agreement with General Motors Corporation and the Quality Vehicle Modifier Agreement with Ford Motor Company require that we maintain and adhere to strict engineering and manufacturing standards set by the National Highway Traffic and Safety Agency (“NHTSA”) for manufactured vehicles. The National Highway Traffic Safety Administration (NHTSA), under the U.S. Department of Transportation, was established by the Highway Safety Act of 1970, as the successor to the National Highway Safety Bureau, to carry out safety programs under the National Traffic and Motor Vehicle Safety Act of 1966 and the Highway Safety Act of 1966. We purchase our vehicles directly from the original manufacturers, such as Ford Motor Company, General Motors Corporation and Daimler-Chrysler, and then modify the vehicles based on our customer’s requirements or the specific product lines. As such, we are not subject to the same regulations as other automotive manufacturers.

History

Coach was incorporated in the State of Nevada in October 1998. Its principal executive offices are located at 12330 SW 53rd Street, Suite 703, Cooper City, FL 33330. Our telephone number is (954) 602-1400.

Coach owns 100% of four subsidiaries. On September 1, 2003, Coach acquired CTMC through a reverse merger. Coach issued approximately 3 million shares of common stock to CTMC in a stock for stock exchange. CTMC is a New York corporation. Its sales offices are located in Bohemia, New York.

On December 31, 2003, Coach, through SCB, its newly formed wholly owned subsidiary, acquired certain assets and liabilities from Springfield Coach Builders, Inc. The acquisition was valued at $2.66 million based on 2 million shares of common stock, at $1.33 per share, the closing market price on November 6, 2003. SCB is a Missouri corporation. Its principal executive offices are located in Springfield, Missouri.

On July 9, 2004, Coach, through CFS, its newly formed wholly owned subsidiary, entered into an agreement to purchase all of the common stock of Go Commercial Leasing Corporation (“Go Commercial”) and merged Go Commercial into CFS. We issued 423,529 shares of common stock, valued at $720,000, to the shareholders of CDS. CFS is a Florida corporation. Its principal executive offices are located in Cooper City, Florida.

On August 6, 2004, Coach signed a letter of intent to acquire CDS, whereby the Company issued to the shareholder of CDS a combination of stock and cash. The acquisition was completed on August 31, 2004 and is reflected in our financial statements as of September 1, 2004. The Company paid $4.8 million for CDS through the issuance of 3.2 million shares of common stock valued at $1.19 per share, of which 504,202 shares of common stock are held in escrow. On December 6, 2004, CDS satisfied its conditions subsequent under the purchase agreement by signing a 2 year agreement with Transguard, for which the Company paid to CDS an additional $1.2 million through the issuance of 806,724 shares of common stock valued at $1.19 per share and $240,000 in cash. In addition, Coach paid $500,000 in cash and issued a promissory note in the amount of $460,000 to the shareholders of CDS. The CDS is a New York corporation. Its principal executive offices are located in Glens Falls, New York.

MANAGEMENT’S DISCUSSION AND ANALYSIS FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Statements included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, and in future filings by the company with the Securities and Exchange Commission, in the company’s press releases and in oral statements made with the approval of an authorized executive officer which are not historical nor current facts are “forward-looking statements” and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. The foregoing list should not be construed as exhaustive and the company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. You are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the our actual results and could cause the our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) the extremely competitive conditions that currently exist in the market for companies similar to us; (ii) lack or resources to maintain the company’s good standing status and requisite filings with the Securities and Exchange Commission; (iii) history of operating losses and accumulated deficit; (iv) possible need for additional financing; (v) competition; (vi) dependence on management; (vii) risks related to proprietary rights; (viii) government regulation; and (ix) other factors discussed in this report and the Company’s other filings with the Securities and Exchange Commission. The following discussion should be read in conjunction with our financial statements and their explanatory notes included in the report.

Coach Industries Group, Inc. Overview and Business Strategy

Coach is a holding company which, through its subsidiaries, manufactures specialty vehicles for commercial fleet operators and offers an array of financial services and insurance products to commercial fleet operators and independent contractors in the courier industry. Our long-term strategy is to offer and expand our array of specialty vehicles and limousines and to offer financial services to existing customers as well as other commercial fleet operators. We plan to leverage our manufacturing business segment to expand our financial services to commercial fleet operators, specifically the 7,000 courier companies and the 14,000 limousine operators, throughout the United States. Coach will actively pursue acquisition candidates that can support the expansion of these products and financial services. We currently have four wholly owned subsidiaries.

In September 2003, Coach acquired Commercial Transportation Manufacturing Corporation (“CTMC”) through a reverse merger. CTMC is a New York corporation. Its principal executive offices are located in Bohemia, New York. CTMC focuses on manufacturing specialty vehicles and limousine buses.

In December 2003, the Company formed Springfield Coach Industries Corporation, Inc. (“SCB”), by acquiring certain assets and assuming certain liabilities from Springfield Coach Builders, Inc. (“Springfield”). SCB is a Missouri corporation. Its principal executive offices are located in Springfield, Missouri. SCB focuses on manufacturing Lincoln Town Car limousines and Ford Excursion limousines.

On July 1, 2004, we formed Coach Financial Services, Inc. (“CFS”). CFS provides financial services to purchasers of our various automotive products and also to other limousine operators. On July 9, 2004, we entered into an agreement to purchase all of the common stock of Go Commercial Leasing Corporation (“Go Commercial”) and merged Go Commercial into CFS. This acquisition will enable us to offer an array of financial products, including financing for luxury limousines, commercial fleets and high-end automobiles as well as other financial services, such as specialty lines of insurance products. CFS intends to provide various leases, including commercial motor vehicle leases, equipment leases and retail installment loans to customers who purchase vehicles from Coach as well as other operators purchasing vehicles from competitors.

CFS currently has a $1.5 million lease portfolio under management and a $4.5 million secured guidance line of credit to be utilized to fund its leases. CFS intends to provide closed-end leases to purchasers of limousines manufactured by the Company. CFS also intends to market its leases through dealers with established relationships with management. CFS will require additional borrowing facilities for its operations, based on the production requirements of its portfolio. We are in the process of negotiating these credit facilities with various lenders.

Annually, the limousine manufacturing industry generates approximately $400 million in revenues through the sale of luxury limousines, specialty vehicles and limousine buses to approximately 14,000 limousine operators located throughout the United States. These limousine operators are located in the following regions of the United States: 59% in the Northeast, 16% in the Southeast, 11% in the Midwest and 14% in the West. The Company’s facilities are strategically located to economically service the limousine market. SCB, because of its Midwest location, provides the Company with the opportunity to economically support customers located in the Midwestern, Southeastern and Western region of the United States. SCB’s Midwestern location also provides the Company significant operating expense advantages due to lower labor and occupancy costs. CTMC’s New York presence allows the Company to support the lucrative Northeastern market. CTMC personnel have extensive depth of knowledge in prototype development, modification and engineering of specialty vehicles, such as the buses and SUV’s. In January 2004, the Company made a strategic decision to focus SCB on manufacturing the Lincoln Town Car limousines, which represent approximately ninety percent (90%) of the market, and the Ford Excursion limousines and for CTMC to focus on specialty vehicles and limousine buses.

After our acquisition of certain assets and liabilities of Springfield in December 2003, we determined that the production of the various vehicles needed to be segregated as to eliminate any duplication of production processes at the CTMC and SCB facilities. CTMC personnel have extensive depth of knowledge in prototype development, modification and engineering of specialty vehicles, such as the buses and SUV’s. As a result, in January 2004, the Company made a strategic decision for CTMC to focus on manufacturing specialty vehicles and limousine buses and for SCB to focus on manufacturing the Lincoln Town Car limousines and the Ford Excursion limousines. Based on these manufacturing changes and focus on specialty vehicles, the Company plans on expending $1.00 million on research and development during the next twelve months, in addition to the $829,840 already incurred for the nine months ended September 30, 2004.

The business strategy of the Company is to further diversify product lines and develop innovative design, engineering and manufacturing expertise in order to be the premiere luxury limousine manufacturer in the marketplace. The Company sells its custom limousine chassis to limousine operators throughout the United States. The Company markets its limousines through tradeshows, print advertising and direct marketing to limousine operators. The Company is focusing on certain custom niches within its geographical markets and believes that opportunities for growth remain strong for modified limousine chassis. The Company’s two major suppliers are Ford Motor Company and General Motors Corporation, which provide the chassis for the Lincoln Town Car and the Cadillac products that the Company then manufactures into a modified vehicle under the QVM and CMC agreements. The Company believes that their relationship with these major suppliers is in good standing at this time and that the supply of chassis inventory is adequate to meet our operating needs.

The Company believes that it can best carry out its long-term business plan and obtain optimal financial flexibility by using a combination of borrowings under the Company’s credit facilities, as well as internally and externally generated equity capital, as sources of expansion capital. We believe this gives us a competitive advantage from other manufacturers in our industry who do not have access to these capital markets.

The Company has signed an agreement with Ford Motor Company for a $2.0 million line of credit for the purchase of chassis inventory. We believe that the line of credit with the supplier will be adequate to meet the funding requirements for the manufacturing facilities. In addition, the Company is negotiating with various lenders to provide floor plan financing for non-conforming chassis purchases and for vehicles that are built as showroom models. This will enable the sales force to present completed vehicles to their prospects in locations outside of the factory. In addition, Company has established a $1.6 million floor plan line of credit with a local dealership in New York. The dealership funds the purchase of chassis inventory, interest free for 90 days. The balance outstanding, from Ford Motor Company and this local dealership at September 30, 2004 was $970,000.

Liquidity and Capital Resources

The Company has historically satisfied its operating cash requirements primarily through private placements of restricted stock, the issuance of debt securities, issuance of common stock to satisfy balances currently outstanding, the issuance of convertible debt and warrants, operating cash flow and cash funding from related parties, as required.

The Company has incurred losses from operations for the period from January 8, 2003 (inception) through December 31, 2003 of $1.7 million and a net loss of $2.8 million for the nine months ended September 30, 2004. The Company has acquired certain assets and liabilities of Springfield effective December 31, 2003. The Company anticipates that its cash requirements will continue to increase as it continues to expend substantial resources to build its infrastructure, develop its business plan and establish its sales and marketing network operations, customer support and administrative organizations. The Company currently anticipates that its available cash resources and cash generated from operations will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for the next twelve months. If the Company is unable to maintain profitability, or seeks further expansion, additional funding will become necessary. There can be no assurances that the Company can realize sufficient revenues to satisfy its business plan and further, there can be no assurance that alternative sources of financing can be procured on behalf of the Company.

The Company has access to five lines of credit. The Company has signed an agreement with Ford Motor Company for a $2.0 million line of credit for the purchase of chassis inventory from Ford. We believe that the line of credit with the supplier will be adequate to meet the funding requirements for the manufacturing facilities. In addition, the Company is negotiating with various lenders to provide floor plan financing for non-conforming chassis purchases and for vehicles that are built as showroom models. This will enable the sales force to present completed vehicles to their prospects in locations outside of the factory.

In addition, Company has established a $1.6 million floor plan line of credit with a local automotive dealership located in New York. The dealership funds the purchase of chassis inventory that is purchased from the dealership, interest free for 90 days.

The Company received a secured guidance line of credit from Sovereign Bank in the amount of $4.5 million to be used for funding leases for customers of CDS. The interest rate charged by Sovereign Bank is specific to the leases funded, on a lease- by-lease basis. The interest paid on the lease includes a component for servicing the leases for the Company. The leases typically have terms between 36 and 60 months and do not have a significant payment due at the end of the lease. The average interest charged by Sovereign Bank on these leases is between 6.25 percent and 6.75 percent.

The Company received a secured guidance line of credit from New World Funding in the amount of $5.0 million to be used for funding leases for customers of CFS. The interest rate charged by New World Funding is specific to the leases funded, on a lease- by-lease basis. The interest paid on the lease includes a component for servicing the leases for the Company. The leases typically have terms between 36 and 60 months and do not have a significant payment due at the end of the lease. The average interest charged by Sovereign Bank on these leases is approximately 7.00 percent.

The Company received an ACH line of credit from North Fork Bank in the amount of $1.5 million to be used to facilitate the direct deposit function for customers of CDS. The line of credit is collateralized by a certificate deposit (or Money Market Account) held at the Bank.

In addition, on September 29, 2004, the Company entered into a Secured Convertible Term Note (the “Convertible Note”) with Laurus Master Fund, Ltd. (“Laurus”). The Convertible Note consists of a three-year, fixed price convertible note that bears an interest rate equal to the Prime Rate as published in the Wall Street Journal, plus 3.5 percent, at September 30, 2004 the interest rate was 8.25 percent. The facility allows for the outstanding principal and accrued interest to be converted into common stock at a fixed conversion prices. As of January 14, 2005, we have received $4,908,015, which is convertible into an aggregate of up to 5,002,793 shares of common stock, including (i) 600,000 shares of common stock that Laurus converted at the rate of $0.50 per share; (ii) 2,309,278 shares of common stock which may be converted at the rate of $0.97 per share; (ii) 717,368 shares of common stock which may be converted at the rate of $1.21 per share; and (iii) 1,376,147 shares of common stock which may be converted at the rate of $1.09 per share. The remainder of the balance under the Note of $1,091,985, is held by the Company in a restricted account controlled by Laurus, and may be converted at the rate of $1.33 per share into 821,041 shares of restricted common stock Based on a market preference provided to Laurus on the transaction of 20 percent of the first $2.0 million, the Company reclassified $400,000 to additional paid in capital. This amount will be accretive to the Convertible Notes over a 36 month period.

On September 29, 2004, the Company received $1.6 million in proceeds from the Convertible Note to be used by the Company; $960,000 for the acquisition of CDS which was placed in an escrow account at closing; $240,000 management fee; additional fees of $26,500 and the balance of $373,500 to be utilized for corporate working capital requirements.

In addition, $4,668,015 was placed in a restricted cash account in the name of the Company to be utilized by the Company for the purchase of tangible property, unencumbered assets or for future acquisitions of target companies. The Convertible Note accrues interest, at September 30, 2004 at 8.25%. The Company is required to make interest payments to Laurus on the portion of Convertible Note that has been funded to the Company, unrestricted. The Company is also required to make principal amortization payments on the funded balance, over a 33 month period, starting January 1, 2005.

The Company issued to Laurus warrants to purchase shares of common stock in connection with the above Convertible Notes. The Company issued the following warrants with the value of the warrants:

Number of Warrants	Exercise Price	Value of Warrants
495,867	$1.51	$347,005
495,867	$1.82	322,674
495,867	$2.12	302,621

1,487,601		$972,300

As part of the above transaction, the Company is required to file a registration statement and intends to do so, with the terms of the agreement. The Company amortized $900 for the three and nine months ended September 30, 2004.

The Company, through SCB, acquired certain assets and liabilities of Springfield Coach Builders, Inc., effective December 31, 2003 and at that time determined that the production of the various vehicles needed to be segregated to eliminate any duplication of production processes at both facilities. CTMC personnel have extensive depth of knowledge in prototype development, modification and engineering of specialty vehicles, such as the buses and the SUV’s. In January 2004, the Company made a strategic decision to focus SCB on manufacturing the Lincoln Town Car limousines and the Ford Excursion limousines and for CTMC to focus on specialty vehicles and limousine buses. The Company intends to expend $1.00 million on research and development during the next twelve months on implementing this transition. The Company has expended approximately $829,000 on research and development for the nine months ended September 30, 2004.

During the third quarter of 2004, Coach assessed the labor market and the cost structure of the manufacturing plant in Bohemia, New York and determined that it was necessary to relocate the manufacturing facility to Springfield, Missouri to eliminate redundant back-office activities at SCB and CTMC and to take advantage of the lower cost structure and abundant labor market, in Springfield. The Springfield, Missouri area has three limousine manufacturing companies, thus providing a cost effective labor market, rich with the skills that are required to manufacture quality products. The cost of relocating the CTMC facility was $635,000, of which $491,000 related to the disposal of leasehold improvements and inventory that was considered obsolete or too costly to move to the new location. The overhead reduction that will be attained on an annual basis for administrative salaries and related overhead is approximately $300,000 and the reduction in overhead expense is anticipated to be between $150,000 and $300,000, for a total annual savings of between $450,000 and $600,000. We anticipate that the manufacturing facility will be fully operational in Springfield by the first quarter of 2005 and expects to see benefits relating to this relocation in both manufacturing facilities. The Company will continue to maintain a significant sales presence in the New York area. The sales office is still housed in this facility and the Company is obligated to the landlord on the CTMC facility through December 2007. The Company is currently negotiating the settlement of the lease agreement with the landlord and anticipates having the negotiations completed by the end of its fiscal year. It is anticipated that the settlement will include a portion of cash and a larger percentage of the settlement in common stock.

Effective December 31, 2003, the Company, through its wholly owned subsidiary, SCB, consummated the acquisition of certain assets and liabilities of Springfield Coach Builders, Inc.

As of August 26, 2003, the Company reserved 1.6 million shares, valued at $0.45 cents per share, for the purpose of using as agreed consideration for a potential transaction. The shares shall vest on the effective date of the aforementioned potential transaction. CFS will provide financial services to purchasers of our various automotive products and also to other limousine operators. On July 9, 2004, we entered into an agreement to purchase all of the common stock of Go Commercial Leasing

Corporation (“Go Commercial”) and merged Go Commercial into CFS. The deal is valued at $720,000.This acquisition enables us to offer an array of financial products, including financing for luxury limousines, commercial fleets and high-end automobiles as well as other financial services, such as specialty lines of insurance products. CFS provides various leases, including commercial motor vehicle leases, equipment leases and retail installment loans to commercial customers who purchase vehicles from Coach as well as other operators purchasing vehicles from competitors. CFS primarily lends to small to mid-size business and professionals.

On August 6, 2004, Coach signed a letter of intent to acquire Corporate Development Services, Inc., located in Glens Falls, New York, and its affiliated companies, whereby the Company will issue a combination of stock and cash. The acquisition was completed on August 31, 2004 and is reflected in our financial statements as of September 1, 2004. CDS is one of three entities providing independent contractors to the commercial fleet industry. CDS provides services that insulate the commercial fleet operator from workplace concerns relating to employment by creating an independent operator status for the individual drivers. The Company provides specialty insurance products to these drivers, as well as health benefits and other insurance products they require through various relationships with independent brokers.

Financial Condition - September 30, 2004 compared to December 31, 2003

Current Assets

Cash and cash equivalents. Cash and cash equivalents increased from $91,565 at December 31, 2003 to $2.0 million at September 30, 2004, the increase is primarily due to the acquisition of CDS, effective August 31, 2004 and the Laurus transaction. The cash balances at September 30, 2004, specific to CDS were $1.6 million. The cash funded in the Laurus transaction was $373,500 for working capital.

Restricted cash. Restricted cash increased from zero at December 31, 2003 to $1.3 million at September 30, 2004. The balance primarily relates to the Laurus transaction, whereby funds are restricted to transactions that are approved by Laurus for funding collateralized transactions or future acquisitions by the Company. The Company closed on the Laurus transaction on September 29, 2004. The amount classified as short-term pertains to the short-term debt repayment required by the transaction, as well as cash funded from the restricted account for collateral in the subsequent period.

Accounts receivable, net. Accounts receivable, net at September 30, 2004 was $888,998 compared to $12,939 at December 31, 2003. The increase reflects balances of $367,000 relating to the manufacturing business and $500,000 relating to the acquisition of CDS on August 31, 2004.

Escrow receivable. Escrow receivable of $960,000 specifically relates to the funds received at closing from the Laurus transaction pending the final closing of the CDS acquisition on October 21, 2004. The funds were released from escrow at the closing date and $500,000 was funded to the shareholders of CDS at that time. The remaining $460,000 will be remitted to the shareholders in January 2005.

Unbilled Revenue – Unbilled revenue at September 30, 2004 was $1.8 million specifically related to the CDS acquisition as of August 31, 2004.

Supply inventory. Supply inventory consist of inventory specific to the manufacturing facilities. Supply inventory decreased from $1.3 million at December 31, 2003 to $1.2 million at September 30, 2004. In addition, supply inventory was $2.7 million at June 30, 2004. At June 30, 2004, the Company carried an inventory of approximately 45 chassis, which exceeded its strategic initiative to maintain inventory levels at no greater than 30 to 45 days of sales. Production at the CTMC facility was slowed significantly, with orders being completed and the manufacturing facility being relocated to Springfield, Missouri during the third quarter. In addition, in an effort to reduce inventory levels to the desired levels of 30 to 45 days of inventory at the Springfield manufacturing facility, production was slowed down during the slow summer selling season. This initiative cost the company approximately $80,000 in idle wages, however the inventory level was reduced to the desired levels. The Company at September 30, 2004 had back orders on its vehicles of 36 limousines and specialty vehicles.

Total current assets. Total current assets increased from $1.5 million at December 31, 2003 to $9.2 million at September 30, 2004, primarily as a result of the Company acquiring CDS effective August 31, 2004, closing the Laurus transaction for

$6.0 million and the increase in accounts receivable, net primarily relating to the operations of CTMC and SCB. Accounts receivable – related parties increased from $31,593 at December 31, 2003 to $768,035 at September 30, 2004. The increase relates to balances due from affiliates of the former companies. Prepaid expenses and other current assets increased from $57,680 at December 31, 2003 to $235,955 at September 30, 2004. The increase relates to rental and security deposits placed on corporate offices of approximately $55,000 and costs associates with pending transactions.

Restricted cash long term. Restricted cash long term consisted of the amount of proceeds received from the Laurus transaction. The balance of $3.1 million primarily relates to the Laurus transaction, whereby funds are restricted to transactions that are approved by Laurus for funding collateralized transactions or future acquisitions by the Company.

Goodwill. At December 31, 2003 goodwill was $2.2 million, specifically related to the acquisition of certain assets and liabilities of Springfield, effective December 31, 2003. The acquisition was valued at $2.66 million based on 2 million shares of common stock, at $1.33 per share, the closing market price on November 6, 2003. Management believes that the acquisition of certain assets and liabilities of Springfield enabled the Company’s entrée into the Midwestern and Western United States Markets through the Company’s existing sales force, engineering expertise and management. The Company was able to assume the existing lease for the manufacturing facility in Springfield, Missouri which increased our manufacturing capacity and reduced the cost of distribution in those markets.

At September 30, 2004, goodwill was $7.4 million, including the acquisition of certain assets and certain liabilities of Springfield discussed above, the acquisition of Go Commercial, effective July 9, 2004 and the acquisition of CDS effective August 31, 2004. The acquisition of Go Commercial was valued at $720,000 or $1.70 a share and 423,529 shares of common stock were issued out of treasury stock on that date. The Company recorded goodwill on the transaction of approximately $761,000. The CDS acquisition was valued at $4.8 million, a combination of cash, notes and common stock. Approximately 3.2 million shares of common stock were issued to each of the shareholders of CDS. Goodwill on the transaction was valued at $4.5 million. The Company has hired industry experts to assist them in valuing the intangible assets and they anticipate receiving the results of that valuation during the fourth quarter.

Lease receivables, net. At September 30, 2004 the balance of leases receivable was approximately $1.2 million net of an allowance for lease losses of approximately $131,000. At acquisition the Company acquired specific reserves to the portfolio of approximately $66,000 and a general reserve of $60,000. The Company recognized an additional provision for lease losses on new production of approximately $5,000.

Liabilities

Accrued wages. Accrued wages increased from $32,921 at December 31, 2003 to $223,856 at September 30, 2004, the increase is primarily due to the accrued wages relating to the operations of CTMC, SCB and Coach. Accrued wages included approximately $128,000 of accrued wages for officers and directors of the Company. In an effort to better utilize corporate resources, a significant portion of these accrued and unpaid wages are anticipated to be converted into common stock at the discretion of the Executive.

Accounts payable and other accrued expenses. Accounts payable increased from $367,669 at December 31, 2003 to $1.2 million at September 30, 2004, the increase is primarily relating to the operations of Coach, CDS, CTMC and SCB. Accounts payable and accrued expenses at September 30, 2004, associated for the individual entities is as follows; Coach, approximately $192,000; CDS approximately $170,000; CTMC, approximately $330,000; and SCB, approximately $500,000.

Accrued Contract Settlement. Accrued contract settlement at September 30, 2004 was $3.1 million specifically related to the acquisition of CDS.

Customer deposits. Customer deposits decreased from $230,273 at December 31, 2003 to $139,875 at September 30, 2004. The customer deposits reflected the full costs of those cars that were not delivered until January 2004, primarily at CTMC.

Related party payable. Related party payable increased from $305,739 at December 31, 2003 to $557,450 at September 30, 2004. The increase relates primarily to the $500,000 due to the shareholders of CDS, upon the final closing of the transaction on October 21, 2004, offset by the reclassification $305,739 to convertible debt.

Notes payable-related parties. Notes payable-related parties increased from $613,659 at December 31, 2003, to $660,000 at September 30, 2004. The $660,000 of notes payable relates to the $200,000 due to a former shareholder of CDS, upon acquisition and the $460,000 relates to the notes established in accordance with the purchase agreement. The 2003 balance relates to the acquisition of certain assets and liabilities of Springfield Coach Builders, Inc. The notes payable – related parties was funding the purchase of chassis for SCB. These balances were transferred and/or repaid on the floor plan line of credit to Ford Motor Credit Corporation.

Lines of credit. The lines of credit increased from zero at December 31, 2003 to $970,411 at September 30, 2004, primarily related to a line of credit with Ford Motor Credit Corporation for the purchase of chassis for production.

Deferred Revenues. Deferred revenues at September 30, 2004 were $217,184. This balance relates to the acquisition of CDS effective August 31, 2004. The revenues are funded by the courier operators in anticipation of those balances due to the drivers on the stipulated payment date.

Related party payable – convertible. The Company has related party payables—convertible at September 30, 2004 and December 31, 2003 to a related party of $30,000 and zero, respectively. Approximately $1.3 million was converted during the three months ended September 30, 2004 into 1.3 million shares of common stock and warrants to purchase up to (i) 433,194 shares of common stock at $1.51 per share, (ii) 433,194 shares of common stock at $1.82 per share, and (iii) 433,194 shares of common stock at $2.12 per share. The conversion price is based on the lowest stock price during the second quarter, or 85% of the five day average prior to conversion. These balances outstanding were for funding operating shortfalls as well as expenses associated with Coach. In an effort to conserve cash resources the outstanding balances were transferred to convertible debt as of September 30, 2004. During the three months ended June 30, 2004, $817,650 of these notes were converted into 711,000 shares of common stock as well as an equivalent amount of warrants, with an exercise price of $2.50 per share.

Convertible notes payable. On September 29, 2004, the Company entered into a Secured Convertible Term Note (the “Convertible Note”) with Laurus Master Fund, Ltd. (“Laurus”). The Convertible Note consists of a three-year, fixed price convertible note that bears an interest rate equal to the Prime Rate as published in the Wall Street Journal, plus 3.5 percent, effective September 30, 2004, 8.25 percent. The facility allows for the outstanding principal and accrued interest to be converted into common stock at a fixed conversion prices. As of January 14, 2005, we have received $4,908,015, which is convertible into an aggregate of up to 5,002,793 shares of common stock, including (i) 600,000 shares of common stock that Laurus converted at the rate of $0.50 per share; (ii) 2,309,278 shares of common stock which may be converted at the rate of $0.97 per share; (ii) 717,368 shares of common stock which may be converted at the rate of $1.21 per share; and (iii) 1,376,147 shares of common stock which may be converted at the rate of $1.09 per share. The remainder of the balance under the Note of $1,091,985, is held by the Company in a restricted account controlled by Laurus, and may be converted at the rate of $1.33 per share into 821,041 shares of restricted common stock. Based on a market preference provided to Laurus on the transaction of 20 percent of the first $2.0 million, the Company reclassified $400,000 to additional paid in capital. This amount will be accreted to the Convertible Notes over a 36 month period.

On September 29, 2004, the Company received $1.6 million in proceeds from the Convertible Note to be used by the Company; $960,000 for the acquisition of CDS which was placed in an escrow account at closing; $240,000 management fee; additional fees of $26,500 and the balance of $373,500 to be utilized for corporate working capital requirements.

In addition, $4,668,015 was placed in a restricted cash account in the name of the Company to be utilized by the Company for the purchase of tangible property, unencumbered assets or for future acquisitions of target companies. The Convertible Note accrues interest, effective September 30, 2004 at 8.25%. The Company is required to make interest payment to Laurus on the portion of Convertible Note that has been funded to the Company, unrestricted. The Company is also required to make principal amortization payments on the funded balance, over a 33 month period, starting January 1, 2005.

The Company issued to Laurus warrants to purchase shares of common stock in connection with the above Convertible Notes. The Company issued the following warrants with the value of the warrants:

Number of Warrants	Exercise Price	Value of Warrants
495,867	$1.51	$347,005
495,867	$1.82	322,674
495,867	$2.12	302,621

1,487,601		$972,300

As part of the above transaction, the Company is required to file a registration statement and intends to do so, with the terms of the agreement. The Company amortized $900 for the three and nine months ended September 30, 2004.

Lease financing obligation. Lease financing obligation at September 30, 2004 was $1.3 million. This balance relates to the amount funded by, or pending funding in relationship to the portfolio acquired from Go Commercial. Sovereign Bank also provided an additional secured guidance line of credit to the Company for $4.5 million. The interest rate is determined on a lease by lease basis and interest rate includes a component for servicing for the portfolio. The leases typically have terms between 36 and 60 months and do not have a significant payment due at the end of the lease. The leases typically have terms between 36 and 60 months and do not have a significant payment due at the end of the lease. The average interest charged on these leases is between 6.25 percent and 6.75 percent.

Results of Operations – For the Three Months Ended September 30, 2004 compared to September 30, 2003

Effective September 1, 2003, the Company has restated its consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows in conjunction with the reverse merger with CTMC. The accompanying financial statements include the accounts of the Company from September 1, 2003, and its wholly owned subsidiaries CTMC from January 8, 2003 (inception) and SCB, effective December 31, 2003. CTMC was formed on January 8, 2003 (inception), however CTMC did not commence operations until April 1, 2003, and thus no activity has been presented for the three months ended March 31, 2003.

Gross revenues. Gross revenues were $17.6 million for the three month period ended September 30, 2004 compared to $479,587 for the three months ended September 30, 2003, the increase is directly related to the Company’s acquisition of CDS effective August 31, 2004. Revenue attributed to CDS for the quarter 2004 was approximately $14.9 million. The balance of the revenue primarily relates to SCB and CTMC, or $2.7 million compared to $479,587 for the same period in 2003, which was for CTMC operations only.

Costs of goods sold. Costs of goods sold were $16.9 million for the three months ended September 30, 2004 compared to $704,136 for the three months ended September 30, 2003, primarily as a result of the Company’s acquisition of CDS effective August 31, 2004. Cost of Goods Sold attributed to CDS for the three months ended September 30, 2004 was approximately $14.7 million. The balance of the costs primarily relates to SCB and CTMC, or $2.2 million compared to $704,136 for the same period in 2003, which was for CTMC operations only.

Operating expenses. Operating expenses were $2.4 million for the three months ended September 30, 2004 compared to $178,677 for the three months ended September 30, 2003 specifically related to the operations of CTMC, CDS, SCB and Coach as described below.

General and administrative expenses were $1.3 million for the three months ended September 30, 2004 compared to $84,823 for the three months ended September 30, 2003, the increase is primarily due to the operations of CTMC, CDS, SCB and Coach. The general and administrative expenses for 2003 only reflect CTMC for the period, as they began operations during 2003 and the operations are reflected through the reverse merger.

Amortization of deferred compensation was $246,083 for the three months ended September 30, 2004 compared to $32,454 for the same period in 2004. The Company issued stock for past and future consulting services. The Company issued 849,900 shares of restricted common stock, with a value of $1.4 million to these consultants, of which approximately $1.0 million is to be earned over a period of up to one year.

Sales and marketing expenses for the three months ended September 30, 2004 were $108,924 compared to zero for the same period in 2003. The 2004 period reflect the operations of CTMC, CDS, CFS and SCB. The sales and marketing expenses include commission, advertising and marketing expenses primarily for the manufacturing facilities.

During the third quarter of 2004, Coach assessed the labor market and the cost structure of the manufacturing plant in Bohemia, New York and determined that it was necessary to relocate the manufacturing facility to Springfield, Missouri to eliminate redundant back-office activities at SCB and CTMC and to take advantage of the lower cost structure and abundant labor market, in Springfield. The Springfield, Missouri area has three limousine manufacturing companies, thus providing a cost effective labor market, rich with the skills that are required to manufacture quality products. The cost of relocating the CTMC facility was $635,000, of which $491,000 related to the disposal of leasehold improvements and inventory that was considered obsolete, or to costly to move to the new location. The overhead reduction that will be attained on an annual basis for administrative salaries and related overhead is approximately $300,000 and the reduction in overhead expense is anticipated to be between $150,000 and $300,000, for a total annual savings of between $450,000 and $600,000. We anticipate that the manufacturing facility will be fully operational in Springfield by the first quarter of 2005 and expects to see benefits relating to this relocation in both manufacturing facilities. The Company will continue to maintain a significant sales presence in the New York area. The sales office is still housed in this facility and the Company is obligated to the landlord on the CTMC facility through December 2007. The Company is currently negotiating the settlement of the lease agreement with the landlord and anticipates having the negotiations completed by the end of its fiscal year. It is anticipated that the settlement will include a portion of cash and a larger percentage of the settlement in common stock.

Rent expense for the three months ended September 30, 2004 was $32,524 compared to $61,400 for the three months ended September 30, 2003. Rent expense is specifically attributed to the plant facilities in Springfield, Missouri and Bohemia, New York.

Interest expense for the three months ended September 30, 2004 was $48,835 compared to zero for the same period in 2003. Interest expense is directly attributed to the line of credit and floor plan facilities due a related party. The interest represents interest paid on these facilities for limousine chassis, held over 90 days. Also included in interest expense is the related amortization of deferred loan costs and warrant costs.

Net Loss. Net loss was $1.7 million for the three months ended September 30, 2004 compared to a loss of $403,226 for the same period in 2003, primarily due to amortization of deferred compensation, loss on relocation of the CTMC facility and higher general and administrative overhead.

Results of Operations – For the Nine Months Ended September 30, 2004 compared to September 30, 2003

Effective September 1, 2003, the Company has restated its consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows in conjunction with the reverse merger with CTMC. The accompanying financial statements include the accounts of the Company from September 1, 2003, and its wholly owned subsidiaries CTMC from January 8, 2003 (inception) and SCB, effective December 31, 2003. CTMC was formed on January 8, 2003 (inception), however they did not commence operations until April 1, 2003, thus, and no activity has been presented for the three months ended March 31, 2003.

Gross revenues. Gross revenues were $26.8 million for the nine month period ended September 30, 2004 compared to $687,964 for the nine months ended September 30, 2003, the increase is directly related to the Company’s acquisition of CDS effective August 31, 2004. Revenue attributed to CDS for the quarter 2004 was approximately $14.9 million. The balance of the revenue primarily relates to SCB and CTMC, or $11.9 million compared to $687,964 for the same period in 2003, which was for CTMC operations only.

Costs of goods sold. Costs of goods sold were $24.6 million for the nine months ended September 30, 2004 compared to $902,070 for the nine months ended September 30, 2003, primarily as a result of the Company’s acquisition of CDS effective August 31, 2004. Cost of Goods Sold attributed to CDS for the nine months ended September 30, 2004 was approximately $14.7 million. The balance of the costs primarily relates to SCB and CTMC, or $9.9 million compared to $902,070 for the same period in 2003, which was for CTMC operations only.

Operating expenses. Operating expenses were $4.9 million for the nine months ended September 30, 2004 compared to $532,134 for the nine months ended September 30, 2003 specifically related to the operations of CTMC, CDS, SCB and Coach as described below.

General and administrative expenses were $2.2 million for the nine months ended September 30, 2004 compared to $286,354 for the nine months ended September 30, 2003, the increase is primarily due to the operations of CTMC, CDS, SCB and Coach. The general and administrative expenses for 2003 only reflect CTMC for the period, as they began operations during 2003 and the operations are reflected through the reverse merger.

Amortization of deferred compensation was $630,000 for the nine months ended September 30, 2004 compared to $32,454 for the same period in 2003. The Company issued stock for past and future consulting services. The Company issued 849,900 shares of restricted common stock, with a value of $1.4 million to these consultants, of which approximately $1.0 million is to be earned over a period of up to one year.

Sales and marketing expenses for the nine months ended September 30, 2004 were $390,129 compared to $18,926 for the same period in 2003. The 2004 period reflect the operations of CTMC, CDS, CFS and SCB. The sales and marketing expenses include commission, advertising and marketing expenses primarily for the manufacturing facilities.

During the third quarter of 2004, Coach assessed the labor market and the cost structure of the manufacturing plant in Bohemia, New York and determined that it was necessary to relocate the manufacturing facility to Springfield, Missouri to eliminate redundant back-office activities at SCB and CTMC and to take advantage of the lower cost structure and abundant labor market, in Springfield. The Springfield, Missouri area has three limousine manufacturing companies, thus providing a cost effective labor market, rich with the skills that are required to manufacture quality products. The cost of relocating the CTMC facility was $635,000, of which $491,000 related to the disposal of leasehold improvements and inventory that was considered obsolete or too costly to move to the new location. The overhead reduction that will be attained on an annual basis for administrative salaries and related overhead is approximately $300,000 and the reduction in overhead expense is anticipated to be between $150,000 and $300,000, for a total annual savings of between $450,000 and $600,000. We anticipate that the manufacturing facility will be fully operational in Springfield by the first quarter of 2005 and expects to see benefits relating to this relocation in both manufacturing facilities. The Company will continue to maintain a significant sales presence in the New York area. The sales office is still housed in this facility and the Company is obligated to the landlord on the CTMC facility through December 2007. The Company is currently negotiating the settlement of the lease agreement with the landlord and anticipates having the negotiations completed by the end of its fiscal year. It is anticipated that the settlement will include a portion of cash and a larger percentage of the settlement in common stock.

Rent expense for the nine months ended September 30, 2004 was $173,879 compared to $194,400 for the three months ended September 30, 2003. Rent expense is specifically attributed to the plant facilities in Springfield, Missouri and Bohemia, New York.

Interest expense for the nine months ended September 30, 2004 was $101,187 compared to zero for the same period in 2003. Interest expense is directly attributed to the line of credit and floor plan facilities due a related party. The interest represents interest paid on these facilities for limousine chassis, held over 90 days. Also included in interest expense is the related amortization of deferred loan costs and warrant costs.

Net Loss. Net loss was $2.7 million for the nine months ended September 30, 2004 compared to a loss of $746,240 for the same period in 2003, primarily due to amortization of deferred compensation, stock options, loss on relocation of the CTMC facility and higher general and administrative overhead.

Financial Condition for the Year Ended December 31, 2003 compared to December 31, 2002

Assets

Cash and cash equivalents. Cash and cash equivalents increased from zero at December 31, 2002 to $91,565 at December 31, 2003, an increase of $91,565, primarily as a result of the Company acquiring CTMC effective September 1, 2003 through a reverse merger and SCB effective December 31, 2003.

Supply Inventory. Supply inventory increased from zero at December 31, 2002 to $1.3 million at December 31, 2003, an increase of $1.3 million, primarily as a result of the Company acquiring SCB, effective December 31, 2003 totaling $946,567. In addition, CTMC acquired approximately $133,000 of raw materials inventory effective December 31, 2003 as part of a settlement with a related party.

Total current assets. Total current assets increased from zero at December 31, 2002 to $1.5 million at December 31, 2003, an increase of $1.5 million, primarily related to the supply inventory discussed above.

Property and Equipment. Property and equipment increased from zero at December 31, 2002 to $901,865 at December 31, 2003, an increase of $901,865, related to the acquisition of SCB effective December 31, 2003. In addition, CTMC acquired approximately $767,000 of property and equipment, effective December 31, 2003 as part of a settlement with a related party. No depreciation was taken relating to either of these transactions for the year-ended December 31, 2003.

Liabilities

Accrued wages. Accrued wages decreased from zero at December 31, 2002 to $32,921 at December 31, 2003, primarily relating to the operations of CTMC.

Accounts payable and other accrued expenses. Accounts payable increased from zero at December 31, 2002 to $367,670 at December 31, 2003, an increase of $367,670, relating to the operations of CTMC.

Related party payable. Related party payable increased from zero at December 31, 2002 to $305,739, specifically relating to funding cash funding requirements of CTMC and SCB. In addition, professional fees were paid directly by a related party.

Notes payable-related parties. Notes payable-related parties increased from zero at December 31, 2002 to $613,659 at December 31, 2003, an increase of $613,659 primarily related to notes payable - related parties totaling $613,659 pertaining to the acquisition of SCB effective December 31, 2003, specifically relating to the chassis inventory financed.

Total current liabilities. Total current liabilities increased from zero at December 31, 2002 to $1.7 million at December 31, 2003, an increase of $1.7 million, primarily as a result of the Company related to the acquisition of CTMC and SCB. In addition, the Company funded operations through increased accounts payable and related party accounts payable.

Management will try to maintain the Company in its current operating form through the issuance of common stock to consultants for the Company’s ongoing administrative and reporting duties. In addition, the Company has secured lines of credit for funding floor plan liabilities. CTMC secured a line of credit totaling $1.6 million for the purchase of chassis inventory from a local dealership. The line of credit will be utilized by CTMC to fund the purchase of chassis for production.

Results of Operations for the year ended December 31, 2003 compared to December 31, 2002

Effective September 1, 2003, the Company has restated its consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows in conjunction with the reverse merger with CTMC. The accompanying financial statements include the accounts of the Company from September 1, 2003, and its wholly owned subsidiaries CTMC from January 8, 2003 (inception) and SCB, effective December 31, 2003. CTMC was formed on January 8, 2003 (inception), however they did not commence operations until April 1, 2003, thus, and no activity has been presented for the three months ended March 31, 2003.

Gross Revenues. Gross revenues were $1.1 million for the year ended December 31, 2003, primarily as a result of the Company acquiring CTMC through a reverse merger effective September 1, 2003 and the gross revenues for the period reflect revenues from inception January 8, 2003 through December 31, 2003 for CTMC.

Costs of Goods Sold. Costs of goods sold increased was $1.4 million for the year ended December 31, 2003, as a result of the Company acquiring CTMC through a reverse merger effective September 1, 2003 and the costs of goods sold for the period reflect costs from inception January 8, 2003 through December 31, 2003.

Operating expenses. Operating expenses were $1.4 million for the year ended December 31, 2003 relating to expenses associated with Coach from September 1, 2003 and CTMC from January 8, 2003 (inception).

General and administrative expenses were $463,099 for the year ended December 31, 2003, as a result of the Company acquiring CTMC effective September 1, 2003 through a reverse merger and the general and administrative expenses for the period reflect expenses from January 8, 2003 through December 31, 2003 for CTMC and Coach from September 1, 2003 through December 31, 2003.

Depreciation and amortization expense reflected amortization of deferred rent of $9,600 for the year ended December 31, 2003.

During the year ended December 31, 2003, the Company issued 1.8 million shares of common stock to various related parties for future consulting services. The Company recognized approximately $550,000 of amortization of deferred compensation relating to this issuance. The total value of these agreements is $810,000 to settle past services, as well as future services to the Company which included approximately $550,000 of deferred compensation for the year ended December 31, 2003 and approximately $260,000 which was included in the retained deficit at the time of the reverse merger with CTMC. The $260,000 represented services rendered prior to the reverse merger with CTMC. The shares of common stock were issued to these individuals with a three month restriction. The agreements are for consulting services for periods between 6 months to 2 years.

Net (Loss). Net loss was $1.7 million for the year ended December 31, 2003, primarily due to the operations of CTMC for the period from January 8, 2003 (inception) through December 31, 2003 and the amortization of deferred compensation of approximately $550,000 for Coach.

Capital Requirements

At September 30, 2004, Coach’s accumulated deficit was $4.5 million. At September 30, 2004 our cash, cash equivalents and short-term investments were $2.0 million.

Commitments

The Company is a party to a non-cancelable operating lease pertaining to the office and plant facilities. The lease term, as amended, expires in December 2007 with payments commencing in July 2003. The lease is to a related party.

The minimum lease commitment for the non-cancelable operating lease for the years ended is summarized as follows:

2004	$288,000
2005	288,000
2006	288,000
2007	288,000

$1,152,000

Effective December 31, 2003, the Company acquired certain assets and assumed certain liabilities of Springfield Coach Industries Corporation, Inc. and assumed a lease agreement dated August 1, 2001, whereby the Company will occupy a manufacturing facility with approximately 45,000 square feet and a warehouse facility with approximately 16,000 square feet for $11,000 a month, expiring on December 31, 2006. The lease agreement has five two year renewal options. Current and future minimum rental payments under the lease for the years ended are as follows:

2004	$132,000
2005	132,000
2006	77,000

$341,000

In July 2004, Coach signed a lease agreement for office space in Cooper City, Florida, for approximately 6,500 square feet of mixed use office space to house the corporate offices, the Florida sales offices and for CFS operations. The monthly lease payment is $7,000 plus applicable taxes and the company’s share of common areas. The term of the lease is five years and is non-cancelable and begins in January 2005.

At December 1, 2003, the Company entered into a lease agreement for office space for a term of five years, with an option to renew the lease for an additional five years prior to the expiration of the initial lease. The space has been subleased to an affiliated company for the same period.

Minimum future rental payments under the initial lease for each of the five years in the aggregate are as follows:

Years Ended December 31,
2004	$74,617
2005	74,617
2006	74,617
2007	74,617
2008	68,399

$366,867

Coach’s other commitments are either contingent upon a future event or terminable on less than thirty days’ (30) notice.

Other Matters

Coach carries liability and casualty insurance for owned or leased tangible assets and directors’ and officers’ liability insurance plans.

Summary of Significant Accounting Policies

Principles of Consolidation

Effective September 1, 2003, the Company has restated its consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows in conjunction with the reverse merger with CTMC. The accompanying financial statements include the accounts of the Company from September 1, 2003, and its wholly owned subsidiaries CTMC from January 8, 2003 (inception) and SCB, effective December 31, 2003. CTMC was formed on January 8, 2003 (inception); however CTMC did not commence operations until April 1, 2003.

On July 6, 2004, the Company acquired Go Commercial and their financial condition and results of operations are included in the Company’s financial statements from date of acquisition. The Company acquired CDS effective August 31, 2004. The financial condition and results of operations are included in the consolidated financial statements from acquisition date.

All significant inter-company balances and transactions have been eliminated.

Restatement of Financial Statements

The Company, after careful consideration and review, has elected to change the accounting treatment of the transaction between the Company and Commercial Transportation Manufacturing, Inc. (the “Transaction”) and accordingly restate the financial statements. Originally, the Transaction was accounted for as a business combination that resulted in recording goodwill, an intangible asset, of approximately $490,000. After further investigation and consideration, the Company has concluded that the accounting treatment of this Transaction as a reverse merger more accurately reflects the nature of this transaction. The primary factor influencing the accounting treatment change for this Transaction is that the Company, Coach

Industries Group, Inc. had no operations prior to the Transaction. The accounting impact of treating this Transaction as a reverse merger instead of a business combination is an elimination of approximately $490,000 of goodwill and a reduction of Additional Paid – in Capital by the same amount.

Use of Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2003, cash and cash equivalents include cash on hand and cash in the bank.

Revenue Recognition – Subcontract Settlement Processing

The Company records revenue in accordance with EITF 99-19 – “Reporting Revenues Gross as a Principal versus Net as an Agent”. The Company recognizes revenue as services are provided. The Company’s revenues consist of fees paid by its clients under Contract Management Agreements, for the provision of drivers, vehicles and processing services. In addition, the Company’s revenues consist of fees for administrative services provided to independent contractors under separate contractual arrangements with these independent contractors.

In consideration for payment of such service fees, the Company agrees to pay the following direct costs associated with the independent contractors: (i) operators (drivers); (ii) vehicles; (iii) occupational and accidental insurance; and (iv) management services. The Company is the primary obligor in these arrangements, establishes the price of services, has discretion in supplier selection, determines service specifications and has credit risk for services provided.

The Company accounts for fees and the related direct costs using the accrual method. Under the accrual method, fees relating to independent contractors with earned but unpaid settlements at the end of each period are recognized as unbilled revenues and the related direct costs for such services are accrued as a liability during the period in which contract settlements are earned by the independent contractor.

Revenue and Cost Recognition – Manufacturing

Revenues are reported at the time the custom re-fabrication or modification is complete and delivered to the customer. Customer deposits for partial payment of vehicles are deferred and treated as current liabilities until the vehicle is completed and recognized as revenue. Repairs and other services are recorded when the service is performed. Inventory is relieved upon delivery of the vehicle.

Property and Equipment, net

Property and equipment, net are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are typically three to seven years.

Expenditures and major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Revenue Recognition – Subcontractor Settlement

Customers are generally billed weekly on the day prior to the couriers being paid by the Company. The Company is a third party administrator specializing in the brokerage of transportation services, including vehicles and drivers for its subscribing courier operators. The Company provides vehicles, manpower and the necessary management associated equipment and subcontractors.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash balances at various financial institutions with balances insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At September 30, 2004, the balances at various financial institutions over the FDIC insured balances are $1.6 million relating to the cash and cash equivalent balances and $4.3 million relating to the restricted cash balances at September 30, 2004.

Concentrations of credit with respect to accounts receivable are limited because of the Company’s policy to require deposits from some customers and the number of customers comprising the client base and their dispersion across geographical locations. The Company has one major customer that comprises approximately 18% of its revenue base. Its relationship with this customer is in good standing and the Company believes that there is no imminent threat to this relationship.

Deferred Revenue

Deferred revenues at September 30, 2004 were $217,184. This balance relates to the acquisition of CDS effective August 31, 2004. The deferred revenues are funded by the courier operators in anticipation of those balances due to the drivers on the stipulated payment date.

Supply Inventory

Supply inventory includes the cost of the unmodified vehicle chassis and parts related to vehicles in the process of being modified and remanufactured. Shipping and handling costs are included in inventory.

All inventories are valued at the lower of cost or market. The cost of new and used vehicles is determined using the specific identification method. The cost of new parts is valued using the first in first out basis.

Software Development Costs

SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” requires capitalization of software development costs incurred subsequent to establishment of technological feasibility and prior to the availability of the product for general release to customers. Systematic amortization of capitalized costs begins when a product is available for general release to customers and is computed on a product-by-product basis at a rate not less than straight-line basis over the product’s remaining estimated economic life. Amortization of software development costs for the three and nine months ended September 30, 2004 was $2,904 and $2,904, respectively. No amortization of software development costs were recorded for 2003.

Management continually evaluates the net realizable value of software costs capitalized by comparing estimated future gross revenues reduced by the estimated future costs of completing, disposing and maintaining the software. These costs also include the costs of performing maintenance and customer support required by the Company.

Impairment of Long-lived Assets

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 2003, the Company believes that there has been no impairment of its long-lived assets.

Advertising

The Company expenses advertising production costs as they are incurred. Advertising costs for the years ended December 31, 2003 were approximately $6,600.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents, prepaid expenses, other assets, and accounts payable carrying amounts approximate fair value.

Warranty Reserves

The Company provides warranties to its new car customers of the earlier of three years or fifty thousand miles, only on parts and labor performed by the Company. Warranty reserve was $20,535 as of December 31, 2003.

Income Taxes

Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized. The financial statements reflect a deferred tax asset of approximately $200,000 as of December 31, 2003 and a valuation allowance of the same amount, since the Company did not have the revenue history to support the future recognition of the deferred tax asset. It is more likely that the deferred tax asset will not be recognized. The deferred tax asset as of December 31, 2003 was restated as part of a reverse merger and presented as a $0 balance.

Utilization of the net operating loss carry-forwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code. The annual limitation may result in the expiration of net operating loss carry-forwards before utilization.

Goodwill

The Company adopted SFAS No.142, “Goodwill and Other Intangible Assets,” on January 1, 2002. As of the adoption date, the Company no longer amortizes goodwill over its useful life. Instead, goodwill is tested for impairment annually. The impairment test consists of two steps. In the first step, the Company determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. If the fair value of the reporting unit is greater than its carrying value, the test is completed and goodwill assigned to the reporting unit is not impaired. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and the Company must perform the second step of the impairment test. In the second step, the Company must compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No.141, to its carrying amount. The Company will recognize a goodwill impairment charge if the carrying amount of the goodwill assigned to the reporting unit is greater than the implied fair value of the goodwill. At September 30, 2004 and December 31, 2003, the Company had not recognized an impairment loss in connection with this goodwill.

The Company, after careful consideration and review, has elected to change the accounting treatment of the transaction between the Company and CTMC (the “Transaction”) and accordingly restate the financial statements. Originally, the Transaction was accounted for as a business combination that resulted in recording goodwill, an intangible asset, of approximately $490,000. After further investigation and consideration, the Company has concluded that the accounting treatment of this Transaction as a reverse merger more accurately reflects the nature of this transaction. The primary factor influencing the accounting treatment change for this Transaction is that the Company had no operations prior to the Transaction. The accounting impact of treating this Transaction as a reverse merger instead of a business combination is an elimination of approximately $490,000 of goodwill and a reduction of Additional Paid–in Capital by the same amount.

Net Income (Loss) Per Share

The Company has presented basic and diluted net income (loss) per share pursuant to SFAS No. 128, “Earnings per Share,” and the Securities and Exchange Commission SAB No. 98. In accordance with SFAS No. 128, basic net income (loss) per share has been computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share includes the effect, if any, from the potential exercise or conversion of securities, such as stock options, which would result in the issuance of shares of common stock.

Stock Split

On August 26, 2003 prior to the reverse merger, the Company affected a 1-for-4 stock split of each outstanding share of common stock. All share data has been restated to reflect the stock split.

Recent Accounting Pronouncements

In December 2004, the FASB revised Statement of Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation. This statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and the related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. For public entities that are not small business issuers, the implementation of this Statement is required as of the beginning of the first interim or annual reporting period after June 15, 2005. For public entities that are small business issuers, like Coach, the implementation of this Statement, is required as of the beginning of the first interim or annual reporting period after December 15, 2005. Management is required to implement this Statements beginning in fiscal year beginning on January 1, 2006 and they are currently evaluating the impact of implementation of this Statement on the Company.

In January 2003, the FASB issued Interpretation No. 46 (“Consolidation of Variable Interest Entities”). The interpretation defines a variable interest entity as corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights nor (b) has equity investors that do not provide sufficient financial resources for the equity to support its activities. A variable interest entity often holds financial assets, including loans or receivables, real estate or other property. A variable interest entity may be essentially passive or it may engage in research and development or other activities on behalf of another company. This interpretation requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The Company would have to consolidate any of its variable interest entities that meet the above criteria as of July 1, 2003. The interpretation also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. Management is in the process of determining if its interests in unconsolidated entities qualify as variable interest entities and, if so, whether the assets, liabilities, non-controlling interest, and results of activities are required to be included in the Company’s consolidated financial statements.

In May 2003, the FASB issued Statement No. 150 (“Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The Company is currently classifying financial instruments within the scope of this Statement in accordance with this Statement. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not believe that this Statement will have a material impact on the Company’s financial statements.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors. Certain officers and directors of the Company have provided personal guarantees to our various lenders as required for the extension of credit to the Company.

DESCRIPTION OF PROPERTY

In August 2003, Coach Company relocated its corporate offices to Coral Springs, Florida. Coach leased approximately 1,000 square feet of office space on a month-to-month basis from Francis O’Donnell, our Chief Executive Officer. The Company did not pay rent for this office space. In July 2004, Coach signed a lease agreement with Cooper City Commerce Center, Inc. for approximately 6,500 square feet of mixed use office space in Cooper City, Florida to house the corporate offices, the Florida sales offices and for CFS operations. Our annual rent is $84,000, plus applicable taxes and common area expenses. The lease term expires October 2009, with payments commencing in February 2005. In the interim the Company has been housed in temporary office space at 12555 Orange Drive, Davie, Florida. Monthly rent is approximately $3,000 per month.

CTMC leases approximately 30,000 square feet of space located in Bohemia, New York, pursuant to a lease agreement which expires in December 2007. Our annual rent under the lease is $288,000, for the remainder of the term. CTMC uses the space as its executive offices and manufacturing plant. The lease is non-cancelable. The lease term, as amended, expires in December 2007 with payments commencing in July 2003. The sales office is still housed in this facility and the Company is obligated to the landlord on the CTMC facility through December 2007. The Company is currently negotiating the settlement of the lease agreement with the landlord and anticipates having the negotiations completed by the end of its fiscal year. It is anticipated that the settlement will include a portion of cash and a larger percentage of the settlement in common stock.

SCB lease approximately 45,000 square feet of space located in Springfield, Missouri, from an unrelated third party, pursuant to a lease which expires in December 2006. SCB uses the space as its executive office, manufacturing facility and approximately 16,000 square feet as a warehouse facility. Annual rent under the lease is $132,000 per year for years 2004, 2005 and 2006.

CDS leases approximately 7,000 square feet of office space located in Glens Falls, New York from an unrelated third party, pursuant to a lease which expires in December 2008. CDS uses the space as its executive office space and operations center. Annual rent for the space is $74,000. CDS has an option to renew the lease for an additional five years prior to the expiration of the initial lease. The space has been subleased to an affiliated company for the same period.

It is management’s opinion that our insurance policies cover all insurance requirements of our landlords. We own or lease the basic tools, machinery and equipment necessary to conduct our business. We believe that the above facilities are generally adequate for present operations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has a receivable of $425,000 due from a company owned by J. Hayes Gore for salaries, rent, materials and reimbursement of leasehold improvements paid by the Company on their behalf. The Company believes that the terms of the transaction were no less favorable to the Company than could have been obtained in an arm’s-length transaction.

The Company owed a related party accounts payable totaled $305,739 and $30,000 at December 31, 2004 and September 30, 2004, respectively. These amounts pertain to amounts funded by Elm Street Partners, a company controlled by Francis O’Donnell, for professional fees and cash flow requirements of Coach, CTMC and SCB. The Company believes that the terms of the transaction were no less favorable to the Company than could have been obtained in an arm’s-length transaction. The Company converted the amount owed to Elm Street Partners, LLC as discussed below.

During the third quarter of 2004, Elm Street Partners, LLC, a company controlled by our Chairman and CEO, Francis O’Donnell, converted $1.3 million into 1.3 million shares of common stock and warrants to purchase up to (i) 433,194 shares of common stock at $1.51 per share, (ii) 433,194 shares of common stock at $1.82 per share, and (iii) 433,194 shares of common stock at $2.12 per share. The conversion price is based on the lowest stock price during the second quarter, or 85% of the five day average prior to conversion. These balances outstanding were for funding operating shortfalls as well as expenses associated with Coach. In an effort to conserve cash resources the outstanding balances were transferred to convertible debt during 2004. In addition, during the three months ended June 30, 2004, $817,650 of these notes were converted into 711,000 shares of common stock as well as an equivalent amount of warrants, with an exercise price of $2.50 per share. The Company believes that the terms of the transaction were no less favorable to the Company than could have been obtained in an arm’s-length transaction.

On December 31, 2003, the Company borrowed $613,659 from John Baumgartner, the former owner of Springfield Coach Builders, Inc, to purchase chassis inventory as a part of its acquisition of Springfield Coach Industries Corporation, Inc. The Company does not owe Mr. Baumgartner any money as of September 30, 2004, relating to this transaction. As of September 30, 2004, Mr. Baumgartner owed the Company $347,000 arising from sales transactions, reimbursement of management fees, borrowings from the company and funding of used car sales. The Company believes that the terms of the transaction were no less favorable to the Company than could have been obtained in an arm’s-length transaction.

Mr. Mullikin was a director and acting Chief Executive Officer of the Company prior to August 22, 2003. The net book value of the net assets sold approximated $8,000 as of the date of sale. Pursuant to the asset sale agreement the Company agreed to transfer such assets in settlement of a portion of the then outstanding principal balance of $179,359 together with all accrued but unpaid interest. The settlement of this note payable resulted in a gain of $135,100 based upon the market value of the common stock at the date issued and was classified as gain on disposal of discontinued operations in the Statement of Operations for the year ended December 31, 2003, prior to the reverse merger with CTMC. The Company believes that the terms of the transaction were no less favorable to the Company than could have been obtained in an arm’s-length transaction.

During the nine months ended September 30, 2004, the Company paid Kramer Weisman and Associates, LLC, an accounting and consulting firm controlled by Ms. Weisman’s husband, Lester Weisman, $77,000, with an additional $5,000 due and owing as of December 2, 2004, for consulting services provided to the Company. The Company also issued 75,000 shares of common stock, valued at $79,500, to Kramer Weisman and Associates, LLC. The shares are for services to be provided to the Company over twelve months and vest equally over the twelve months commencing August 31, 2004. The Company believes that the terms of the transaction were no less favorable to the Company than could have been obtained in an arm’s-length transaction.

CTMC leases approximately 30,000 square feet of space located in Bohemia, New York, from FCW Realty, which is owned by our director’s, John Gore’s, wife, pursuant to a lease agreement which expires in December 2007. Our annual rent under the lease is $288,000, for the remainder of the term. CTMC uses the space as its executive offices and manufacturing plant. The sales office is still housed in this facility and the Company is obligated to the landlord on the CTMC facility through the term of the lease. The Company is currently negotiating the settlement of the lease agreement with the landlord and anticipates having the negotiations completed by the end of its fiscal year. It is anticipated that the settlement will include a portion of cash and a larger percentage of the settlement in common stock. The Company believes that the terms of the transaction were no less favorable to the Company than could have been obtained in an arm’s-length transaction.

During the year ended December 31, 2003, the Company issued 1,405,000 shares of common stock to Francis O’Donnell for consulting services provided to the Company. The total value of these agreements was $632,250 to settle past services, as well as future services to the Company. The shares of common stock were issued with a three month restriction. The agreements are for consulting services for 2 years.

On August 26, 2003, the Company issued Innovative Consulting Group, a company controlled by Francis O’Donnell, 433,333 shares of restricted common stock in settlement of an outstanding debt owed of $65,000 arising out of the settlement of outstanding payable amount owed for operating expenses of the Company. On the same date, the Company issued International Equities and Finance, LLC, a company controlled by Francis O’Donnell, 677,333 shares of restricted common stock in settlement of an outstanding payable amount owed of $101,600 arising out of the settlement of outstanding payable amounts owed for operating expenses of the Company The Company believes that the terms of these transactions were no less favorable to the Company than could have been obtained in arm’s-length transactions.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common shares are currently quoted on the OTC Bulletin Board under the symbol “CIGI.” Prior to August 2003, our common shares were quoted on the OTC Bulletin Board under the symbol “SHND.” The following table sets forth the quarterly high and low bid prices for our common shares on the OTC Bulletin Board for the periods indicated, as adjusted to reflect the 1:67 reverse stock split on December 30, 2002 and the 1:4 reverse stock split on August 25, 2003. The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	Bid Price
Period	High	Low
Fiscal Year 2004:
December 31, 2004	$1.37	$1.03
September 30, 2004	1.70	1.10
June 30, 2004	2.15	1.15
March 31, 2004	2.00	1.50

Fiscal Year 2003:
December 31, 2003	$1.84	$1.10
September 30, 2003	2.04	1.00
June 30, 2003	2.68	1.12
March 31, 2003	2.60	0.80

Fiscal Year 2002
December 31, 2002	$2.68	$0.40
September 30, 2002	2.68	.01
June 30, 2002	9.40	1.36
March 31, 2002	14.20	5.64

Holders

We have approximately 400 record holders of our common stock as of December 31, 2004, according to a shareholders’ list provided by our transfer agent as of that date and our records relating to issuable shares.

Dividend Policy

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time.

Securities Authorized for Issuance Under Equity Compensation Plans

We did not have any equity compensation plans at the end of our last fiscal year.

Our board of directors adopted the 2004 Stock Option Plan (the “2004 Plan”), which was approved by our shareholders on November 15, 2004. The purposes of the 2004 Plan are (i) to promote the long-term interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate and retain key personnel and (ii) to provide additional incentive for those persons through stock ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and the Company. The Company believes that the granting of stock options and other awards will serve as partial consideration for and give well-qualified employees, non-employee directors and others an additional inducement to remain in the service of the Company and provide them with an increased incentive to work for the Company’s success.

The 2004 Plan provides for the granting of (i) options to purchase Common Stock that qualify as “incentive stock options” (“Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code (the “Code”), (ii) options to purchase Common Stock that do not qualify as Incentive Stock Options (“Nonqualified Options”) and (iii) restricted stock. The total number of shares of Common Stock with respect to which awards may be granted under the 2004 Plan shall be three million (3,000,000) shares of common stock. As of January 14, 2005, the Board has approved and allocated the issuance of all 3,000,000 shares of common stock under the 2004 Plan. The Board has approved the Company to issue options to purchase all 3,000,000 shares of common stock reserved under the 2004 Plan.

Stand-Alone Grants

Our Board of Directors approved during 2004, the issuance to our Chief Executive Officer, Frank O’Donnell, of options to purchase up to 891,600 shares of restricted common stock, and the issuance to Susan Weisman and John Gore of 891,600 shares of restricted common stock each upon finalization of their respective employment agreements. The Board of Directors has also approved the issuance to various employees of options to purchase up to 300,000 shares of restricted common stock. The options will vest one year after their issuance. Other than the foregoing, we do not currently have any outstanding stock options or stock appreciation rights. However, in the future our board of directors may grant additional common share purchase options or warrants to selected directors, officers, employees, consultants and advisors in payment of goods or services provided by such persons on a stand-alone basis outside of any formal stock plans. The terms of these grants may be individually negotiated.

REPORTS TO SECURITY HOLDERS

We file annual and quarterly reports with the U.S. Securities and Exchange Commission (SEC). In addition, we file additional reports for matters such as material developments or changes. Our executive officers, directors and beneficial owners of 10% or more of our common shares also file reports relative to the acquisition or disposition of our common shares or acquisition, disposition or exercise of our common shares purchase options or warrants. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this prospectus, nor will we do so. However, you may obtain a copy of our annual report and its exhibits, or any of our other public filings, by contacting the Company or from the SEC as mentioned above.

This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the Commission under the Securities Act of 1933. As permitted by the rules and regulations of the Commission, this prospectus omits certain information that is contained in the registration statement. We refer you to the registration statement and related exhibits for further information with respect to us and the securities offered. Statements contained in the prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the Commission) are not necessarily complete. In each instance you may refer to the copy of the filed document. Each statement is qualified in its entirety by such reference.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had any changes in or disagreements with our accountants on accounting or financial disclosure matters.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To The Shareholders and Board of Directors of Coach Industries Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Coach Industries Group, Inc. f/k/a SearchHound.com Inc. (a Nevada corporation) as of December 31, 2003, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the period from January 8, 2003 (inception) through December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coach Industries Group, Inc. and its subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the period from January 8, 2003 (inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States.

The financial statements referred to above have been restated to account for the acquisition of the Commercial Transportation Manufacturing Corporation as a reverse merger further described in Note 2 to the consolidated financial statements.

JEWETT, SCHWARTZ & ASSOCIATES

Hollywood, Florida

March 22, 2004 and July 1, 2004, with respect to Note 2

COACH INDUSTRIES GROUP, INC.

CONSOLIDATED BALANCE SHEET

December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$91,565
Accounts receivable, net	12,939
Due from Related party accounts receivable	31,593
Supply inventory	1,310,483
Prepaid expenses and other current assets	57,680

Total current assets	1,504,260

PROPERTY AND EQUIPMENT, net	901,865
GOODWILL	2,186,595

$4,592,720

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$367,670
Related party accounts payable	305,739
Deferred rent	115,200
Warranty reserve	20,535
Customer deposits	230,273
Accrued wages	32,921
Notes payable – related parties	613,659

Total current liabilities	1,685,997

COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY:
Common stock $0.001 par value; 50,000,000 shares authorized 9,785,531 issued and outstanding	9,785
Additional paid in capital	5,360,228
Accumulated deficit	(1,743,290)
Treasury stock, 1.6 million shares at cost	(720,000)

Total shareholders’ equity	2,906,723

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,592,720

The accompanying notes are an integral part of these financial statements.

COACH INDUSTRIES GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Period From Inception (January 8, 2003) through December 31, 2003

REVENUES	$1,068,487
COST OF GOODS SOLD	1,411,058

GROSS LOSS	(342,571)

OPERATING EXPENSES:
General and Administrative	463,099
Sales and marketing	47,999
Rent	259,200
Other	80,055
Amortization of deferred Compensation	550,366

Total operating expenses	1,400,719

Loss before income taxes	(1,743,290)

Income taxes	—

NET LOSS	$(1,743,290)

Basic and diluted net income (loss) per share :
Net Loss per share	$(0.79)

Basic and diluted weighted average common shares outstanding	2,219,699

The accompanying notes are an integral part of these financial statements.

COACH INDUSTRIES GROUP, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-In- Capital	Accumulated Deficit	Treasury Stock	Other Comprehensive Income	Unearned Compensation Restricted Stock Grants	Total
	SHARES	AMOUNT
		$	$	$	$	$	$	$
BALANCE, December 31, 2002	0	0	0	0	0	0	0	0
Issuance of common stock capitalization of CTMC	1,450	0	580,500					580,500
Recognition of unearned compensation - restricted stock	—	—	550,366	—	—	—	—	550,366
Reclassification of common stock related to the reverse merger of Coach and CTMC	3,184,081	3,185	(3,185)	—	—	—	—	—
Issuance of common stock upon reverse merger of CTMC	3,000,000	3,000	(3,000)	—	—	—	—	—
Issuance of common stock into treasury for settlement of a pending acquisition	1,600,000	1,600	718,400	—	(720,000)	—	—	—
Issuance of common stock upon acquisition of SCB	2,000,000	2,000	2,658,000	—	—	—	—	2,660,000
Contribution of inventory and raw materials	—	—	859,147	—	—	—	—	859,147
Net loss				(1,743,290)				(1,743,290)

BALANCE, DECEMBER 31, 2003	9,785,531	$9,785	$5,360,228	$(1,743,290)	$(720,000)	$—	$—	$2,906,723

The accompanying notes are an integral part of these financial statements.

COACH INDUSTRIES GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,743,290)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	(9,600)
Amortization of deferred compensation	550,366
Changes in operating assets and liabilities:
Accounts receivable	(12,939)
Inventory	(230,117)
Prepaid expenses and other	(57,680)
Deferred Rent	124,800
Accounts payable and accrued expenses	394,406
Other current assets
Warranty reserve	20,535
Customer deposits	223,273

Net cash provided by (used in) operating activities	(740,246)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(1,877)
Capitalization of CTMC	580,500
Cash received from business acquisitions, net	24,042

Net cash used in investing activities	602,665

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	—
Related party accounts payable, net	229,146

Net cash (used in) financing Activities	229,146

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	91,565
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$91,565

The accompanying notes are an integral part of these financial statements.

COACH INDUSTRIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003

1. Background

Overview

Coach is a holding company which manufactures luxury limousines, specialty vehicles and limousine buses through its various operating subsidiaries. We currently have two subsidiaries. Commercial Transportation Manufacturing Corporation (“CTMC”) focuses on manufacturing specialty vehicles and limousine buses. Springfield Coach Industries Corporation, Inc. (“SCB”), SCB focuses on manufacturing Lincoln Town Car limousines and Ford Excursion limousines.

History

On June 1, 2000, pursuant to an Agreement and Plan of Business Combination, dated as of April 14, 2000, PAN International Gaming, Inc., a Nevada corporation (“PAN”), purchased all of the issued and outstanding capital stock of SearchHound.com 2000, Ltd., a Nevada corporation, from their 22 record holders for an aggregate of 50,373 shares of its common stock, which was approximately 71% of the issued and outstanding shares of PAN International Gaming, Inc. The amount of consideration paid and received was negotiated by the parties to the Plan of Business Combination. On June 6, 2000, after the merger, PAN changed its name to SearchHound.com, Inc. (“Searchhound”)

Pursuant to a Stock Purchase Agreement, dated as of May 4, 2000, effective July 11, 2000, Searchhound purchased all of the issued and outstanding capital stock of SoloSearch.com, Inc., a Missouri corporation (“SoloSearch”), from Cohen Capital Technologies, L.L.C., a Missouri limited liability company, Kirk C. Reivich, an individual, and October Capital, L.L.C., a Missouri limited liability company, for an aggregate of 18,097 shares of common stock and an aggregate of $300,000 in cash. The foregoing transaction resulted in the issuance of 20.3% of the issued and outstanding shares of PAN. The amount of consideration paid and received was negotiated by the parties to the Stock Purchase Agreement.

Prior to June 1, 2000, SearchHound was not engaged in substantial operating activities and there were no revenues or business operations. In 2002, Searchound’s Board of Directors changed its strategy due to poor operating conditions and operating results in its primary businesses coupled with difficulties in raising capital through debt and equity sources. The Board of Directors adopted the new strategy during 2002, which committed to the disposal of all of its current assets and businesses and to seek a merger or acquisition candidate with better financial resources. By early 2003, the Board of Directors of Searchhound had successfully disposed of all of the assets and all of the liabilities of the company.

On August 22, 2003, the Company held its Annual Meeting of Shareholders, whereby the shareholders voted to amend the Articles of Incorporation to change the name of the company from Searchound.com to Coach Industries Group, Inc.

General

Through our subsidiaries, we manufacture luxury limousines, specialty vehicles and limousine buses. Coach’s principal executive offices are located in Coral Springs, Florida. We are one of seven limousine manufacturers in the limousine manufacturing industry operating under agreements with Ford Motor Company and General Motors Corporation. The Company’s long-term strategy is to offer and expand our array of specialty vehicles and limousines and to offer and expand financial services to existing customers, other limousine operators and others outside of the limousine business. The Company will actively pursue acquisition candidates that can support the expansion of these products and financial services.

On September 1, 2003, we acquired CTMC through a reverse merger. Coach issued 3 million shares of common stock to CTMC in a stock for stock exchange. CTMC’s principal executive offices are located in Bohemia, New York. CTMC’s operation consists of manufacturing, selling and servicing specialty vehicles, limousine buses and to a lesser extent, Lincoln Town Cars. The operation is housed in a 30,000 square foot manufacturing facility with approximately 27 employees involved in the direct manufacture of the various modified chassis. CTMC manufactures its vehicles pursuant to a Quality Vehicle Modifier Agreement with Ford Motor Company. CTMC’s New York presence allows the Company to support the lucrative Northeastern market.

On December 31, 2003, Coach, through SCB, newly formed wholly owned subsidiary, acquired certain assets and liabilities from Springfield Coach Builders, Inc. (“Springfield”). The acquisition was valued at $2.66 million based on 2 million shares of common stock, at $1.33 per share, the closing market price on November 6, 2003. SCB’s principal executive offices are located in Springfield, Missouri.

After our acquisition certain assets and certain liabilities of Springfield, we determined that the production of the various vehicles previously manufactured by Springfield and CTMC needed to be segregated to eliminate any duplication of production processes at the CTMC and SCB facilities. CTMC personnel have extensive depth of knowledge in prototype development, modification and engineering of specialty vehicles, such as the buses and sports utility vehicles. Accordingly, since January 2004, SCB manufactures the Lincoln Town Car limousines, which represent approximately ninety percent (90%) of the limousine market and the Ford Excursion limousines. CTMC manufactures our specialty vehicles and limousine buses.

SCB manufactures its vehicles pursuant to a Quality Vehicle Modifier Agreement with Ford Motor Company and a Cadillac Master CoachBuilder Agreement with General Motors Corporation. SCB, because of its Midwest location, provides us with the opportunity to economically support customers located in the Midwestern, Southeastern and Western region of the United States. SCB’s Midwestern location also provides the Company significant operating expense advantages due to lower labor and occupancy costs. SCB’s operations consists of manufacturing, selling and servicing Lincoln Town Cars and Ford Excursions Limousines The operations is housed in a 45,000 square foot manufacturing facility with 38 employees involved in the direct manufacture of the modified chassis.

Management believes that the acquisition of certain assets and certain liabilities of Springfield enabled the Company’s to use its existing sales force, engineering expertise and management to enter the Midwestern and Western United States limousine markets. Coach was able to assume the existing lease for the manufacturing facility in Springfield, Missouri, which increased its manufacturing capacity and reduced the cost of distribution in those markets.

2. Summary of Significant Accounting Policies

Principles Of Consolidation

Effective September 1, 2003, the Company through a reverse merger with CTMC, has restated its consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows as discussed in more detail below. The accompanying financial statements include the accounts of the Company from September 1, 2003, and its wholly owned subsidiaries CTMC from January 8, 2003 (inception) and SCB, effective December 31, 2003. CTMC was formed on January 8, 2003 (inception), however they did not commence operations until April 1, 2003. All significant inter-company balances and transactions have been eliminated.

Restatement of Financial Statements

The Company, after careful consideration and review, has elected to change the accounting treatment of the transaction between the Company and Commercial Transportation Manufacturing, Inc. (the “Transaction”) and accordingly restate the financial statements. Originally, the Transaction was accounted for as a business combination that resulted in recording goodwill, an intangible asset, of approximately $490,000. After further investigation and consideration, the Company has concluded that the accounting treatment of this Transaction as a reverse merger more accurately reflects the nature of this transaction. The primary factor influencing the accounting treatment change for this Transaction is that the Company, Coach Industries Group, Inc. had no operations prior to the Transaction. The accounting impact of treating this Transaction as a reverse merger instead of a business combination is an elimination of approximately $490,000 of goodwill and a reduction of Additional Paid – in Capital by the same amount.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures at the date of the financial statements and during the reporting period. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2003, cash and cash equivalents include cash on hand and cash in the bank.

Revenue and Cost Recognition

Revenues are reported at the time the custom re-fabrication or modification is complete and delivered to the customer. Customer deposits for partial payment of vehicles are deferred and treated as current liabilities until the vehicle is completed and recognized as revenue. Repairs and other services are recorded when the service is performed. Inventory is relieved upon delivery of the vehicle.

Property and Equipment, net

Property and equipment, net are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are typically three to seven years.

Expenditures and major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Supply Inventory

Supply inventory includes the cost of the unmodified vehicle chassis and parts related to vehicles in the process of being modified and remanufactured. Shipping and handling costs are included in inventory.

All inventories are valued at the lower of cost or market. The cost of new and used vehicles is determined using the specific identification method. The cost of new parts is valued using the first in first out basis.

Impairment of Long-lived Assets

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 2003, the Company believes that there has been no impairment of its long-lived assets.

During 2002 the Company conducted an asset evaluation based on impairment for long-lived assets, which included its five web site, database, and exchange servers (asset group) and found that they no longer support revenue or income from continuing operations. This asset group was evaluated based on fair market value of like equipment for sale.

Advertising

The Company expenses advertising production costs as they are incurred. Advertising costs for the years ended December 31, 2003 were approximately $6,600.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents, prepaid expenses, other assets, and accounts payable carrying amounts approximate fair value.

Warranty Reserves

The Company provides warranties to its new car customers of the earlier of three years or fifty thousand miles, only on parts and labor performed by the Company. Warranty reserve was $20,535 as of December 31, 2003.

Income Taxes

Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized. The financial statements reflect a deferred tax asset of approximately $200,000 as of December 31, 2003 and a valuation allowance of the same amount, since the Company did not have the revenue history to support the future recognition of the deferred tax asset. It is more likely that the deferred tax asset will not be recognized. The deferred tax asset as of December 31, 2003 was restated as part of a reverse merger and presented as a $0 balance.

Utilization of the net operating loss carry-forwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code. The annual limitation may result in the expiration of net operating loss carry-forwards before utilization.

Goodwill

The Company adopted SFAS No.142, “Goodwill and Other Intangible Assets,” on January 1, 2002. As of the adoption date, the Company no longer amortizes goodwill over its useful life. Instead, goodwill is tested for impairment annually. The impairment test consists of two steps. In the first step, the Company determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. If the fair value of the reporting unit is greater than its carrying value, the test is completed and goodwill assigned to the reporting unit is not impaired. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and the Company must perform the second step of the impairment test. In the second step, the Company must compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No.141, to its carrying amount. The Company will recognize a goodwill impairment charge if the carrying amount of the goodwill assigned to the reporting unit is greater than the implied fair value of the goodwill. At December 31, 2003, the Company has not recognized an impairment loss.

Net Income (Loss) Per Share

The Company has presented basic and diluted net income (loss) per share pursuant to SFAS No. 128, “Earnings per Share,” and the Securities and Exchange Commission SAB No. 98. In accordance with SFAS No. 128, basic net income (loss) per share has been computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share includes the effect, if any, from the potential exercise or conversion of securities, such as stock options, which would result in the issuance of shares of common stock.

Stock Split

On August 26, 2003, prior to the reverse merger, the Company effected a 1-for-4 stock split of each outstanding share of common. All share data has been restated to reflect the stock split.

Recent Accounting Pronouncements

In December 2004, the FASB revised Statement of Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation. This statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and the related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. For public entities that are not small business issuers, the implementation of this Statement is required as of the beginning of the first interim or annual reporting period after June 15, 2005. For public entities that are small business issuers, like Coach, the implementation of this Statement, is required as of the beginning of the first interim or annual reporting period after December 15, 2005. Management is required to implement this Statements beginning in fiscal year beginning on January 1, 2006 and they are currently evaluating the impact of implementation of this Statement on the Company.

In January 2003, the FASB issued Interpretation No. 46 (“Consolidation of Variable Interest Entities”). The interpretation defines a variable interest entity as corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights nor (b) has equity investors that do not provide sufficient financial resources for the equity to support its activities. A variable interest entity often holds financial assets, including loans or receivables, real estate or other property. A variable interest entity may be essentially passive or it may engage in research and development or other activities on behalf of another company. This interpretation requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The Company would have to consolidate any of its variable interest entities that meet the above criteria as of July 1, 2003. The interpretation also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. Management is in the process of determining if its interests in unconsolidated entities qualify as variable interest entities and, if so, whether the assets, liabilities, non-controlling interest, and results of activities are required to be included in the Company’s consolidated financial statements.

In May 2003, the FASB issued Statement No. 150 (“Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The Company is currently classifying financial instruments within the scope of this Statement in accordance with this Statement. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not believe that this Statement will have a material impact on the Company’s financial statements.

3. CONCENTRATION OF CREDIT RISK

The amounts on deposit at December 31, 2003 did not exceed the $100,000 federally insured limit for bank deposits. The Company purchases a significant portion of its inventory from two major suppliers. The relationships with these suppliers are significant to the ongoing operations of the business and are subject to licensing agreements.

4. SUPPLY INVENTORY

Supply inventory consist of the following components as of December 31, 2003:

Vehicle Chassis	$952,948
Parts	357,535

$1,310,483

5. RELATED PARTY TRANSACTIONS

The Company is a party to a non-cancelable operating lease pertaining to the office and plant facilities. The lease term, as amended, expires in December 2007 with payments commencing in July 2003. The lease is to a related party.

The minimum lease commitment for the non-cancelable operating lease for the years ended is summarized as follows:

2004	$288,000
2005	288,000
2006	288,000
2007	288,000

$1,152,000

Rental expense under all operating leases totaled approximately $259,200 for the years ended December 31, 2003, that includes amortization of deferred rental expense of approximately $9,600 for the years ended December 31, 2003.

As of December 31, 2003 the Company had receivable balances for approximately $31,593 due from related parties, respectively.

The Company maintained certain equipment used for manufacturing currently owned by a related party in anticipation of a pending purchase agreement for that equipment. Effective December 31, 2003, the Company secured the equipment and inventory for $859,147, which allocated that portion of goodwill based on the fair market value of the assets.

During the year ended December 31, 2003, the Company issued 1.8 million shares of common stock to various related parties for future consulting services. The Company recognized approximately $550,000 of amortization of deferred compensation relating to this issuance. The total value of these agreements is $810,000 to settle past services, as well as future services to the Company which included approximately $550,000 of deferred compensation for the year ended December 31, 2003 and approximately $260,000 which was included in the retained deficit at the time of the reverse merger with CTMC. The $260,000 represented services rendered prior to the reverse merger with CTMC. The shares of common stock were issued to these individuals with a three month restriction. The agreements are for consulting services for periods between 6 months to 2 years.

Related party accounts payables totaled $305,739 at December 31, 2003 which were due for funding professional fees and cash flow requirements of CTMC and SCB.

Notes payable - related parties totaled $613,659 at December 31, 2003 due to the former owner of SCB at December 31, 2003, specifically relating to chassis inventory purchased at acquisition.

6. ACQUISITIONS

On September 1, 2003, the Company acquired, through a reverse merger CTMC, a New York corporation specializing in the manufacturing and selling of limousines, was merged. The Company issued a stock for stock exchange of 3 million shares of common stock.

Effective December 31, 2003 the Company acquired certain assets and liabilities from SCB. The acquisition is valued at $2.66 million based on 2 million shares of common stock, valued at $1.33 per share on November 6, 2003. Management believes that the acquisition of certain assets and liabilities of SCB enabled the entrée into the Midwestern and Western Markets through the Company’s existing sales force, engineering expertise and management. The Company was able to assume the existing lease for the manufacturing facility in Springfield, which increased our manufacturing capacity and reduced our costs of our existing distribution in those markets.

The following is pro forma information for the year ended December 31, 2003, as if the reverse acquisition of Coach were consummated on January 1, 2003. The pro forma information is not necessarily indicative of the combined financial position or results of operations, which would have been realized had the acquisition been consummated during the period for which the pro forma financial information is presented.

	For the Year Ended December 31, 2003
	Historical	Pro forma
Revenue	$1,068,487	$1,068,487
Net income (loss)	$(1,743,290)	$(2,148,279)

Basic and diluted net income (loss) per share	$(0.79)	$(0.41)

Basic and diluted weighted average shares outstanding	2,219,699	5,219,699

7. SUPPLEMENTAL CASH FLOW INFORMATION

The following table displays the net non-cash assets that were acquired during the year ended December 31, 2003, as a result of the business acquisitions:

	Coach	SCB	Total
Non-cash assets (liabilities):
Current assets	$—	$946,567	$946,567
Property and equipment	—	174,741	174,741
Goodwill	—	2,186,595	2,186,595
Current liabilities	—	(671,945)	(671,945)

Net non-cash assets acquired	—	2,635,958	2,635,958
Less: common issued	—	(2,660,000)	(2,660,000)

Cash received from business acquisitions, net	$—	$(24,042)	$(24,042)

As of December 31, 2003
Non cash financing/investing activities:
Contributed inventory and property and equipment as contributed capital	859,147
Issuance of restricted stock related to deferred compensation	550,366
Issuance of treasury stock	720,000

8. Shareholders’ Equity

Stock Transactions:

During the year ended December 31, 2003, the Company issued 1.8 million shares of common stock to various related parties for future consulting services. The Company recognized $810,000 of amortization of deferred compensation relating to this issuance. The shares of common stock were issued to these individuals with a three month restriction.

On September 1, 2003, the Company acquired, through a reverse merger CTMC, a New York corporation specializing in the manufacturing and selling of limousines, was merged. The Company issued a stock for stock exchange of 3 million shares of common stock.

Effective December 31, 2003 the Company acquired certain assets and certain liabilities from SCB. The acquisition is valued at $2.66 million based on 2 million shares of common stock, valued at $1.33 per share on November 6, 2003.

Treasury stock:

As of August 26, 2003, the Company reserved 1.6 million shares, valued at $0.45 cents per share, for the purpose of using as agreed consideration for a potential transaction. The shares shall vest on the effective date of the aforementioned potential transaction. The shares were has been reserved in treasury stock amounting to $720,000 as of December 31, 2003.

9. Commitments and Contingencies

Effective December 31, 2003, the Company assumed an operating lease pertaining to the office and plant facilities in Springfield, Missouri. The lease term, expires in July 2006.

The minimum lease commitment, for the non-cancelable operating lease for the years ended is summarized as follows:

2004	$132,000
2005	132,000
2006	77,000

$341,000

COACH INDUSTRIES GROUP, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30, 2004 (Unaudited)	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,025,306	$91,565
Restricted cash	1,311,333	—
Accounts receivable, net	888,998	12,939
Unbilled revenues	1,837,286	—
Supply inventory	1,183,932	1,310,483
Escrow receivable	960,000	—
Due from related party	768,035	31,593
Prepaid expenses and other current assets	235,955	57,680

Total current assets	9,210,845	1,504,260

PROPERTY AND EQUIPMENT, net	584,580	901,865
RESTRICTED CASH – NON-CURRENT	3,148,667	—
LEASED RECEIVABLES, NET	1,187,684	—
DEFERRED LOAN COSTS, NET	306,216	—
GOODWILL	7,399,049	2,186,595

	$21,837,041	$4,592,720

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,191,101	$367,670
Accrued contract settlement	3,140,391
Related party payable	557,450	305,739
Deferred revenue	217,184	—
Current portion of long-term debt	533,333	—
Deferred rent	—	115,200
Warranty reserve	41,993	20,535
Customer deposits	139,875	230,273
Accrued wages	223,856	32,921
Note payable – related parties	660,000	613,659
Lines of credit	970,411	—

Total current liabilities	7,675,594	1,685,997

OTHER LIABILITIES:
Convertible notes payable – related party	30,000	—
Convertible notes payable - long term	4,095,267	—
Lease financing obligation	1,297,761	—
COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY:
Common stock $0.001 par value; 50,000,000 shares authorized; 12,686,027 and 9,785,531 shares issued and outstanding, respectively	12,686	9,785
Additional paid-in capital	10,135,394	5,360,228
Common stock subscription, 3,226,893 shares subscribed	3,840,000	—
Restricted stock – unearned compensation	(727,842)	—
Accumulated deficit	(4,521,819)	(1,743,290)
Treasury stock, 1,176,471 shares at cost	—	(720,000)

Total shareholders’ equity	8,738,419	2,906,723

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$21,837,041	$4,592,720

The accompanying notes are an integral part of these financial statements.

COACH INDUSTRIES GROUP, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30, (Unaudited)		For the Nine Months Ended September 30, (Unaudited)
	2004	2003	2004	2003
REVENUES	$17,648,967	$479,587	$26,780,778	$687,964
COST OF GOODS SOLD	16,946,789	704,136	24,626,663	902,070

GROSS PROFIT	702,178	(224,549)	2,154,115	(214,106)

OPERATING EXPENSES:
General and Administrative	1,278,146	84,823	2,166,281	286,354
Research and development	82,175	—	829,840	—
Provision for lease losses	4,959	—	4,959	—
Amortization of deferred compensation	246,083	32,454	630,000	32,454
Sales and marketing	108,924	—	390,129	18,926
Rent	32,524	61,400	173,839	194,400
Loss on relocation of CTMC facility	635,718	—	635,718	—
Interest expense	48,835	—	101,187	—

Total operating expenses	2,437,364	178,677	4,931,953	532,134

Loss before provision for income taxes	(1,735,186)	(403,226)	(2,777,838)	(746,240)

Income taxes	—	—	—	—

NET LOSS	$(1,735,186)	$(403,226)	$(2,777,838)	$(746,240)

Basic and diluted net (loss) per share :
Net loss per share	$(0.18)	$(0.18)	$(0.32)	$(0.34)

Basic and diluted weighted average common shares outstanding	9,526,431	2,219,699	8,669,165	2,219,699

The accompanying notes are an integral part of these financial statements.

COACH INDUSTRIES GROUP, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, (Unaudited)

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,777,838)	$(746,240)
Adjustments to reconcile net loss to net cash provided by used in operating activities:
Depreciation and amortization	129,563	(2,400)
Loss on relocation of CTMC facility attributed to asset disposal	491,554	—
Provision for lease losses	4,959	—
Amortization of deferred compensation	630,000	32,454
Warranty expense	60,897	18,964
Charges to warranty reserve	(39,439)	(3,964)
Changes in operating assets and liabilities:
Accounts receivable	(178,904)	(12,072)
Unbilled revenue	(569,212)	—
Due from related party	(623,108)	25,000
Escrow receivable	(960,000)	—
Deferred loan fees	(306,216)	—
Supply inventory	(4,368)	(150,971)
Lease receivable repayments	334,255	—
Lease fundings	(255,000)	—
Lease liability repayments	194,397	—
Fundings lease liability	(270,377)	—
Prepaid expenses and other	(128,732)	(58,584)
Deferred rent	—	124,000
Deferred revenue	31,584	—
Accrued contract settlement	1,624,851	—
Accounts payable and accrued expenses	367,846	199,793
Customer deposits	(157,064)	15,000

Net cash used in operating activities	(2,400,352)	(559,020)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions not of cash received	718,156	—
Restricted cash	(4,400,000)	—
Acquisition of fixed assets	(112,308)	(1,877)

Net cash used in investing activities	(3,794,152)	(1,877)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	25,000	—
Repurchase of common stock	(95,000)	—
Cash contribution	—	580,500
Proceeds from convertible notes payable	6,000,000	—
Proceeds from convertible debt – related party	1,841,493	—
Borrowings from line of credit	356,752	—

Net cash provided by financing Activities	8,128,245	580,500

NET DECREASE IN CASH AND CASH EQUIVALENTS	1,933,741	19,603
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	91,565	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,025,306	$19,603

The accompanying notes are an integral part of these financial statements.

COACH INDUSTRIES GROUP, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2004 and 2003

1. Background

Summary

Coach Industries Group, Inc. (“Coach” or the “Company”) is a holding company which, through its subsidiaries, manufactures specialty vehicles for commercial fleet operators and offers an array of financial services and insurance products to commercial fleet operators and independent contractors in the courier industry.

Coach owns four wholly owned subsidiaries that operate in two business segments: financial services to commercial fleet operators and third party contract rights management for commercial fleet operators; and manufacturing specialty vehicles. Commercial Transportation Manufacturing Corporation (“CTMC”) and Springfield Coach Industries Corporation, Inc. (“SCB”) manufacture specialty vehicles, such as limousine buses, Lincoln Town Car limousines and Ford Excursion limousines. Coach Financial Services (“CFS”) offers financial services to CDS, SCB and CTMC customers and other commercial fleet operators. Corporate Development Services, Inc. (“CDS”) provides the services of independent contractors, subcontractor settlement processing and specialty insurance products to commercial fleet operators.

The Company’s long-term strategy is to offer and expand its financial services to commercial fleet operators, specifically the 7,000 courier companies and the 14,000 limousine operators, throughout the United States. The Company will actively pursue acquisition candidates that can support the expansion of these products and financial services.

Financial Services

Coach offers an array of financial services and products in the commercial fleet industry. CFS offers financial services to CDS, SCB and CTMC customers and other commercial fleet operators. CFS targets small to mid-size business and professionals. The Company plans to offer an array of financial products, including financing for luxury limousines, commercial fleets and high-end automobiles and specialty lines of insurance products. CFS provides various leases, including commercial motor vehicle leases, equipment leases and retail installment loans to commercial customers who purchase vehicles from SCB or CTMC and from non SCB/CTMC customers.

CDS provides the services of independent contractors, subcontractor settlement processing and specialty insurance products to commercial fleet operators. CDS is one of three entities providing independent contractors to the commercial fleet industry. CDS provides services that insulate the commercial fleet operator from workplace concerns relating to employment by creating an independent operator status for the individual drivers. CDS provides specialty insurance products to these drivers, as well as health benefits and other insurance products they require through various relationships with independent brokers. The Company currently provides its products to approximately 5,000 drivers and 250 courier companies.

Manufacturing

CTMC’s operation consists of manufacturing, selling and servicing specialty vehicles, limousine buses and to a lesser extent, Lincoln Town Cars. The operation requires a 30,000 square foot manufacturing. CTMC manufactures its vehicles pursuant to a Quality Vehicle Modifier Agreement with Ford Motor Company.

SCB manufactures its vehicles pursuant to a Quality Vehicle Modifier Agreement with Ford Motor Company and a Cadillac Master CoachBuilder Agreement with General Motors Corporation. SCB’s operations consist of manufacturing, selling and servicing Lincoln Town Cars and Ford Excursions Limousines. The operations is housed in a 45,000 square foot manufacturing facility with approximately 60 employees involved in the direct manufacture of the modified chassis.

SCB acquired certain assets and liabilities of Springfield Coach Builders, Inc., effective December 31, 2003 and at that time determined that the production of the various vehicles needed to be segregated to eliminate any duplication of production processes at both facilities. CTMC personnel have extensive depth of knowledge in prototype development, modification and engineering of specialty vehicles, such as buses and SUV’s. In January 2004, the Company made a strategic decision to focus SCB on manufacturing the Lincoln Town Car limousines and the Ford Excursion limousines and for CTMC to focus on specialty vehicles and limousine buses. Based on these manufacturing changes and focus CTMC on specialty vehicles, the Company, intends to expend $1.0 million on research and development during the next twelve months. The Company has expended approximately $829,000 on research and development for the nine months ended September 30, 2004.

During the third quarter of 2004, Coach assessed the labor market and the cost structure of the manufacturing plant in Bohemia, New York and determined that it was necessary to relocate the manufacturing facility to Springfield, Missouri to eliminate redundant back-office activities at SCB and CTMC and to take advantage of the lower cost structure and abundant labor market, in Springfield. The Springfield, Missouri area has three limousine manufacturing companies, thus providing a cost effective labor market, rich with the skills that are required to manufacture quality products. The cost of relocating the CTMC facility was $635,000, of which $491,000 related to the disposal of leasehold improvements and inventory that was considered obsolete, or too costly to move to the new location. The overhead reduction that will be attained on an annual basis for administrative salaries and related overhead is approximately $300,000 and the reduction in overhead expense is anticipated to be between $150,000 and $300,000, for a total annual savings of between $450,000 and $600,000. We anticipate that the manufacturing facility will be fully operational in Springfield by the first quarter of 2005 and expects to see benefits relating to this relocation in both manufacturing facilities. Coach will continue to maintain a significant sales presence in the New York area.

History

Coach is a Nevada corporation. Its principal executive offices are located at 12330 SW 53rd Street, Suite 703, Cooper City, FL 33330. Our telephone number is (954) 602-1400. CFS is a Florida corporation. Its principal executive offices are located in Cooper City, Florida. CDS is a New York corporation. Its principal executive offices are located in Glens Falls, New York. CTMC is a New York corporation. Its sales offices are located in Bohemia, New York. SCB is a Missouri corporation. Its principal executive offices are located in Springfield, Missouri.

On September 1, 2003, Coach acquired CTMC through a reverse merger. Coach issued approximately 3 million shares of common stock to CTMC in a stock for stock exchange.

On December 31, 2003, Coach, through SCB, its newly formed wholly owned subsidiary, acquired certain assets and liabilities from Springfield Coach Builders, Inc. The acquisition was valued at $2.66 million based on 2 million shares of common stock, at $1.33 per share, the closing market price on November 6, 2003.

On July 9, 2004, Coach, through CFS, its newly formed wholly owned subsidiary, entered into an agreement to purchase all of the common stock of Go Commercial Leasing Corporation (“Go Commercial”) and merged Go Commercial into CFS. We issued 423,529 shares of common stock, valued at $720,000, to the shareholders of CDS.

On August 6, 2004, Coach signed a letter of intent to acquire CDS, whereby the Company issued to the shareholder of CDS a combination of stock and cash. The acquisition was completed August 31, 2004 and is reflected in our financial statements as of September 1, 2004. The Company paid $4.8 million for CDS through the issuance of 3.2 million shares of common stock valued at $1.19 per share, of which 504,202 shares of common stock are held in escrow. In addition, Coach paid $500,000 in cash and issued a promissory note in the amount of $460,000 to the shareholders of CDS. The Company has required that CDS provide to them a signed agreement with their insurance carrier, for at least a term of two years. Upon signing of that agreement, the Company will issue to the shareholders additional consideration of $1.2 million in the same proportionate allocation of cash and common stock.

2. Summary of Significant Accounting Policies

Principles of Consolidation

Effective September 1, 2003, the Company has restated its consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows in conjunction with the reverse merger with CTMC. The accompanying financial statements include the accounts of the Company from September 1, 2003, and its wholly owned subsidiaries CTMC from January 8, 2003 (inception) and SCB, effective December 31, 2003. CTMC was formed on January 8, 2003 (inception); however CTMC did not commence operations until April 1, 2003.

On July 6, 2004, the Company acquired Go Commercial and their financial condition and results of operations are included in the Company’s financial statements from date of acquisition. The Company acquired CDS effective August 31, 2004. The financial condition and results of operations are included in the consolidated financial statements from acquisition date.

All significant inter-company balances and transactions have been eliminated.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash balances at various financial institutions with balances insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At September 30, 2004, the balances at various financial institutions over the FDIC insured balances are $1.6 million relating to the cash and cash equivalent balances and $4.3 million relating to the restricted cash balances at September 30, 2004.

Concentrations of credit with respect to accounts receivable are limited because of the Company’s policy to require deposits from some customers and the number of customers comprising the client base and their dispersion across geographical locations. The Company has one major customer that comprises approximately 18% of its revenue base. Its relationship with this customer is in good standing and the Company believes that there is no imminent threat to this relationship.

Revenue Recognition – Subcontract Settlement Processing

The Company records revenue in accordance with EITF 99-19 – “Reporting Revenues Gross as a Principal versus Net as an Agent”. The Company recognizes revenue as services are provided. The Company’s revenues consist of fees paid by its clients under Contract Management Agreements, for the provision of drivers, vehicles and processing services. In addition, the Company’s revenues consist of fees for administrative services provided to independent contractors under separate contractual arrangements with these independent contractors.

In consideration for payment of such service fees, the Company agrees to pay the following direct costs associated with the independent contractors: (i) operators (drivers); (ii) vehicles; (iii) occupational and accidental insurance; and (iv) management services. The Company is the primary obligor in these arrangements, establishes the price of services, has discretion in supplier selection, determines service specifications and has credit risk for services provided.

The Company accounts for fees and the related direct costs using the accrual method. Under the accrual method, fees relating to independent contractors with earned but unpaid settlements at the end of each period are recognized as unbilled revenues and the related direct costs for such services are accrued as a liability during the period in which contract settlements are earned by the independent contractor.

Deferred Revenue

Deferred revenues at September 30, 2004 were $217,184. This balance relates to the acquisition of CDS effective August 31, 2004. The deferred revenues are funded by the courier operators in anticipation of those balances due to the drivers on the stipulated payment date.

Interim Financial Statements

The interim financial statements presented herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The interim financial statements should be read in conjunction with the Company’s annual financial statements, notes and accounting policies included in the Company’s annual report on Form 10-KSB/A for the year ended December 31, 2003 as filed with the SEC. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of financial position as of September 30, 2004 and the related operating results and cash flows for the interim period presented have been made. The results of operations, for the period presented are not necessarily indicative of the results to be expected for the year.

Software Development Costs

SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” requires capitalization of software development costs incurred subsequent to establishment of technological feasibility and prior to the availability of the product for general release to customers. Systematic amortization of capitalized costs begins when a product is available for general release to customers and is computed on a product-by-product basis at a rate not less than straight-line basis over the product’s remaining estimated economic life. Amortization of software development costs for the three and nine months ended September 30, 2004 was $2,904 and $2,904, respectively. No amortization of software development costs were recorded for 2003.

Management continually evaluates the net realizable value of software costs capitalized by comparing estimated future gross revenues reduced by the estimated future costs of completing, disposing and maintaining the software. These costs also include the costs of performing maintenance and customer support required by the Company.

3. Related Party Transactions

The Company has related party payables at December 31, 2003 to an affiliated company controlled by our Chief Executive Officer and director of the Company of $305,739. The outstanding balance, as well as additional capital provided to fund operations during the period were reclassified to convertible debt – related party during 2004 and subsequently converted into common stock and warrants during the period.

At September 30, 2004, the Company has a receivable of approximately $425,000 due from a company owned by an officer and director of the Company for salaries, rent, materials and reimbursement of leasehold improvements.

The Company has related party payables - convertible at September 30, 2004 and December 31, 2003 of $30,000 and zero, respectively. Approximately $1.3 million was converted during the three months ended September 30, 2004 into 1.3 million shares of common stock and warrants to purchase up to (i) 433,194 shares of common stock at $01.51 per share, (ii) 433,194 shares of common stock at $1.82 per share, and (iii) 433,194 shares of common stock at $2.12 per share. The conversion price is based on the lowest stock price during the second quarter, or 85% of the five day average prior to conversion. These balances outstanding were for funding operating shortfalls as well as expenses associated with Coach. In an effort to conserve cash resources the outstanding balances were transferred to convertible debt during 2004. During the three months ended June 30, 2004, $817,650 of these notes were converted into 711,000 shares of common stock as well as an equivalent amount of warrants, with an exercise price of $2.50 per share.

The Company has balances due to our Chief Executive Officer and director of the Company of $57,000 for expenses and cash funding.

During the third quarter of 2004, the Company reserved 75,000 shares of common stock, valued at $79,500 , for issuance to an accounting and consulting firm, affiliated with our Chief Financial Officer and director. The shares will be issued for consulting services to be provided to the Company over the next twelve months and will vest within one year.

4. Floor Plan and Warehouse Lines of Credit

On June 1, 2004, the Company signed an agreement with Ford Motor Company and established a $2.0 million floor plan line of credit, solely for the purchase of chassis inventory. The balance outstanding as of September 30, 2004 was $795,380. The interest rate charged on the line of credit is prime plus two, however the Company receives 90 days interest free as part of the program with Ford Motor Credit Corporation. In addition, the Company has a line of credit with a local dealership in New York. The balance outstanding on the line of credit is $148,095 as of September 30, 2004, with no corresponding balance outstanding at December 31, 2003.

During July 2004, in conjunction with the acquisition of Go Commercial, the Company assumed an outstanding secured guidance line of credit of approximately $1.5 million with Sovereign Bank. The line earns interest at various rates of interest, based on the corresponding lease funded to the lessee. Lease financing obligation at September 30, 2004 was $1.3 million. This balance relates to the amount funded by Sovereign Bank in relationship to the portfolio acquired from Go Commercial. Sovereign Bank also provided an additional secured guidance line of credit to the Company for $4.5 million. The interest rate is determined on a lease by lease basis and interest rate includes a component for servicing for the portfolio. The interest rate charged on the corresponding leases is currently between 6.25 percent and 6.75 percent. The leases typically have terms between 36 and 60 months and do not have a significant payment due at the end of the lease.

5. Notes Payable

The Company has a Notes Payable to a related party in the amount of $660,000, of which $200,000 is due to a former shareholder of CDS on December 31, 2005 and $460,000 is due to other former CDS shareholders on January 15, 2005, in accordance with the purchase agreement with CDS. Interest on the $200,000 note payable is paid monthly at a rate of five percent per annum. No interest accrues on the $460,000 notes payable to shareholders of CDS.

6. Equity

On May 19, 2004, the Company entered into a Purchase Agreement, with Fusion Capital pursuant to which Fusion Capital has agreed to purchase, subject to Coach’s put rights, an aggregate purchase amount up to $6.0 million in shares of common stock, provided such shares are registered on an effective registration statement. The Company issued Fusion Capital 244,900 shares of restricted common stock as a commitment fee, valued $389,342, pursuant to this agreement. These shares are recorded as restricted stock on the Statement of Financial Condition. The Company has elected not to file a registration statement to register shares under the Purchase Agreement and currently no stock has been issued against the agreement other than the restricted commitment shares.

7. Convertible Notes and Detachable Warrants

On September 29, 2004, the Company entered into a Secured Convertible Term Note (the “Convertible Note”) with Laurus Master Fund, Ltd. (“Laurus”). The Convertible Note consists of a three-year, fixed price convertible note that bears an interest rate equal to the Prime Rate as published in the Wall Street Journal, plus 3.5 percent, currently 8.25 percent. The facility allows for the outstanding principal and accrued interest to be converted into common stock at a fixed conversion prices. As of January 14, 2005, we have received $4,908,015, which is convertible into an aggregate of up to 5,002,793 shares of common stock, including (i) 600,000 shares of common stock that Laurus converted at the rate of $0.50 per share; (ii) 2,309,278 shares of common stock which may be converted at the rate of $0.97 per share; (ii) 717,368 shares of common stock which may be converted at the rate of $1.21 per share; and (iii) 1,376,147 shares of common stock which may be converted at the rate of $1.09 per share. The remainder of the balance under the Note of $1,091,985, is held by the Company in a restricted account controlled by Laurus, and may be converted at the rate of $1.33 per share into 821,041 shares of restricted common stock. Based on a market preference provided to Laurus on the transaction of 20 percent of the first $2.0 million, the Company reclassified $400,000 to additional paid in capital. This amount will be accreted to the Convertible Notes over a 36 month period.

On September 29, 2004, the Company received $1.6 million in proceeds from the Convertible Note to be used by the Company; $960,000 for the acquisition of CDS which was placed in an escrow account at closing; $240,000 management fee; additional fees of $26,500 and the balance of $373,500 to be utilized for corporate working capital requirements.

In addition, $4,668,015 was placed in a restricted cash account in the name of the Company to be utilized by the Company for the purchase of tangible property, unencumbered assets or for future acquisitions of target companies. The Convertible Note accrues interest, currently at 8.25%. The Company is required to make interest payment to Laurus on the portion of Convertible Note that has been funded to the Company, unrestricted. The Company is also required to fund principal amortization payments on the unrestricted balance, over a 33 month period, starting January 1, 2005.

The Company issued to Laurus warrants to purchase shares of common stock in connection with the above Convertible Notes. The value of the warrants, were allocated to equity at the date of the transaction and the Company will accrete to the outstanding balance over the lives of the warrants, or seven years. The Company issued the following warrants with the value of the warrants:

Number of Warrants	Exercise Price	Value of Warrants
495,867	$1.51	$347,005
495,867	$1.82	322,674
495,867	$2.12	302,621

1,487,601		$972,300

As part of the above transaction, the Company is required to file a registration statement and intends to do so, within the terms of the agreement. The Company amortized $900 of the value of the warrants for the three and nine months ended September 30, 2004.

8. Stock Options

On August 31, 2004, the Company issued 1.8 million common stock options to its Executives and certain managers of the Company. The common stock options were issued on August 31, 2004, when the market price of the common stock was $1.06, at an exercise price of $0.90. The common stock options were fully vested upon issuance.

9. Acquisition

On August 6, 2004, Coach signed a letter of intent to acquire Corporate Development Services, Inc. (“CDS”), located in Glens Falls, New York, whereby the Company issued to the shareholders of CDS a combination of $3.2 million shares of common stock, $500,000 cash and $460,000 notes payable. The acquisition was completed August 31, 2004 and is reflected in our financial statements for the period ended September 1, 2004. The Company paid $4.8 million for CDS through the issuance of 3.2 million shares of common stock valued at $1.19 per share, of which 504,202 shares of common stock are held in escrow. The Company has required that CDS provide to them a signed agreement with their insurance carrier, for at least a term of two years. Upon signing of that agreement, the Company will issue to the shareholders additional consideration of $1.2 million to be paid in $240,000 cash and common stock amounting to $960,000. The Company recorded goodwill of approximately $4.5 million effective August 31, 2004. The Company has hired an outside consultant to assist them in valuing the intangible assets and they anticipate receiving the results of that valuation during the fourth quarter.

The following is pro forma information for the year ended December 31, 2003 and for the nine months ended September 30, 2004, as if the acquisition of CDS were consummated on January 1, 2003 and 2004, respectively. The pro forma information is not necessarily indicative of the combined financial position or results of operations, which would have been realized had the acquisition been consummated during the period for which the pro forma financial information is presented.

	For the Year Ended December 31, 2003
	Historical	Pro forma
Revenue	$1,068,487	$156,195,639
Net income (loss)	($1,743,290)	($1,206,176)

Basic and diluted net income (loss) per share	($0.79)	($0.22)

Basic and diluted weighted average shares outstanding	2,219,699	5,446,590

	For the Nine Months Ended September 30, 2004
	Historical	Pro forma
Revenue	$26,780,778	$149,535,716
Net income (loss)	($2,777,838)	($2,123,561)

Basic and diluted net income (loss) per share	($0.32)	($0.18)

Basic and diluted weighted average shares outstanding	8,669,165	11,896,056

10. SUPPLEMENTAL CASH FLOW INFORMATION

The following table displays the net non-cash assets that were acquired during the nine months ended September 30, 2004, as a result of the business acquisitions:

	CFS	CDS	Total
Non-cash assets (liabilities):
Current assets	$—	$2,022,545	$2,022,545
Property and equipment	—	223,015	223,015
Goodwill	761,842	4,450,611	5,212,453
Lease receivables, net	1,271,898		1,271,898
Other	60,000	—	60,000
Current liabilities	—	(3,574,327)	(3,574,327)
Lease financing obligation	(1,373,740)	—	(1,373,740)
Net non-cash assets acquired	720,000	3,121,844	3,841,844
Less: common issued,	720,000	3,840,000	4,560,000

Cash received from business acquisitions, net	$—	$718,156	$718,156

As of September 30, 2004
Non cash financing/investing activities:
Issuance of restricted stock related to deferred compensation	1,357,842
Issuance of common stock out of treasury stock	720,000
Conversion of convertible debt to common stock	2,111,713
Reclassification of related party payable to convertible debt	305,739

11. Subsequent Event

During November 2004, the Laurus Master Fund, Ltd. converted $300,000 of Convertible Notes into 600,000 shares of common stock. The shares are restricted until such time as the Company has an effective registration statement.

On December 6, 2004, CDS satisfied its conditions subsequent under letter of intent, dated August 6, 2004, to acquire CDS, by signing a 2 year agreement with Transguard for which the Company paid to CDS an additional $1.2 million through the issuance of 806,724 shares of common stock valued a $1.19 per share and $204,000 in cash. Effective December 31, 2004, the Company will increase the goodwill related to the acquisition by the corresponding $1.2 million.

Prospectus

7,619,547 Shares of Common Stock

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there have been no changes in the affairs of the company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

February 4, 2005

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The question of whether a director or officer acts as the alter ego of a corporation must be determined by the court as a matter of law.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses which we expect to incur with respect to the offering and sale or distribution of common shares under this registration statement. We have agreed to pay all of these expenses.

SEC registration fee		$1,124.57
Financial printer fees to EDGARize and print registration statement	*$	10,000
Transfer Agent Fees, including Printing and Engraving Stock Certificates	*$	1,000
Legal fees and expenses	*$	50,000
Accounting fees and expenses	*$	10,000
Miscellaneous	*$	2,000

Total	*$	74,124.57

*	estimated

RECENT SALES OF UNREGISTERED SECURITIES

We have sold or issued the following securities not registered under the Securities Act by reason of the exemption afforded under Section 4(2) of the Securities Act of 1933, during the three year period ending on the date of filing of this registration statement. Except as stated below, no underwriting discounts or commissions were payable with respect to any of the following transactions. The offer and sale of the following securities was exempt from the registration requirements of the Securities Act under Rule 506 insofar as (1) except as stated below, each of the investors was accredited within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by the company in accordance with Rule 502(d); (3) there were no more than 35 non-accredited investors in any transaction within the meaning of Rule 506(b), after taking into consideration all prior investors under Section 4(2) of the Securities Act within the twelve months preceding the transaction; and (4) none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c).

In January 2005, Company paid to CDS $960,000 through the issuance of 806,724 shares of common stock valued at $1.19 per share, in connection with our acquisition of CDS pursuant to the agreement dated August 6, 2004.

On January 14, 2005, we issued 50,000 shares of restricted common stock to Richardson & Patel LLP in settlement of indebtedness arising from the provision of legal services rendered to the Company.

In December 2004, we issued 80,000 shares of common stock to Benchmark Alliance Advisors in settlement of indebtedness arising from the provision of consulting services.

On November 15, 2004, the Company issued 250,000 shares of common stock to Joseph I. Emas, our Chief Compliance and Ethics Officer, effective January 1, 2004. Mr. Emas, our general counsel, has been our Chief Ethics and Compliance Officer since January 1, 2004.

On September 29, 2004, we issued a convertible term note in the aggregate principal amount of $6,000,000 to Laurus Master Fund, Ltd., pursuant to a Securities Purchase Agreement and ancillary agreements. The term of the note is three years and bears interest at the prime rate (as published in the Wall Street Journal) plus 3.5 percent. In connection with the agreement and the note, we issued to Laurus warrants, exercisable for a period of seven years, to purchase up to (i) 495,867 shares of common stock at $1.51 per share, (ii) 495,867 shares of common stock at $1.82 per share, and (iii) 495,867 shares of common stock at $2.12 per share. During November 2004 Laurus Master Fund Ltd, converted $300,000 of the convertible term notes into 600,000 shares of common stock.

In September 2004, we issued 25,000 shares of common stock to Benchmark Consulting in settlement of indebtedness arising from the provision of services pursuant to consulting agreement.

On August 31, 2004 the Company also issued 75,000 shares of common stock, valued at $79,500, to Kramer Weisman and Associates, LLC. The shares are for services to be provided to the Company over twelve months and will vest within one year

On August 6, 2004, we signed a Letter of Intent with the shareholders of CDS, pursuant to which on August 31, 2004, we agreed to issue 3,226,893 shares of restricted common stock to such shareholders as partial consideration for our acquisition of all of the common stock of CDS and its affiliates. This transaction was valued at $1.19 per share.

In August 2004, we issued 1,299,582 million shares of restricted common stock to Elm Street Partners, LLC, an affiliate of our Chief Executive Officer, in connection with its conversion of a convertible promissory note and issued warrants to purchase up to (i) 433,194 shares of common stock at $1.51 per share, (ii) 433,194 shares of common stock at $1.82 per share, and (iii) 433,194 shares of common stock at $2.12 per share.

On July 9, 2004, we issued from treasury stock 423,529 shares of restricted common stock to various shareholders in consideration for all of the common stock of Go Commercial in connection with the merger of Go Commercial into CFS. This transaction was valued at $720,000.

In July 2004 the Company issued 25,000 shares of common stock to a private investor for $25,000.

On June 28, 2004, we issued Elm Street Partners, LLC, a company controlled by Francis O’Donnell, 336,000 shares of common stock, upon conversion of $386,400 of convertible notes. Elm Street also received detachable warrants for the equivalent number of shares of common stock at a strike price of $2.50, expiring in five years.

On July 1, 2004, we issued 50,000 shares of restricted common stock to Richardson & Patel LLP in settlement of indebtedness arising from the provision of legal services rendered to the Company.

On May 19, 2004, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital agreed to purchase up to an aggregate of $6 million in shares. As compensation to Fusion Capital in connection with its purchase commitment under the common stock purchase agreement, we issued 224,900 shares of common stock on June 28, 2004. This transaction was valued at $1.58 per share. On May 11, 2004, the Company issued 20,000 shares of restricted common stock for expenses in connection with the acquisition of the equity line from Fusion Capital Fund II, LLC. This transaction was valued at $1.70 per share.

On May 11, 2004, we issued Elm Street Partners, LLC, a company controlled by Francis O’Donnell, 375,000 shares of common stock, upon conversion of $431,250 of convertible notes. Elm Street also received detachable warrants for the equivalent number of shares of common stock at a strike price of $2.50, expiring in five years.

For the year ended December 31, 2003, the Company issued 7.7 million shares of its common stock as follows:

On August 26, 2003, the Company issued 3,000,000 restricted shares of common stock, valued at $0.45 per share, to the shareholders of CTMC in connection with our acquisition of CTMC.

On August 26, 2003, the Company issued 433,333 restricted shares of common stock issued to Innovative Consulting Group, a company controlled by Francis O’Donnell, in settlement of related party payable totaling $65,000, accrued in connection with consulting and administrative expenses paid on behalf of the company.

On August 26, 2003, the Company issued 677,333 restricted shares of common stock issued to International Equities and Finance, LLC in settlement of $101,000 in related party payables accrued in connection with consulting and administrative expenses paid on behalf of the company.

On August 26, 2003, the Company issued 1,600,000 restricted shares issued into treasury for the consideration for a potential transaction. This transaction related to the acquisition of Go Commercial Leasing and has been consummated on

July 9, 2004. The transaction was adjusted based on the value of the acquisition. The company will issue to the owners of Go Commercial Leasing, 423,529 shares of restricted common stock from treasury for this transaction. The remaining shares in treasury will be canceled.

On September 15, 2003, the Company issued 100,000 restricted shares for consulting services, which were later cancelled effective December 31, 2003, in connection with non-performance of the contract.

On November 13, 2003, the Company issued 2,000,000 restricted shares, valued at $1.33 per share, to the shareholders of Springfield Coach Industries Corporation, Inc. for the purchase of Springfield Coach Industries Corporation, Inc.

For the year ended December 31, 2002, the Company issued 254,850 shares of its common stock as follows:

During 2002, the Company issued 1,492 restricted shares of common stock, two members of the Board of Directors for services rendered to the company.

During 2002, the Company issued 16,418 restricted shares of common stock to officers of the company in lieu of cash compensation.

During 2002, the Company issued 1,120 restricted shares of common stock to officers and consultants in lieu of cash compensation for various services rendered.

During 2002, the Company issued 223,880 restricted shares of common stock to treasury and as collateral for Notes payable to two executive officers representing accrued and unpaid wages.

During 2002, the Company issued 11,940 restricted shares of common stock, to a law firm in settlement of in indebtedness arising from the provision of legal services rendered.

EXHIBITS

2.1	Agreement and Plan of Merger among the Registrant and CDS Merger Sub, Inc. and Corporate Development Services, Inc. and certain Shareholders thereof. (1)

3.1	Articles of Incorporation. (2)

3.2	Bylaws. (2)

5.1	Opinion on Legality.

10.1	Form of Cadillac Master CoachBuilder Agreement with General Motors Corporation. (5)

10.2	Quality Vehicle Modifier Agreement between Commercial Transportation Manufacturing Corporation and Ford Motor Company, dated as of March 23, 2004. (5)

10.3	Common Stock Purchase Agreement dated May 19, 2004, between the Registrant and Fusion Capital Fund II, LLC.(3)

10.4	Registration Rights Agreement dated May 19, 2004, between the Registrant and Fusion Capital Fund II, LLC.(3)

10.5	Securities Purchase Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd.(4)

10.6	Secured Convertible Term Note of Coach Industries Group, Inc. dated September 29, 2004, in favor of Laurus Master Fund, Ltd. (4)

10.7	Master Security Agreement dated September 29, 2004, among the Registrant, Caribbean Clubs International, Inc., and Laurus Master Fund, Ltd. (4)

10.8	Common Stock Purchase Warrant of the Registrant dated September 29, 2004, in favor of Laurus Master Fund, Ltd.(4)

10.9	Registration Rights Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (4)

10.10	Stock Pledge Agreement dated September 29, 2004, among the Registrant, Caribbean Clubs International, Inc., and Laurus Master Fund, Ltd. (4)

10.11	Subsidiary Guaranty dated September 29, 2004, by Caribbean Clubs International, Inc. in favor of Laurus Master Fund, Ltd. (4)

10.12	Funds Escrow Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (4)

10.13	Escrow Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (4)

10.14	Restricted Account Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (5)

10.15	Letter Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (5)

10.16	Amendment Agreement dated October 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (5)

10.17	Amendment Agreement dated January 14, 2005, between the Registrant and Laurus Master Fund, Ltd. (5)

10.18	Employment Agreement dated September 1, 2004, between the Registrant and Francis J. O’Donnell. (5)

10.19	Loan and Security Agreement dated July 12, 2004, between the Registrant and Sovereign Bank (5)

10.20	Assumption Agreement dated July 12, 2004, between the Registrant and Sovereign Bank (5)

10.21	Master Loan and Security Agreement dated August 20, 2004, between Springfield Coach Industries Corporation, Inc. and Ford Motor Credit Company. (5)

10.22	Master Loan and Security Agreement dated December 16, 2004, between Coach Financial Services, Inc. and New World Lease Funding, LLC. (5)

10.23	Intercreditor Agreement dated January 12, 2005, among Subcontracting Concepts, Inc., North Fork Bank and Laurus Master Fund, Ltd. (5)

23.1	Consent of Independent Registered Certified Public Accountants.

23.2	Consent of Legal Counsel (included in Exhibit 5.1 hereto).

(1)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 27, 2004, and incorporated herein by this reference.

(2)	Previously filed as an exhibit to our Registration Statement on form S-8 filed with the Commission on April 26, 2000, and incorporated herein by this reference.

(3)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Commission on June 3, 2004, and incorporated herein by this reference.

(4)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Commission on October 6, 2004, and incorporated herein by this reference.

(5)	Previously filed as an exhibit to our Registration Statement on Form SB-2 filed with the Commission on January 19, 2005, and incorporated herein by this reference.

UNDERTAKINGS

We hereby undertake to:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.

2.	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5.	In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Cooper City, State of Florida on February 4, 2005.

COACH INDUSTRIES GROUP, INC.

By:	/S/ FRANCIS O’DONNELL
Francis O’Donnell Chief Executive Officer (principal executive officer)

By:	/S/ SUSAN WEISMAN
Susan Weisman Chief Financial Officer (principal financial officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

	Name	Position	Date

By:	/S/ FRANCIS O’DONNELL Francis O’Donnell	Director	February 4, 2005

By:	/S/ SUSAN WEISMAN Susan Weisman	Director	February 4, 2005

By:	/S/ JOHN GORE John Gore	Director	February 4, 2005

By:	/S/ JOSEPH I. EMAS Joseph I. Emas	Director	February 4, 2005

By:	/S/ ROBERT LEFEVBRE Robert Lefevbre	Director	February 4, 2005

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion on Legality.

23.1	Consent of Independent Registered Certified Public Accountants.